Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

Dated as of

February 8, 2021

by and among

A-MARK PRECIOUS METALS, INC.

the other

SHAREHOLDERS

of

JM BULLION, Inc.

and

MICHAEL R. WITTMEYER

in his capacity as the Representative

i

4.3	Title to Shares	44
4.4	Purchase Entirely for Own Account	45
4.5	Disclosure of Information	45
4.6	Investment Experience	45
4.7	Accredited Investor	45
4.8	Restricted Securities	45
ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASER		46
5.1	Existence; Qualification	46
5.2	Authorization and Enforceability	46
5.3	Rollover Shares	46
5.4	Government Approvals	46
5.5	Brokers Fees	46
5.6	Capitalization; Issuance of Rollover Shares	47
5.7	SEC Reports	47
5.8	Financial Statements	47
5.9	Material Changes; Undisclosed Events, Liabilities or Developments	48
5.10	Internal Controls	48
5.11	Compliance with NASDAQ Continued Listing Requirements	48
5.12	No Other Representations or Warranties	49
ARTICLE VI CONDITIONS TO CLOSING		49
6.1	Conditions to the Purchasers Obligation to Close	49
6.2	Conditions to the Sellers Obligation to Close	52
ARTICLE VII COVENANTS		53
7.1	Additional Agreements; Commercially Reasonable Efforts	53
7.2	Public Announcements	54
7.3	Confidentiality	54
7.4	Covenant Not to Compete; Non-solicitation	55
7.5	Conduct of Business Prior to the Closing.	56
7.6	Access to Information	58
7.7	Regulatory and Other Authorizations and Consents; Governmental and Third Party Communications.	59
7.8	Notifications.	60
7.9	Exclusivity	60
7.10	Litigation Support	61
7.11	Pre-Closing Tax Covenants.	61
7.12	Release and Waiver	62
7.13	Purchaser Common Stock Offering	62
7.14	Authorization of the Representative	63
7.15	Employee Retention; Benefits Plans	63
7.16	Board Seats	63
7.17	Director and Officer Indemnification and Insurance	64
7.18	Parachute Payments	65
7.19	Provision of Premium Reports	65
ARTICLE VIII SURVIVAL; INDEMNIFICATION		66
8.1	Survival	66

8.2	Indemnification	66
8.3	Notice of Claims	67
8.4	Third Party Claims	68
8.5	Settlement of Third Party Claims	69
8.6	Direct Claims	69
8.7	Distributions from Escrow	70
8.8	Limitations and Requirements	70
ARTICLE IX TAX MATTERS		72
9.1	Tax Return Filing	72
9.2	Allocation for Straddle Period	73
9.3	Indemnification	73
9.4	Tax Contest	74
9.5	Cooperation	75
9.6	Disputes	75
9.7	Tax Refunds and Credits	76
9.8	Post-Closing Actions	77
9.9	Survival	77
9.10	Character of Payments	77
9.11	Interaction with Article VIII	77
9.12	Voluntary Disclosure Proceedings	77
ARTICLE X TERMINATION		78
10.1	Termination	78
10.2	Effect of Termination	79
10.3	Termination Fee	79
10.4	Certain Acknowledgments	79
ARTICLE XI GENERAL PROVISIONS		80
11.1	Successors and Assigns	80
11.2	Entire Agreement	80
11.3	Notices	80
11.4	Fees and Expenses	81
11.5	Amendment and Waiver	81
11.6	Counterparts	82
11.7	Headings	82
11.8	Disclosure Schedules	82
11.9	Specific Performance	82
11.10	Remedies Cumulative	82
11.11	GOVERNING LAW	83
11.12	Waiver of Jury Trial	83
11.13	Submission to Jurisdiction	83
11.14	No Third Party Beneficiaries	83
11.15	Severability	83
11.16	Time is of Essence; Computation of Time	83
11.17	Construction	84
11.18	Transfer Taxes	84
11.19	Conflict Waiver; Attorney-Client Privilege	84

Exhibits and Schedules

Schedule I – Seller Sold Shares and Consideration

Schedule II – Fixed Assets

Schedule III – Net Tangible Assets

Schedule IV – Minimum Purchaser Common Stock Offering Gross Proceeds and Minimum Purchaser Common Stock Offering Price Per Share

Exhibit A – Form of Michael Wittmeyer Employment Agreement

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of Lock-Up Agreement

Exhibit D – Form of Registration Rights Agreement

Exhibit E – Form of Restricted Stock Cancellation Agreement

Exhibit F – Form of Redemption Agreement

Disclosure Schedules of the Company

Disclosure Schedule of the Purchaser

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 8, 2021, by and among A-Mark Precious Metals, Inc., a Delaware corporation (the “Purchaser”) and the other shareholders of JM Bullion, Inc., a Delaware corporation (including, as the context requires, all Subsidiaries (as hereafter defined) thereof, the “Company”) signatory hereto (collectively, the “Sellers”, and each, a “Seller”), and Michael R. Wittmeyer, an individual, in his capacity as representative of the Sellers, the “Representative”).

RECITALS

WHEREAS, as of the date hereof, the Sellers are the shareholders of, and are the record and beneficial owners of, 79.551249% of the outstanding shares of common stock (including, for the avoidance of doubt all issued and outstanding shares of restricted stock of the Company), par value $0.01 per share (the “Common Stock”), of the Company;

WHEREAS, immediately prior to, and subject to the consummation of, the Closing (as hereafter defined), the Company shall redeem from the Sellers such number of shares of Common Stock to be set forth on Schedule I hereto opposite such Seller’s name under the heading “Redeemed Shares” for the purchase price to be set forth on Schedule I hereto under the heading “Redemption Amount”  (the “Redemption”), pursuant to a redemption agreement, to be dated as of the Closing Date (the “Redemption Agreement”), by and among the Sellers and the Company, substantially in the form attached hereto as Exhibit F;

WHEREAS, immediately following the Redemption and immediately prior to the Closing, the Sellers shall be the shareholders of, and shall be the record and beneficial owners of the number of the outstanding shares (the “Shares”) of Common Stock to be set forth on Schedule I hereto opposite such Seller’s name under the heading “Sold Shares”;

WHEREAS, immediately following the Redemption, the Sellers desire to transfer to the Purchaser, and the Purchaser desires to acquire from the Sellers, all of the Shares of the Company owned by the Sellers, which Shares shall represent all of the issued and outstanding Shares of the Company not already owned by the Purchaser, in exchange for the consideration to be set forth opposite each of the Sellers’ names on Schedule I to this Agreement under the heading “Cash Consideration” and on the terms and conditions provided in this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement in order to effectuate the transactions contemplated by this Agreement and the Related Documents (as hereinafter defined), in each case as provided herein and therein.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto agree as follows:

[Signature Page to Stock Purchase Agreement]

ARTICLE I.

DEFINITIONS; INTERPRETATION

1.1Definitions.  For purposes of this Agreement, the following terms have the indicated meanings:

“Adjustment Escrow Account” means a bank account designated in writing by the Escrow Agent, into which the Adjustment Escrow Amount will be deposited at the Closing.

“Adjustment Escrow Amount” means five hundred thousand dollars ($500,000.00).

“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

“Affiliated Group” means any affiliated group within the meaning of Code §1504 (or any similar group defined under a similar provision of state, local or foreign law).

“Affiliate Transaction” has the meaning set forth in Section 7.5(b)(v).

“Agreement” has the meaning set forth in the preamble.

“Agreement Claims” has the meaning set forth in Section 10.4(a).

“Aggregate Redemption Amount” means the total aggregate consideration to be paid to all of the Sellers pursuant to the Redemption and Redemption Agreement.

“Aggregate Rollover Share Value” means an amount equal to $34,569,450, as adjusted in accordance with Schedule I hereto.

“Another Transaction” means the sale, exchange, lease, pledge, license or other disposition of any of the assets of the Company not in the Ordinary Course of Business, or any sale, merger, pledge, consolidation, public offering, reorganization, dissolution, recapitalization, business combination or similar transaction involving the Company or its Equity Securities (or rights to acquire such Equity Securities), excluding the transactions contemplated hereby and by the Related Documents.

“Anti-Corruption Laws” has the meaning set forth in Section 3.22(iii).

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.23(a).

“Applicable Laws” means, with respect to any matter, each applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, clearance, approval, authorization, grant, concession, franchise, license or written agreement, policy, requirement, and other restriction of any Governmental Authority having jurisdiction over such matter.

“Average Purchaser Trading Price” means $28.96.

“Basket” has the meaning set forth in Section 8.6(a).

“Business” means the business and operations of the Company as conducted, and as proposed by the Company to be conducted, as of the date hereof and at any time between the date hereof and the Closing, including buying, selling, marketing and advertising precious metals products (including gold, silver, copper, platinum and palladium products), whether online or otherwise and wholesale or retail, and related support services.

“Business Day” means any day other than Saturday, Sunday or a day on which banks in New York City, New York or Dallas, Texas are authorized or obligated by law or executive order to close.

“Business Relation” has the meaning set forth in Section 7.4(b).

“Cap” has the meaning set forth in Section 8.6(b).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020.

“Cash and Cash Equivalents” means, as of immediately prior to the Closing, the sum of all cash and cash equivalents of the Company, including the amounts of any received but uncleared checks, drafts and wires issued prior to such time, an amount of required deposits in the Company’s PayPal account equal to $850,000 and all amounts held at ABN AMRO, less the amounts of any outstanding checks or transfers at such time.

“Cash Adjustment Amount” has the meaning set forth in Schedule I.

“Claim” has the meaning set forth in Section 8.3.

“Claim Notice” has the meaning set forth in Section 8.3.

“Claim Undertaking” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Retention Bonuses” has the meaning set forth in Section 7.15.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Credit Line” means that certain Loan Agreement, dated July 22, 2020, between HSBC Bank USA, National Association, and the Company.

“Company Debt” means, as of any date and without duplication, (i) any indebtedness of the Company for borrowed money, including the Company Credit Line and any shareholder loans, (ii) any indebtedness or other Liability of the Company evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which the Company assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness or other Liability guaranteed in any manner by the Company (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized or financing leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company assures a creditor against loss, (vii) any interest rate, swap, currency or other hedging arrangement, including any true sale finance arrangement (in each case, valued at the termination value thereof), (viii)  any indebtedness or other Liability secured by a Lien on the Company’s assets, (ix) any Unpaid Taxes except to the extent that such Taxes were included in Company Expenses, (x) any Taxes imposed under Section 3111(a) or Section 3221(a) of the Code with respect to Pre-Closing Periods that the Company has elected to defer pursuant to Section 2302 of the CARES Act; (xi) any loans incurred under the CARES Act (or any similar state or local Applicable Law), (xii) any obligation of the Company under a synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing (but excluding all operating leases), (xiii) the total Tax Liabilities set forth on Schedule 1.1(d), (xiv) any accrued interest on any of the indebtedness, obligations or liabilities described in clauses (i) through (xiii) above, and (xv) any guarantee of indebtedness of any other Person of the types described in clauses (i) thru (xiv) above. For the avoidance of doubt, Company Debt shall not include any items identified as Company Expenses.

“Company Expenses” means all unpaid fees, expenses, liabilities and other similar amounts arising (without duplication) (1) from the provision of services to the Company or the Sellers prior to the Closing that have been or are expected to be incurred on or prior to the Closing Date and (2) in connection with the process leading to, and the preparation, negotiation and execution of, this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby, including each of the following:  (i) the fees and disbursements of, or other similar amounts charged by, counsel to the Company or the Sellers, (ii) the fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by the Company or the Sellers, including, for the avoidance of doubt, with respect to the 280G analysis in accordance with Section 7.18, (iii) the out-of-pocket expenses, if any, of the Company or the Sellers, (iv) any amounts (plus any associated withholding Taxes or employer’s share of payroll Taxes required to be paid by the Company with respect thereto) which the Company is obligated to pay in connection with its payment of the Closing Retention Bonuses and under any “change of control”, termination, salary continuation, retention, severance or other similar plan, agreement or arrangement, (v) the amount of Transfer Taxes payable by the Company or the Sellers pursuant to Section 11.18, and (vii) any other fee, expense or other similar amount deemed to be a “Company Expense” hereunder, including pursuant to Section 3.25 hereof.  For the avoidance of doubt, fifty percent (50%) of all filing fees payable in connection with the notifications and filings under the HSR Act in connection herewith shall be paid by the Sellers pursuant to and in accordance with Section 7.7(a).

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company Software” has the meaning set forth in Section 3.14(h).

“Contract” means any contract, lease, license, arrangement, understanding, obligation or other agreement (including any amendments and other modifications thereto) (whether written or oral) to which any Person is a party or by which it is bound or by which any of their respective assets or properties are bound.

“Control” and derivatives thereof mean, (i) with respect to any Person whose common equity securities are not publicly traded, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares or other securities, by contract or otherwise, (ii) with respect to any Person whose common equity securities are publicly traded, the record and beneficial ownership of not less than 30% of the issued voting equity securities of such Person and (iii) with respect to any group of investors, the power to direct or cause the direction of investment decisions to be made by such group (including the exercise of any investor or contractual rights to which such group is entitled).

“COVID-19” means “Coronavirus Disease 2019”, “COVID-19”, “COVID-19 virus”, the “coronavirus”, “coronavirus disease” and/or the “novel coronavirus”, and any of their mutations or permutations, and the outbreak, spread, and transmission thereof, efforts to control or limit the spread and transmission thereof, and any other effects or consequences of the foregoing.

“Dallas Distribution Center” means that certain distribution and fulfillment center of the Company located at 8732 N. Royal Lane, Irving, Texas 75063.

“Data Security Requirements” means, collectively, all of the following relating to data collection, dissemination, or other use, privacy, security, continuity, retention, incident response, breach, or breach notification requirements that are applicable to the Company, or to its use of the IT Systems or any Personally Identifiable Information: (i) the Company’s applicable posted privacy, protection, security, continuity, retention, destruction, incident response, data breach, breach notification or data transfer or processing policies; (ii) Applicable Laws, including the California Consumer Privacy Act; and (iii) applicable non-US privacy and data protection laws and regulations, including the General Data Protection Regulation (EU) 2016/679.

“Direct Claim” has the meaning set forth in Section 8.6.

“Disclosing Party” has the meaning set forth in Section 7.2.

“Disclosure Schedules” means the disclosure schedules, dated as of the date hereof, delivered to the Purchaser by the Sellers in connection with this Agreement.  References herein to “Schedules” are to the particular schedules of the Disclosure Schedules.

“Disputed Matters” has the meaning set forth in Section 2.5(b)(iii).

“Employee Benefit Plan” means each “employee benefit plan” (within the meaning of §3(3) of ERISA), whether or not subject to ERISA, and each employment, consulting, independent contractor, bonus, incentive, equity purchase, option or other equity or equity-based, deferred compensation, loan, severance, termination, retention, change of control, collective bargaining or other agreement with any works council or association, profit sharing, pension, retirement, 401(k), vacation, medical or other welfare, disability, fringe benefit and any other employee or retiree benefit or compensation plan, funding mechanism, reimbursement arrangements, agreement, program, policy or other arrangement, whether or not subject to ERISA or written or unwritten or legally binding or not, in each case (i) that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of the Company, or the beneficiaries or dependents of any such individual, or (ii) with respect to which the Company may have any material Liability.

“Employment Agreement” means that certain employment agreement, substantially in the form of Exhibit A hereto, to be entered into by and between the Company and Michael Wittmeyer.

“Encumbrance” means any lien, encumbrance, hypothecation, right of others, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, limitations on voting rights, limitation on rights of ownership, financing statement filed with any Governmental Authority, claim, charge, equities, mortgage, pledge, objection, title defect, retention agreement, option, restrictive covenant, restriction on transfer, right of first offer, right of first refusal, or any comparable interest or right created by or arising under Applicable Law or under any contract, agreement or instrument or otherwise, of any nature whatsoever.

“Engaging in Competition” has the meaning set forth in Section 7.4(a).

“Environmental Requirements” means (a) all environmental standards and policies relating to (i) air emissions, (ii) discharges to surface water or ground water, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes, or (vi) any other environmental, health or safety matters, and (b) all Applicable Laws of any relevant jurisdiction regarding environmental, health and safety matters.

“Equity Securities” means, with respect to any Person, (i) any equity securities, stock, shares, membership interests or other share capital of such Person, (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any equity securities, stock, shares, membership interests or other share capital of such Person or containing any profit participation features with respect to such Person, (iii) any rights or options directly or indirectly to subscribe for or to purchase any equity securities, stock, shares, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any equity securities, stock, shares, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (iv) any share appreciation rights, phantom share rights or other similar rights relating to such Person, or (v) any equity securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, is or would have been at any date of determination occurring within the preceding six years, treated as a single employer within the meaning of Code §414.

“Escrow Account” means the account maintained by the Escrow Agent pursuant to the Escrow Agreement in respect of the Sellers’ obligations under Section 2.5, Articles VIII and IX below.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, substantially in the form of Exhibit B hereto, to be entered into by and among the Purchaser, the Representative and the Escrow Agent.

“Estimated Closing Consideration” has the meaning set forth in Section 2.3.

“Estimated Company Debt” has the meaning set forth in Section 2.4.

“Estimated Company Expenses” has the meaning set forth in Section 2.4.

“Estimated Net Tangible Assets” has the meaning set forth in Section 2.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Group” means, with respect to any natural Person, such Person’s spouse, siblings, ancestors and descendants (whether natural or adopted) and any trust or other entity organized or established solely for the benefit of such Person and/or such Person’s spouse, their respective ancestors and/or descendants.

“Final Closing Consideration” has the meaning set forth in Section 2.5(b)(v).

“Final Company Debt” has the meaning set forth in Section 2.5(b)(v).

“Final Company Expenses” has the meaning set forth in Section 2.5(b)(v).

“Final Net Tangible Assets” has the meaning set forth in Section 2.5(b)(v).

“Financial Statements” means (i) the audited balance sheet of the Company as of December 31, 2018, December 31, 2019 and December 31, 2020 and (ii) the related audited statements of operations and cash flows for the 12-month periods then ended.

“Fixed Assets” means furniture and fixtures, computer equipment, computer software, tenant improvements, and intangibles classified as long term assets on the balance sheet of the Company in accordance with GAAP, in each case, as provided in Schedule II.

“Form S-3 Registration Statement” means a registration statement on Form S-3 filed with the SEC pursuant to the Securities Act for purposes of registering the Purchaser Common Stock Offering, and shall include all pre-effective and post-effective amendments thereto, and any related prospectus or prospectus supplement filed with the SEC pursuant to Rule 424 under the Securities Act, as the context requires.

“Fundamental Company Representations” has the meaning set forth in Section 8.1.

“Fundamental Purchaser Representations” has the meaning set forth in Section 8.1.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means, whether domestic, foreign or international, federal, state, local or tribal, any government or any governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority or instrumentality or any judicial, legislative, fiscal, or administrative body or entity, having jurisdiction over the matter or matters and Person or Persons in question.

“Government Official” means any officer, director, or employee of any Governmental Authority or government-controlled or government-owned entity, or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government, entity or department, agency or instrumentality, or for or on behalf of such public international organization, as well as any political party or official thereof or any candidate for political office.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Identified Tax Matters” has the meaning set forth in Section 9.3.

“Identified Tax Matters Escrow Account” means the account maintained by the Escrow Agent pursuant to the Escrow Agreement in respect of the Sellers’ obligations under Section 9.3(iv) and Section 9.12.

“Identified Tax Matters Escrow Amount” means $794,700.

“Indemnification Escrow Amount” means $4,205,300.

“Indemnified Liabilities” means either the Purchased Indemnified Liabilities or the Seller Indemnified Liabilities, as the case may be.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Insurance Policies” has the meaning set forth in Section 3.21.

“Intellectual Property” means all intellectual property or proprietary rights arising or enforceable under the Applicable Laws of the United States, any other country, jurisdiction, or treaty regime including: (a) patents, patent applications and inventions (whether or not patentable), and all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations thereof; (b) all trademarks, service marks, service names, trade dress, trade names, corporate names, icons, logos, slogans, social media handles or account identifiers, internet domain names, and all other indicia of origin, and all goodwill associated therewith; (c) all copyrights and copyright interests in any works of authorship, moral rights, design rights, and derivative works; (d) all trade secrets, know-how, and confidential or proprietary information including, methods, models, recipes, techniques, processes, financial, business and marketing plans, and customer and supplier lists; (e)  technical and computer data, databases, Software, and all content contained on Internet sites; (f) all registrations, applications, renewals, extensions, restorations and any other recordings with for any of the foregoing; (g) all copies and tangible and intangible forms of any of the foregoing including documentation and other material recording or embodying any of the foregoing; and (f) all other intellectual property and proprietary rights.

“Intellectual Property Licenses” means all (i) licenses granted by the Company to any third party for any Company Intellectual Property, and (ii) licenses granted by any third party to the Company for any Intellectual Property (other than license agreements for “off-the-shelf” generally commercially available Software available on standard terms and conditions).

“Inventory” means any and all inventory of the Company that consists of a quality that is usable and salable in the Ordinary Course of Business of the Company; provided, however, that inventory shall not include any obsolete items and items of non-usable or non-salable quality.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 3.14(e).

“Key Personnel” means Michael R. Wittmeyer, Andreas P. Emmanuel, Bradley H. Berbette, Robert E. Byerley, Jr.; Aloysius Lee and Robert Pacelli.

“knowledge” or “know”, when used with respect to the Company, means the knowledge of each of the Sellers and Robert E. Byerley, Jr., in each case after due reasonable inquiry and investigation.

“Latest Balance Sheet” means the audited balance sheet of the Company as of December 31, 2020.

“Leased Real Property” has the meaning set forth in Section 3.12(a).

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Lock-Up Agreements” means those certain lock-up agreements, substantially in the form of Exhibit C hereto, to be entered into by and between the Purchaser and each of the Sellers.

“Losses” has the meaning set forth in Section 8.2(b).

“Material Adverse Change” or “Material Adverse Effect” means any event, circumstance, transaction, condition, change, occurrence or effect that individually or in the aggregate with all other events, circumstances, conditions, changes, occurrences and effects, has or could reasonably be expected to have a material adverse effect upon (i) the assets, liabilities, Business, financial condition or operating results of the Company, or (ii) the Purchaser’s ability to operate the Business immediately after the Closing in substantially the same manner as operated immediately prior to the Closing, or (iii) that could reasonably be expected to prevent or materially delay or impair the ability of the Company or any of the Sellers to consummate the transactions contemplated by this Agreement and the Related Documents; provided, however, that none of the following events, circumstances, transactions, conditions, changes, occurrences or effects shall be taken into account in determining whether there has been, or could reasonably be expected to be, a Material Adverse Effect: (i) general economic, banking, currency, international tariffs, trade policies, capital market, regulatory, political or labor conditions, (ii) any national or international political conditions, including acts of war, declared or undeclared, armed hostilities, the occurrence of any military or terrorist attack upon the United States, or any of its respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, in each case, occurring after the date hereof, (iii) any natural disasters, including hurricanes, storms tornados, flooding, earthquakes, volcanic eruptions or similar occurrences, or other force majeure events, (iv) general business or economic conditions affecting the industries in which the Company operates, (v) the taking of any action required or permitted by this Agreement or the taking of any action (or failure to take any action) requested by the Purchaser or the announcement or pendency of this Agreement or the transactions contemplated herein (solely to the extent related to the identity of the Purchaser or the Purchaser’s Affiliates), or the taking of any action by the Purchaser with respect to the Company, (vi) any changes in Applicable Law or GAAP or the enforcement or interpretation thereof after the date hereof, (vii) any failure, in and of itself, by the Company to meet financial forecasts, projections or estimates (but, for purposes of clarity, not the underlying cause of such failure), (viii) any fact, event or matter expressly set forth on Schedule 1.1(a) under the heading “Material Adverse Effect” that is reasonably apparent on the face of such disclosure or (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies and any events related thereto, including but not limited to, quarantines, third party vendor shut downs, business shut downs, and travel restrictions; (provided, however, that, with respect to clauses (i), (ii), (iii), (iv), (vi) or (ix), such event, circumstance, transaction, condition, change, occurrence or effect does not have a disproportionately adverse effect on the Company relative to other participants in the industry in which the Company operates).

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Minimum Purchaser Common Stock Offering Gross Proceeds” has the meaning set forth on Schedule IV.

“Minimum Purchaser Common Stock Offering Price Per Share” has the meaning set forth on Schedule IV.

“Net Tangible Assets” means, as of any time, the (a) sum of Cash and Cash Equivalents (after giving effect to the Redemption) and Inventory plus (b) accounts receivable, security deposits, pre-paid and deferred expenses and undeposited funds minus (c) sum of all Liabilities of the Company (excluding any Company Debt and Company Expenses), in each case, determined in accordance with GAAP, as provided in Schedule III. For purposes of calculating Net Tangible Assets, Inventory shall be valued at the agreed upon COMEX listing price set forth at the following:

(i) for gold:  https://www.nasdaq.com/market-activity/commodities/gc%3Acmx

(ii) for silver:  https://www.nasdaq.com/market-activity/commodities/si%3Acmx

(iii) for platinum: https://www.nasdaq.com/market-activity/commodities/pl%3Anmx

(iv) for palladium: https://www.nasdaq.com/market-activity/commodities/pa%3Anmx as of the applicable date, plus the actual premium paid by the Company, at cost, for such Inventory. For this purpose, Inventory shall also include the actual premium paid by the Company, at cost, for all Inventory sold to the Purchaser subject to an agreement to repurchase.  For the avoidance of doubt, Net Tangible Assets shall not include any Fixed Assets.

“Non-competition Term” has the meaning set forth in Section 7.4(c).

“Non-Disclosure Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of December 7, 2020, by and between the Company and the Purchaser.

“Open Source Software” means any Software that is distributed pursuant to an “open source” or “public library” license, including any version of any Software licensed pursuant to any “general public license” (including AGPL), or other such license generally understood to be a “copyleft” or “restrictive” open source license.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or arbitrator.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past practice (including with respect to quantity, quality and frequency).

“Organizational Documents” means, with respect to any Person, to the extent applicable, the memorandum of association, articles of association, articles of incorporation or formation, certificate of incorporation or formation, bylaws and any charter, partnership agreements, operating agreements, shareholders agreements, joint venture agreements, trust agreements or other organizational documents, if any, of such Person and any amendments thereof.

“Other Parties” has the meaning set forth in Section 7.2.

“Percentage” means, with respect to each Seller, the percentage set forth opposite the name of such Seller on Schedule I.

“Permit(s)” means all franchises, permits, licenses, authorizations, approvals, clearances, filings, certifications or other consents required to be obtained from Governmental Authority.

“Permitted Encumbrances” means (i) purchase money security interests in supplies and equipment, (ii) precautionary Encumbrances filed by lessors with respect to leased equipment, (iii) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP (if required under GAAP), (iv) mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the Ordinary Course of Business for amounts that are not yet due and payable or are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP (if required under GAAP), (v) those items expressly set forth in Schedule 1.1(b), and (vi) Encumbrances which are not, individually or in the aggregate, substantial in amount, are complied with in all material respects and do not, individually or in the aggregate, materially detract from the value of the property subject thereto and do not, individually or in the aggregate, materially impair the use of the property subject thereto or the operation of the Business.

“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or other entity.

“PII” has the meaning set forth in Section 3.14(f).

“Pre-Closing Periods” has the meaning set forth in Section 9.1(a).

“Purchaser Common Stock” means the common stock of the Purchaser, par value $0.01 per share.

“Purchaser Common Stock Offering” means the offering and sale of Purchaser Common Stock registered pursuant to the Form S-3 Registration Statement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Purchaser Indemnified Liabilities” has the meaning set forth in Section 8.2(a).

“Purchaser Material Adverse Change” or “Purchaser Material Adverse Effect” means any event, circumstance, transaction, condition, change, occurrence or effect that individually or in the aggregate with all other events, circumstances, conditions, changes, occurrences and effects, has or could reasonably be expected to have a material adverse effect upon (i) the assets, liabilities, business, financial condition or operating results of the Purchaser or (ii) that could reasonably be expected to prevent or materially delay or impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement and the Related Documents; provided, however, that none of the following events, circumstances, transactions, conditions, changes, occurrences or effects shall be taken into account in determining whether there has been, or could reasonably be expected to be, a Purchaser Material Adverse Effect: (i) general economic, banking, currency, international tariffs, trade policies, capital market, regulatory, political or labor conditions, (ii) any national or international political conditions, including acts of war, declared or undeclared, armed hostilities, the occurrence of any military or terrorist attack upon the United States, or any of its respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, in each case, occurring after the date hereof, (iii) any natural disasters, including hurricanes, storms tornados, flooding, earthquakes, volcanic eruptions or similar occurrences, or other force majeure events, (iv) general business or economic conditions affecting the industries in which the Purchaser operates, (v) the taking of any action required or permitted by this Agreement or the taking of any action (or failure to take any action) requested by the Sellers or the announcement or pendency of this Agreement or the transactions contemplated herein (solely to the extent related to the identity of the Seller, the Company or any of their respective Affiliates), (vi) any changes in Applicable Law or GAAP or the enforcement or interpretation thereof after the date hereof, (vii) any failure, in and of itself, by the Purchaser to meet financial forecasts, projections or estimates (but, for purposes of clarity, not the underlying cause of such failure), (viii) any fact, event or matter expressly set forth on Schedule 1.1(c) under the heading “Purchaser Material Adverse Effect” that is reasonably apparent on the face of such disclosure or (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies and any events related thereto, including but not limited to, quarantines, third party vendor shut downs, business shut downs, and travel restrictions; (provided, however, that, with respect to clauses (i), (ii), (iii), (iv), (vi) or (ix), such event, circumstance, transaction, condition, change, occurrence or effect does not have a disproportionately adverse effect on the Purchaser relative to other participants in the industry in which the Purchaser operates).

“Purchase Price” means the sum of (i) the cash portion of the Final Closing Consideration and (ii) the Aggregate Rollover Share Value.

“Purchaser” has the meaning set forth in the preamble.

“Real Property Leases” has the meaning set forth in Section 3.12(a).

“Redemption” has the meaning set forth in the recitals.

“Redemption Agreement” has the meaning set forth in the recitals.

“Registration Rights Agreement” means that certain registration rights agreement, substantially in the form of Exhibit D hereto, to be entered into by and among the Purchaser and certain of the Sellers.

“Related Documents” means all documents and instruments to be executed or adopted by the parties hereto in connection with transactions contemplated by this Agreement, including the Escrow Agreement, the Employment Agreement, each of the Lock-Up Agreements, the Registration Rights Agreement, the Restricted Stock Cancellation Agreement and the Redemption Agreement.

“Related Person” means, with respect to a specified Person:

(a)any Person that is an Affiliate or, in the case of a natural Person, a Family Group member of such specified Person;

(b)any Person that holds a Material Interest in such specified Person;

(c)each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)any Person in which such specified Person holds a Material Interest; or

(e)any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Repaid Indebtedness” has the meaning set forth in Section 2.3.

“Representative” has the meaning set forth in the preamble.

“Restricted Cash” means (i) any cash designated as restricted cash on the consolidated balance sheet of the applicable Person, (ii) any cash held as collateral in respect of obligations to any other Person and (iii) any other cash that is subject to any legal or contractual restriction on the ability to freely transfer or use such cash and/or is not capable of being spent, distributed, loaned or released by the applicable Person without deductions, withholdings or additional cost, including any cash securing rent, security and similar deposits (but only to the extent of such restrictions, deductions, withholdings or additional cost).

“Restricted Person” means any Person that is: (a) listed on, or owned or controlled, directly or indirectly, by a Person listed on, a Sanctions List; (b) a government of a Sanctioned Country; (c) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country; (d) resident or located in, operating from, or organized under the Applicable Laws of, a Sanctioned Country; or (e) otherwise a target of Sanctions.

“Restricted Stock Cancellation Agreement” means that certain restricted stock cancellation agreement, substantially in the form of Exhibit E hereto, to be entered into by and among the Company and Bradley Berbette.

“Review Period” has the meaning set forth in Section 2.5(b).

“Revised Company Debt” has the meaning set forth in Section 2.5(a).

“Revised Company Expenses” has the meaning set forth in Section 2.5(a).

“Revised Net Tangible Assets” has the meaning set forth in Section 2.5(a).

“Rollover Shares” has the meaning set forth in Section 2.1.

“Sanctioned Country” means any country or other territory that is, or whose government is, the subject of comprehensive Sanctions generally prohibiting dealings with such country or territory.

“Sanctions” means economic or financial sanctions or trade embargoes and restrictions administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States or any other Governmental Authority with jurisdiction over the Company and the governmental institutions of any of the foregoing, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, the U.S. Department of State and any other agency of the U.S. government.

“Sanctions List” means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“SEC” has the meaning set forth in Section 4.7.

“SEC Reports” has the meaning set forth in Section 5.7.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Seller Indemnified Liabilities” has the meaning set forth in Section 8.2(b).

“Sellers” has the meaning set forth in the preamble.

“Settlement Arbitrator” has the meaning set forth in Section 2.5(b)(iii).

“Shares” has the meaning set forth in the recitals.

“Software” means (i) computer programs, applications and code, including any and all system software, mobile apps, software provided for access or use in a “hosted” or “SaaS” basis, scripts, routines, screens, user interfaces, report formats, software implementations of algorithms, models and methodologies, whether in source code, object code, or other form, (ii) data, databases and compilations of data, including libraries and collections of data, whether machine readable or otherwise, and (iii) the technology supporting, and the contents and audiovisual displays of, any website(s).

“Statement of Objections” has the meaning set forth in Section 2.5(b)(i).

“Straddle Period” has the meaning set forth in Section 9.2.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person.  For purposes hereof, a Person shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person, directly or indirectly, is allocated a majority of partnership, limited liability company, association or other business entity gains or losses, or is or controls the general partner, manger, board of managers or Persons performing similar functions of such partnership, limited liability company association or other business entity.

“Target Net Tangible Assets” means $15,000,000.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, equity securities, franchise, profits, withholding, social security (or similar), ad valorem, fuel, unemployment, disability, real property, personal property, abandoned property or escheat, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, charge, levy or other assessment of any kind whatsoever, in each case in the nature of a tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Contest” has the meaning set forth in Section 9.4(a).

“Tax Returns” means any return, declaration, report, election, notice, filing, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the administration, collection, or the imposition of any Tax.

“Termination Fee” has the meaning set forth in Section 10.3.

“Third Party Claim” has the meaning set forth in Section 8.4.

“Transaction Tax Deductions” means, without duplication, any loss or expense that is deductible by the Company for income Tax purposes and results from or is attributable to (a) Company Expenses; (b) transaction costs (other than Company Expenses) of the Company arising from, incurred in connection with, or incident to this Agreement and the transactions contemplated hereby that were paid on or prior to the Closing Date or included in the computation of the Net Tangible Assets or Company Debt; (c) bonuses, change in control payments, severance payments, retention payments, or similar payments made by the Company in connection with or as a direct or indirect result of the consummation of the transactions contemplated by this Agreement which payments were made at or before the Closing Date or included in the computation of the Net Tangible Assets or Company Debt; and (d) fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees) incurred by the Company, and any unamortized deferred financing costs, with respect to the payment of Company Debt in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 11.18.

“Unpaid Taxes” shall mean any accrued and unpaid Taxes of the Company for all taxable periods or portions thereof ending on or before the Closing Date that are due for the first time after the Closing Date, determined after giving effect to the transactions contemplated in this Agreement; provided that Unpaid Taxes shall not include any Taxes for matters set forth on Schedule 1.1(d).

“Voluntary Disclosure Proceeding” has the meaning set forth in Section 9.12.

1.2Interpretation; Usage.  In this Agreement, unless a clear contrary intention appears:  (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iv) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision; (v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) references to “$” shall be references to United States dollars; (viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (ix) references to the Company shall be deemed to include references to any Subsidiary of the Company as the context requires.

ARTICLE II.

PURCHASE AND SALE OF SHARES; THE CLOSING

2.1Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing, each Seller agrees to transfer, sell and convey to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from each Seller, those Shares, free and clear of all Encumbrances, to be set forth opposite such Seller’s name on Schedule I under the heading “Sold Shares” for (i) the payment by the Purchaser to such Seller of the cash consideration set forth opposite such Seller’s name on Schedule I under the heading “Cash Consideration”, and (ii) the issuance by the Purchaser to such Seller of the number of shares of Purchaser Common Stock set forth opposite such Seller’s name on Schedule I under the heading “Rollover Shares” (with respect to each such Seller, such Seller’s “Rollover Shares”).

2.2The Closing.  The closing of the transactions contemplated by this Agreement shall take place remotely via the exchange of documents and signatures not later than one Business Day following the satisfaction (other than any conditions to be satisfied at the Closing) or waiver of all conditions set forth in Article VI, provided that this Agreement has not been terminated in accordance with Section 10.1, or at such other time and place as the Parties agree upon, orally or in writing (the “Closing”). The date of the Closing is referred to as the “Closing Date”.

2.3Actions at Closing.  At the Closing:

(i)the Sellers and/or the Representative (as applicable) will deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 6.1(a) below;

(ii)the Purchaser will deliver to: (I) the Representative, the various certificates, instruments, and documents referred to in Section 6.2(a) below; (II) the Sellers, an aggregate amount of cash, to be allocated among the Sellers as set forth in Schedule I hereto under the headings “Cash Consideration” and “Cash Adjustment Amount, equal to: (x) $103,708,350 minus the product of the Aggregate Redemption Amount multiplied by 0.20531575, minus (y) the sum of (A) the Adjustment Escrow Amount plus the Indemnification Escrow Amount plus the Identified Tax Matters Escrow Amount, plus (B) 79.468425% of the Estimated Company Expenses (other than such expenses set forth in clause (iv) of the definition of Company Expenses), 100% of the Estimated Transaction Expenses set forth in clause (iv) of the definition of Company Expenses, in each case as of the Closing Date and as determined in accordance with Section 2.4 below and subject to adjustment following the Closing Date in accordance with Section 2.5 below, plus (C) 79.468425% of the Estimated Company Debt as of the Closing Date, in each case, as determined in accordance with Section 2.4 below and subject to adjustment following the Closing Date in accordance with Section 2.5 below, plus

(D) 79.468425% of the excess (if any) of Target Net Tangible Assets over Estimated Net Tangible Assets, minus (E) 79.468425% of the excess (if any) of the Estimated Net Tangible Assets over the Target Net Tangible Assets, plus (z) the Cash Adjustment Amount to be set forth in Schedule I hereto; (III) the Escrow Agent, the Adjustment Escrow Amount, the Indemnification Escrow Amount and the Identified Tax Matters Escrow Amount; (IV) the Persons and in the amounts set forth on the certificate delivered pursuant to the first sentence of Section 2.4, payment of the Estimated Company Expenses (other than the Closing Retention Bonuses) and the portion of the Estimated Company Debt constituting indebtedness of the Company for borrowed money (including, for the avoidance of doubt, the aggregate principal amount and accrued and unpaid interest with respect to the Company Credit Line) (collectively, (the “Repaid Indebtedness”); and (V) the Company an amount equal to the aggregate amount of the Closing Retention Bonuses to be paid by the Company immediately following the Closing to the applicable recipients as set forth in Section 2.3(v) below;

(iii) the Purchaser will deliver to each Seller evidence of such Seller’s Rollover Shares in book-entry form (and/or certificates representing such Rollover Shares, at each Seller’s election); ((x) the sum of the amounts in (ii)(II) through (V) plus  (y) the Aggregate Rollover Share Value, the “Estimated Closing Consideration”); and

(iv)The cash portion of the Estimated Closing Consideration shall be paid by wire transfer of immediately-available funds to the respective bank accounts set forth in writing by the Sellers, to be provided to the Purchaser no later than five (5) Business Days prior to the Closing Date.

(v)Immediately following the Closing, the Company shall pay each Closing Retention Bonus to the applicable recipient of such Closing Retention Bonus through the Company’s payroll and any applicable Tax deductions or withholdings required under applicable Law shall be deducted from the payment of each such Closing Retention Bonus.

2.4Pre-Closing.  No later than five (5) Business Days prior to the Closing Date, the Representative shall prepare in good faith and deliver to the Purchaser for the Purchaser’s review and approval, a certificate signed by the Representative attaching a statement setting forth (i) the aggregate estimated Company Expenses (the “Estimated Company Expenses”), (ii) the aggregate estimated Net Tangible Assets of the Company as of immediately prior to the Closing (the “Estimated Net Tangible Assets”) and (iii) the aggregate estimated Company Debt outstanding as of immediately prior to the Closing (the “Estimated Company Debt”), in each case, prepared and calculated in a manner consistent with the applicable definitions contained in this Agreement, Schedule II and Schedule III and together with reasonably detailed supporting information with respect to the calculations thereof.

2.5Post-Closing Adjustments.

(a)Within ninety (90) days following the Closing, the Purchaser shall prepare, or cause to be prepared, and deliver to the Representative an unaudited consolidated balance sheet of the Company (the “Closing Balance Sheet”) prepared as of immediately prior to the Closing, and a statement showing (i) the actual Company Expenses (whether payable prior to or following the Closing Date) (the “Revised Company Expenses”), (ii) the actual Net Tangible Assets of the Company as of immediately prior to the Closing (the “Revised Net Tangible Assets”) and (iii) the actual Company Debt outstanding as of immediately prior to the Closing (the “Revised Company Debt”), in each case, prepared and calculated in a manner consistent with the applicable definitions contained in this Agreement, Schedule II and Schedule III and together with reasonably detailed supporting information with respect to the calculations thereof.

(b)(i)  Upon receipt of the Closing Balance Sheet, the Representative shall have sixty (60) days ending at 5:00 p.m. EST on such sixtieth (60th) day (the “Review Period”) to review such Closing Balance Sheet and related computations of the Revised Company Expenses, Revised Net Tangible Assets and Revised Company Debt.  During the Review Period, the Representative and his agents and representatives shall be permitted to review the books and records of the Company that relate to the preparation of the Closing Balance Sheet and determination of the Revised Company Expenses, Revised Net Tangible Assets and Revised Company Debt, in each case as reasonably necessary and at reasonable times and upon reasonable notice.  If the Representative has accepted such Closing Balance Sheet in writing or has not given written notice to the Purchaser setting forth in reasonable detail any objection of the Representative (including the nature and dollar amount of each such objection) to such Closing Balance Sheet (a “Statement of Objections”) prior to the expiration of the Review Period, then such Closing Balance Sheet shall be final and binding upon the parties, and the Revised Company Expenses, Revised Net Tangible Assets and Revised Company Debt shall be deemed the Final Company Expenses, Final Net Tangible Assets and Final Company Debt.  In addition, to the extent any portion of the Closing Balance Sheet or the calculation of the Revised Company Expenses or Revised Net Tangible Assets shall not be expressly objected to in the Statement of Objections, such matters shall be deemed to have been accepted and approved by the Representative and shall be final and binding upon the parties for purposes hereof.

(ii)In the event that the Representative delivers a Statement of Objections prior to the end of the Review Period, the Purchaser and the Representative shall use their reasonable efforts to agree on the Final Company Expenses, Final Net Tangible Assets and/or Final Company Debt, as applicable, within thirty (30) days following the receipt by the Purchaser of the Statement of Objections.  Following the delivery of a Statement of Objections, the Purchaser and its representatives shall be permitted to review the Representative’s work papers relating to the Statement of Objections.

(iii)If the parties are unable to reach an agreement as to such amounts within such 30-day period, then the disputed matters (the “Disputed Matters”) shall be submitted (provided that the parties may not change their positions regarding the Disputed Matters when submitted to the Settlement Arbitrator (as defined below) from the positions established in the communications referenced above) to a nationally recognized reputable third-party accounting firm mutually agreed upon by the Purchaser and the Representative, who has not performed any work for the Purchaser or the Company within the prior 2 years (such firm, the “Settlement Arbitrator”), who shall resolve the Disputed Matters (and only such matters) and adjust the Closing Balance Sheet to reflect such resolution and establish the Final Company Expenses, Final Net Tangible Assets and/or Final Company Debt, as applicable.

(iv)The parties will cooperate with the Settlement Arbitrator during the term of its engagement.  Notwithstanding anything set forth in this Section 2.5(b) to the contrary, the scope of any Disputed Matters to be resolved by the Settlement Arbitrator pursuant to this Section 2.5(b) shall be limited to the consideration of such items and amounts in the Closing Date Balance Sheet to which the Representative has objected and which the Purchaser and the Representative are unable to resolve.  In resolving any item of dispute, the Settlement Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either the Purchaser or the Representative or less than the smallest value for such item claimed by either such party.  After affording the Purchaser and its representatives and the Representative and its representatives the opportunity to present their positions as to the Disputed Matters (which opportunity shall not extend for more than fifteen (15) days), the Settlement Arbitrator shall resolve all Disputed Matters in writing on the basis of the standards and guidelines set forth in this Agreement and Schedules II and III.  The parties will instruct the Settlement Arbitrator to make such determination within thirty (30) days (or as soon as practicable thereafter if the Settlement Arbitrator notifies the parties that it requires additional time to make such determination) following the submission of the Disputed Matters to the Settlement Arbitrator for resolution, and such determination shall be final and binding upon the Purchaser and the Representative.

(v)The Closing Balance Sheet and the determination of the Final Company Expenses, the Final Net Tangible Assets and the Final Company Debt shall become final and binding on the parties either (A) upon expiration of the Review Period if no Statement of Objection is given, (B) as agreed by the Purchaser and the Representative or (C) on the date the Settlement Arbitrator delivers its final resolution in writing to the parties.  The fees, costs and expenses of the Settlement Arbitrator in connection with any such determination shall be allocated between the Purchaser, on the one hand, and the Representative (on behalf of the Sellers), on the other hand, based upon the percentage which the portion of the aggregate contested amount not awarded to each party bears to the aggregate amount actually contested by such party.  Otherwise, the Purchaser and the Representative (on behalf of the Sellers) shall each pay their own costs in connection with the determinations made pursuant to this Section 2.5, including the fees and expenses of their respective attorneys and accountants, if any.  The “Final Company Expenses” shall be the Company Expenses as finally determined pursuant to this Section 2.5, the “Final Net Tangible Assets” shall be the Net Tangible Assets as finally determined pursuant to this Section 2.5 and the “Final Company Debt” shall be the Company Debt as finally determined pursuant to this Section 2.5.  Following the determination of Final Company Expenses, Final Net Tangible Assets and Final Company Debt, the closing consideration shall be recalculated substituting the Final Company Expenses for the Estimated Company Expenses, the Final Net Tangible Assets for Estimated Net Tangible Assets and the Final Company Debt for the Estimated Company Debt (such recalculated amount, the “Final Closing Consideration”).

(c)Payments to the Purchaser.  If the Final Closing Consideration calculated pursuant to Section 2.5(b)(v) is less than the Estimated Closing Consideration, (i)(A) the Purchaser and the Representative shall, within two (2) Business Days after the determination of the Final Closing Consideration, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Purchaser a portion of the Adjustment Escrow Amount from the Adjustment Escrow Account equal to such excess amount, up to a maximum aggregate amount equal to the Adjustment Escrow Amount, and, (B) to the extent that the difference between the Final Closing Consideration and the Estimated Closing Consideration is greater than the Adjustment Escrow Amount, then at the Purchaser’s election, either (x) the Sellers, severally based on their respective Percentage, shall pay any balance to the Purchaser in cash by wire transfer of immediately available funds to an account designated in writing to the Representative by the Purchaser or (y) the Purchaser and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Purchaser a portion of the Indemnification Escrow Amount from the Escrow Account equal to such excess, and, (ii) if applicable, release to the Representative (to the account designated by the Representative in the Escrow Agreement) the balance remaining (if any) in the Adjustment Escrow Account (after any payment made to the Purchaser from the Adjustment Escrow Account pursuant to clause (i)).

(d)Payments by the Purchaser.  If the Final Closing Consideration calculated pursuant to Section 2.5(b)(v) is greater than the Estimated Closing Consideration, the (i) Purchaser shall, within two (2) Business Days after determination of the Final Closing Consideration, deliver to the Representative cash in the amount of such excess (after deducting the aggregate amount of any fees, costs and expenses of the Settlement Arbitrator that are payable by the Sellers pursuant to Section 2.5(b) above; provided, that the Purchaser shall concurrently pay the full amount owed to the Settlement Arbitrator), and (ii) the Purchaser and the Representative shall, within two (2) Business Days after the determination of the Final Closing Consideration, jointly instruct the Escrow Agent in writing to release to the Representative the entire balance of the Adjustment Escrow Account (to the account designated by the Representative in the Escrow Agreement).

(e)Any cash payment made pursuant to Sections 2.5(c) or 2.5(d) above shall be made by wire transfer of immediately-available funds to the bank account(s) set forth in writing by the intended recipient(s) of such funds.

(f)All payments required pursuant to Section 2.5(c) or Section 2.5(d) will be deemed to be adjustments to the Purchase Price.

2.6Tax Treatment.  The Parties agree for federal, and applicable state and local, Tax purposes, that Purchaser’s purchase of the Sold Shares and the transfer of the Rollover Shares shall be treated as a taxable sale pursuant to Code §1001.  The Parties shall report these transactions consistent with the preceding sentence and shall not take any position inconsistent with such treatment unless otherwise required by Applicable Law.  The Sellers and the Purchaser, upon the other’s request, shall provide the other with all information that either of them may be required to report the purchase of all interests in Company in the manner described in this Section 2.6.

2.7Withholding.  The Purchaser or any other applicable payor shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement such amounts as may be required to be deducted and withheld under Applicable Laws; provided that before making any deduction or withholding pursuant to this Section 2.7, Purchaser or the applicable payor shall give reasonable advance notice to the Person in respect of whom such deduction or withholding will be made, provide such Person reasonable opportunity to provide any forms or other documentation, and reasonably cooperate with such Person to reduce or eliminate any amounts that would otherwise be deductible or withheld to the extent permitted by Applicable Laws.  To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller or any other applicable recipient in respect of which such deduction and withholding was made by Purchaser or any other applicable payor.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Each Seller hereby, jointly and severally, represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, except as set forth on the Disclosure Schedules, as follows:

3.1Existence; Qualification.  The Company is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to conduct its business and own and operate its properties as now conducted, owned and operated.  The copies of the Organizational Documents of the Company provided to the Purchaser prior to the date hereof are true, correct and complete copies of such documents.  The Company is registered, licensed, qualified as a foreign entity or otherwise qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.2Subsidiaries.  Except as set forth on Schedule 3.2, the Company does not have any direct or indirect Subsidiaries nor owns any Equity Securities of any Person.

3.3Authorization and Enforceability; Non-Contravention.

(a)The execution and delivery of this Agreement and the performance of the respective obligations hereunder will not violate any provision of the Organizational Documents of the Company, or of any Applicable Law, regulation, order, judgment or decree, or result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any material agreement, instrument or understanding to which the Company is a party or by which the Company is bound, except where the violation, breach, conflict, default, acceleration or failure to give notice would not be material to the Company.

(b)No consent of or filing with any Governmental Authority or third Person is required to be obtained or filed by the Sellers or the Company in connection with the execution and delivery of this Agreement, or the Related Documents to which the Company is a party, or the performance of the respective obligations hereunder or thereunder of the parties thereto, except for such filings as may be required under the HSR Act and such consents or filings the failure of which to obtain or make, in the aggregate, would not be material to the Company.

3.4Capitalization of the Company.  As of immediately prior to the Redemption, the authorized and issued equity capital of the Company consists solely of 27,454 shares of Common Stock, representing 100% of the authorized, issued and outstanding Equity Securities of the Company, all of which, except those owned by the Purchaser, are issued to the applicable Sellers and in the amounts set forth in Schedule 3.4. All of such issued and outstanding shares of Common Stock of the Company are validly issued, fully paid and free and clear of Taxes, charges, Encumbrances and preemptive rights, and have been issued in compliance with all Applicable Laws.  As of immediately following the Redemption and the consummation of the transactions contemplated by the Restricted Stock Cancellation Agreement, and immediately prior to the Closing, and excluding the shares of Common Stock owned by the Purchaser, the issued and outstanding equity capital of the Company shall consist solely of such number of shares of Common Stock to be listed on Schedule I under the heading “Sold Shares”, representing 100% of the authorized, issued and outstanding Equity Securities of the Company, except those owned by the Purchaser. The Company has not granted or issued any options, convertible securities, warrants, phantom equity, equity appreciation rights, Encumbrances, anti-dilution provisions or commitments of any character relating to any of its equity other than as contemplated by this Agreement or the Related Documents, and no Person (other than the Company pursuant to the Redemption Agreement) has any right to purchase or acquire any such equity. Other than that certain Stockholders’ Agreement dated as of June 20, 2014, as may be amended from time to time, by and among the Company and the stockholders party thereto, there is no voting trust, voting agreement, proxy or other agreement or understanding to which the Company is a party with respect to the voting of the Equity Securities of the Company. Immediately following the Closing, the Purchaser shall be the owner of 100% of the authorized, issued and outstanding Equity Securities of the Company.

3.5Financial Condition.

(a)The Financial Statements set forth on Schedule 3.5 (together with the notes thereto, as applicable), (i) are true, correct and complete in all material respects, (ii) were prepared in accordance with the books and records of the Company on a consolidated basis (which books and records are correct and complete in all material respects) and (iii) fairly and accurately present the financial condition, results of operations, cash flows and changes in financial position of the Company on a consolidated basis as of the dates and for the periods indicated, in each case in accordance with GAAP, consistently applied throughout such Financial Statements and the periods covered thereby in accordance with the past custom and practice of the Company.

(b)The internal management and accounting practices and controls of the Company are adequate to ensure compliance with all Applicable Laws in all material respects. Without limiting the foregoing, the Company makes and keeps books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii)  transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets; (iii)  access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6Absence of Certain Changes.

(a)Since the date of the Latest Balance Sheet, the Company has not:

(i)incurred any Liabilities other than current Liabilities incurred, or obligations under contracts entered into, in the Ordinary Course of Business and for individual amounts not greater than $100,000;

(ii)paid, discharged or satisfied any Encumbrance or Liability, other than any Encumbrance or Liability (A) reflected or reserved against on the Latest Balance Sheet and paid, discharged or satisfied in the Ordinary Course of Business since the date of the Latest Balance Sheet or (B) incurred and paid, discharged or satisfied since the date of the Latest Balance Sheet, in each case in the Ordinary Course of Business;

(iii)sold, leased, assigned, licensed, abandoned, transferred or otherwise disposed of any of its assets, tangible or intangible (other than sales of inventory in the Ordinary Course of Business and use of supplies in the Ordinary Course of Business);

(iv)permitted any of its assets, tangible or intangible, including, without limitation, the Real Property Leases (as hereinafter defined), to become subject to any Encumbrance (other than any Permitted Encumbrance);

(v)written off as uncollectible, canceled, waived or released any accounts receivable, right, claim or other amount owed to it other than (A) in the Ordinary Course of Business or (B) having an individual value (not in the aggregate) not greater than $100,000 or an aggregate value not greater than $250,000;

(vi)terminated or amended or suffered the termination or amendment of, other than in the Ordinary Course of Business, or failed to perform in any material respect any of its obligations or suffered or permitted any material default to exist under, any material agreement, license or permit;

(vii)suffered any damage, destruction or loss of tangible property (whether or not covered by insurance) which in the aggregate exceeds $100,000;

(viii)made any loans to any employee, independent contractor, officer, director, or individual shareholder;

(ix)paid any amount to or entered into any agreement, arrangement or transaction with any Affiliate (including their officers, directors and employees) or any Related Person of such Affiliate

(x)declared, set aside, or paid any dividend or distribution with respect to its Shares or redeemed, purchased or otherwise acquired any of its Shares;

(xi)recognized any union, negotiated or entered into any collective bargaining agreement or similar agreement, written or oral, or modified the terms of any such existing contract or agreement, been appraised of or opposed any union organizing campaign, settled any material grievances or unfair labor practice charges, filed any unfair labor practice charges, or otherwise taken an action similar to the foregoing;

(xii)except in the Ordinary Course of Business and in connection with the Company’s annual renewal of each Employee Benefit Plan as of January 1, 2021, adopted, amended, modified or terminated, any Employee Benefit Plan, or accelerated the payment or vesting of amounts or benefits or amounts payable or to become payable under any Employee Benefit Plan, or failed to make any required contribution to any Employee Benefit Plan, in each case, except as required under the terms of the Employee Benefit Plan or Applicable Law;

(xiii)granted any material increase in the compensation or benefits of any current or former director, officer, employee or independent contractor of a Company, in each case, other than in the Ordinary Course of Business, or extended any offers of employment to, or hired, any potential directors, officers, employees or independent contractors with annual salaries or fees in excess of $100,000, or terminate any such existing relationships;

(xiv)made any material change in accounting, cash management, sales incentive or tax reporting practices;

(xv)except as expressly contemplated herein, granted or issued or amended any notes, bonds or other debt securities or any Shares or other Equity Securities or any securities convertible, exchangeable or exercisable into any Shares or other Equity Securities;

(xvi)except in the Ordinary Course of Business or in relation to the Company’s completion of construction of the Dallas Distribution Center, made capital expenditures or commitments therefor that aggregate in excess of $100,000;

(xvii)made any charitable contributions or pledges in excess of $100,000;

(xviii)acquired any business, or business unit or assets of any Person;

(xix)made any investment in any Person or taken steps to incorporate or form any Subsidiary;

(xx)amended its Organizational Documents;

(xxi)suffered or caused any other occurrence, event or transaction which could have or could reasonably be expected to have a Material Adverse Effect; or

(xxii)agreed, in writing or otherwise, to any of the foregoing.

(b)Since the date of the Latest Balance Sheet, there has been no Material Adverse Change.

3.7Litigation.  Except as set forth on Schedule 3.7, no claim, suit, proceeding or investigation is pending or, to the Company’s knowledge, threatened (i) against or affecting the Company or any officer or director thereof, relating to their activities with the Company or (ii) which could reasonably be expected to have a Material Adverse Effect on the Company.

3.8Permits, Compliance with Law, Other Agreements, Etc.

(a)The Company has all material Permits, and other rights to allow it to lawfully conduct its business in all material respects, and is not subject to any Order of any Governmental Authority and, to the Company’s knowledge, is not in violation of any Applicable Law of any Governmental Authority, not in breach or default in any material respect, nor has the Company received any notice of any claim of breach or default in any material respect, with respect to any such Permits, and is not in violation of the provisions of any material contract or agreement to which it is a party or by which it is bound, and neither this Agreement nor the Related Documents to which the Company is a party nor the transactions contemplated hereby or thereby will result in any such violation.  All such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. Except for state and local sales tax licenses or registrations issued to the Company, which could be subject to cancellation, termination or revocation, none of such Permits will be adversely affected by consummation of the transactions contemplated hereby.

(b)No member, shareholder, director, officer, employee or former employee of the Company, or any other person, firm or corporation, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Company owns, possesses or uses in the operation of the business as now or previously conducted.  The Business has been conducted, and is currently being conducted, in compliance with all Applicable Laws.

(c)The Company has not received any notice or any other communication in any form from any Governmental Authority, which states or alleges that the conduct or operation of its business, or any activity concerning such business, is in violation of any Applicable Law.

3.9No Undisclosed Liabilities.  Except as set forth on Schedule 3.9, the Company does not have any Liabilities in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate except (i) as and to the extent of the amounts reflected or reserved against on the Latest Balance Sheet, and (ii) Liabilities incurred in the Ordinary Course of Business since the date thereof.

3.10Tangible Assets; Conduct of Business.

(a)The Company has good and marketable title to or, with respect to the Real Property Leases, a valid leasehold interest in, all tangible assets used or reasonably necessary in connection with the conduct of the Business.  Except as set forth on Schedule 3.10, all such assets are free from any Encumbrances (other than Permitted Encumbrances), are free from any material defects, have been maintained in accordance with normal industry practice and any regulatory standard or procedure to which such assets are subject, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which such assets are used or proposed to be used, other than such Encumbrances, defects and wear and tear which in the aggregate could not materially impair their use.

(b)The Company owns or licenses all assets and properties and conducts all activities that are necessary to conduct the Business as presently conducted and as presently proposed to be conducted, and no other Person owns or licenses any such assets or properties (other than such assets or properties that are licensed by such Person to the Company) or conducts any such activities in respect of the Business.

3.11Owned Real Property.  The Company does not own any real property.

3.12Real Property Leases.

(a)Schedule 3.12 sets forth all of the leases, licenses or similar agreements (written or oral) including, without limitation, all renewals, extensions, modifications and guaranties thereto (collectively, the “Real Property Leases”) pursuant to which the Company is the lessee, lessor, sublessee, sublessor, licensee, licensor, sublicensee, sublicensor or guarantor relating to the use or occupancy of any real property (collectively, the “Leased Real Property”) including, for each such location, to the extent relevant, the approximate rented square footage, base monthly rental amount, total annual rental amount, security deposit (if any), and scheduled lease expiration date.  Except as provided in Schedule 3.12, the Company does not lease or occupy any real property, and does not have any options or rights of first refusal to acquire any fee interest in real property.  The Company has provided Purchaser with a true, complete and correct copy of all Real Property Leases.

(b)No portion of any Leased Real Property has been damaged or destroyed by fire or other casualty which has not been fully repaired.   All landlord work required for the Company to occupy each such location has been completed and all applicable tenant improvement allowances, if any, have been disbursed.  There are no pending, or to the knowledge of the Company, proposed or threatened condemnation or eminent domain actions affecting the Leased Real Property, or any material portion thereof.

(c)The Company has the full benefit and advantage of each of the Real Property Leases in accordance with their respective terms. The Company is a tenant in possession under each Real Property Lease and, except for government-mandated or other closures related to COVID-19, open and doing business in each such location, and has not assigned any Real Property Lease or sublet all or any portion of each such location under each Real Property Lease, nor has the Company mortgaged or otherwise encumbered its interest in any leased real property.  The only occupants in the Leased Real Property are the employees of the Company, and no right has been granted for any other persons to occupy the Leased Real Property or any portion thereof.  The Company’s possession and quiet enjoyment of the Leased Real Property under each such Real Property Leases has not been disturbed.

(d)Except as set forth on Schedule 3.12(d), all tangible personal property (including all fixtures and equipment) of the Company that is material to the operation or conduct of the business of the Company as presently conducted is located at the Leased Real Property and free of all Encumbrances.

(e)The Leased Real Property, including all buildings, fixtures and other improvements thereon, is fit and sufficient for the continued use and operation or conduct of the Business of the Company as presently conducted.

(f)Each of the Real Property Leases is, and following the Closing Date will be, in full force and effect and enforceable against the parties thereto.  All rent, charges or other payments due pursuant to each Real Property Lease have been paid as of the date hereof.  There exists no default or event of default (nor does any event or condition exist, which, with notice or lapse of time, would constitute a default or event of default) under any of the Real Property Leases, including, without limitation, any Liability for past due rent (including real estate taxes and additional rent), with respect to the Company, and to the Company’s knowledge, with respect to any other party thereto under any such agreement, there exists no default or event of default and no event has occurred or condition exists which with notice or lapse of time would constitute a default or event of default under any such agreement, and all such agreements are in full force and effect, unamended by oral or written agreement other than as set forth on Schedule 3.12.  The Company has not received any notice of any uncured breach or violation of any provision of any Real Property Lease, nor has the Company received any notice of any violation of law (including, without limitation, any environmental law) which remains outstanding.

3.13Material Contracts.

(a)Schedule 3.13(a) sets forth, to the best of the Company’s knowledge after due inquiry, a true, correct, and complete list of the following Contracts to which the Company is a party or by which any of its properties or assets is bound (each a “Material Contract” and, collectively, the “Material Contracts”), excluding any purchase orders, order forms, or other similar purchase contracts for which the Company has previously entered into numerous such contracts on substantially similar forms:

(i)any Contract creating or governing a partnership joint venture or involving a sharing of profits, losses, costs or Liabilities with any other Person relating to the Company  Entities (other than any Organizational Documents of the Company);

(ii)any Contract relating to Company Debt or guaranty of any obligation for borrowed money for an amount in excess of $100,000;

(iii)any Contract (A) relating to employment of employees that is not terminable at-will, (B) relating to the performance of services by any employee, independent contractor, consultant or other Person (other than offer letters or agreements providing for employment at-will that can be terminated without payment of incentives, severance, or other termination pay), (C) in accordance with which the Company is or may become obligated to make any severance, termination, incentive, or similar payment to any current or former officer, director, employee, consultant or independent contractor, other than as applicable to all employees generally, (D) in accordance with which the Company may be required to provide, or accelerate the vesting of, any payments, benefits or equity rights upon the occurrence of any of the transactions contemplated hereby, and (E) employment arrangements with any officer, director or employee of the Company relating to the Business that provide for annual compensation in excess of $100,000 per annum;

(iv)any Contract (A) with an independent contractor or consultant that may not be cancelled by the Company without penalty with ninety (90) (or fewer) days prior notice, or (B) regarding any temporary or staffing service or consulting or other similar type of service, in each case, that is not terminable at-will or cancellable by the Company without penalty with thirty (30) (or fewer) days’ notice by the Company without any obligation of the Company, except any obligation with respect to events before the termination thereof;

(v)any collective bargaining agreement, contract memorandum of understanding, side agreement, arbitration decision, settlement agreement, or other similar Contract or agreement with a union;

(vi)any staffing agreement or any other Contract whereby the Company retains the services of any staffing or leasing or employment agency or recruiter regarding temporary, leased, or nonpermanent labor or employees;

(vii)any Contract under which the Company is subject to a covenant not to compete or an “exclusivity” obligation;

(viii)any Contract restricting the right of the Company to conduct the Business at any time, in any manner, or that grants the other party thereto or any other Person “most favored nation” status or any rights of exclusivity as a customer or supplier (including any Contract that requires the Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions), or that grants a right of first refusal in favor of a third party with respect to the disposition of any asset or business of the Company;

(ix)any Contract (other than this Agreement and the Organizational Documents of the Company) providing for the issuance, redemption, cancellation, vesting, forfeiture or exchange of any equity or voting interest of the Company;

(x)any Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise) and under which the Company has material continuing obligations;

(xi)any Contract requiring mandatory capital expenditures after the date hereof in excess of $100,000 (other than any capital expenditures contemplated by the capital expenditure budget of the Company in existence on the date hereof);

(xii)any Contract that provides for the indemnification of any Person with respect to, or the assumption of, any material environmental Liability (or any other material Liability, other than as contained in commercial Contracts entered into in the ordinary course of business);

(xiii)any Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

(xiv)any Contract with any Governmental Authority;

(xv)any Contract providing for the development of any Software, content, technology or Intellectual Property, independently or jointly, by or for the Company (other than agreements with employees and independent contractors of the Company, in each case, on the Company’s standard form);

(xvi)any Contract that contains obligations by the Company relating to the security, privacy, backup, recovery and management of any customer information or data accessed, obtained, ingested, processed, managed, possessed, stored or otherwise exploited by the Company or any of its subcontractors;

(xvii)any agreement of partnership or joint venture, limited liability company or operating agreement that would give rise to an obligation on the part of the Company to form a joint venture or to acquire securities of, or any other equity interest in, a third party;

(xviii)any other Contract which is not terminable without surviving material obligations at the option of the Company on less than ninety (90) days’ notice and which by its terms requires, or which otherwise involves, payments by or to the Company in excess of $100,000 per year; or

(xix)any Contract to agree to do any of the foregoing.

(b)Each Material Contract is in full force and effect, and is valid and binding upon the Company, and, to the knowledge of the Company, enforceable against the other parties thereto in accordance with their respective terms.  The Company is not in default in any material respect, nor is there any basis for a valid claim of default in any material respect, and no event has occurred or condition exists which, with notice or lapse of time, would constitute a default in any material respect, under any Material Contract, and to the knowledge of the Company, no other Person is in default under any Material Contract in any material respect.

(c)The Company has not received notice of the intention of any party to cancel, terminate or otherwise modify any material terms of any Material Contract or to materially reduce the amount or frequency of any goods or services to be provided by or to the Company, as applicable, to or by any third party pursuant to any Material Contract.

3.14Intellectual Property; Data Security & Privacy.

(a)Schedule 3.14(a) sets forth a complete and accurate list of (i) all applications and registrations of Company Intellectual Property; (ii) all exclusive Intellectual Property Licenses; and (iii) all trade names and material unregistered trademarks or service marks owned or used by the Company in connection with the Business.  All Company Intellectual Property is subsisting, unexpired, valid and enforceable.  No government or other public funding, or facilities of a university, college, education facility or research center was used in the development of the Company Intellectual Property.  The Company owns and possesses all right, title and interest in and to, free from any Encumbrances (other than Permitted Encumbrances), or have a valid and enforceable license to use, the Intellectual Property necessary for or used in the operation of the Business, as currently conducted and as currently proposed to be conducted.  Immediately following the Closing, the Company shall continue to own or have valid licenses as are sufficient to use all of the Company Intellectual Property, Intellectual Property Licenses, Company Software, and IT Systems to the same extent as prior to the Closing, and the consummation of the transactions contemplated by this Agreement shall not result in the loss or impairment of the Company’s rights therein.

(b)Except as set forth in Schedule 3.14(b), the Company has not received any written claim by any third party, and to the knowledge of the Company, no claim is threatened, contesting the validity, enforceability, use or ownership of the Company Intellectual Property, or alleging that the Company or the Company Intellectual Property has infringed, misappropriated, or violated, or the operation of the Business as currently conducted, would infringe, misappropriate, or violate the Intellectual Property rights of a third party. The Company Intellectual Property, and the operation of the Business as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person, and to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Company Intellectual Property.

(c)The Company is in compliance with all Intellectual Property Licenses, and to the knowledge of the Company, no Person that is a party to any such Intellectual Property License is in violation thereof.  The Intellectual Property Licenses are in full force and effect, and are valid and enforceable in accordance with their terms and Applicable Law.  The Company has made available to Purchaser true and complete copies of all material Intellectual Property Licenses.

(d)The Company has maintained commercially reasonable practices to protect the confidentiality of the confidential Company Intellectual Property, including confidential information and trade secrets owned or purported to be owned by the Company, or used or held for use in the operation of the Business.

(e)The computer systems, Software, firmware, hardware, networks, servers, data, databases, data processing, interfaces, websites, and related technology systems and telecommunications equipment, including any outsourced systems, owned or used by the Company in the operation of the Business (collectively, the “IT Systems”) are sufficient for the immediate and reasonably anticipated future needs of the Business.  In the past twelve (12) months, the IT Systems have not experienced any interruption, failures, or other adverse events that have resulted in a material disruption of, or interruption in or to, the use of such IT Systems, and that have not been remedied or replaced in all material respects. Except as set forth in Schedule 3.14(e), there has been no security breach or material unauthorized use, access, or intrusion of any IT Systems in the past three (3) years. The Company maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and policies.  The Company uses, or has caused to be used, commercially reasonable efforts to protect, maintain and preserve the confidentiality, integrity, operation, and security of the IT Systems and all data, information, and transactions stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third Persons.  The Company employs, or causes to be employed, reasonable measures to ensure that the IT Systems and Company Software contains no time bomb, Trojan horse, back door, worm, virus, malware, spyware, or other computer code designed or intended to (i) disrupt or adversely affect the functionality of the IT Systems or Company Software, or (ii) enable or assist any Person to access the IT Systems or Company Software without authorization.

(f)The Company has not received notice of any claim, threat, or other written notice from any Governmental Authority or any other Person alleging any violation by the Company of any Applicable Laws, or any agreement or policy of the Company, concerning the privacy, security, or unauthorized disclosure of Personally Identifiable Information (as such term is used in any Applicable Laws and directives) (“PII”).  The Company and the operation of the Business is and has been in material compliance with applicable Data Security Requirements, all Applicable Laws, any applicable non-US privacy and data protection laws and regulations, including the General Data Protection Regulation (GDPR), its published and internal privacy policies and guidelines, and contractual obligations concerning the collection, storage, transmission, transfer, disclosure, processing, and use of PII.  To the knowledge of Sellers, the transfer of any PII resulting from the Transaction will not violate any Applicable Laws or other privacy and data security requirements imposed on the Company or any party acting on its behalf under any contracts.  Except as set forth on Schedule 3.14(f), to the knowledge of Sellers, there is no currently known occurring or ongoing: (i) loss, theft, or data or security breach relating to the Company’s data, or confidential information in its possession, custody, or control, or (ii) unintended, illegal, or improper use of any Company data, or confidential information in its possession, custody, or control. The Company has established and maintains privacy and security policies in accordance with applicable Data Security Requirements, Applicable Laws, and any applicable non-US privacy and data protection laws and regulations. The Company does not collect, store, process or otherwise use credit card information.  All credit card information is transmitted directly to and is collected, stored, processed and otherwise used on the Company’s behalf by a third-party payment processor that, to the knowledge of the Company, is compliant with the Payment Card Industry Data Security Standard (PCI-DSS).

(g)The Company is and has been in material compliance with Applicable Laws relating to advertising, and has not engaged in false or misleading advertising, or violated any third-party’s right of publicity or likeness.

(h)Schedule 3.14(h) sets forth a complete and accurate list of all proprietary Software owned or purported to be owned by the Company (“Company Software”).  None of the Company Software contains, or was distributed, integrated, or bundled with Software licensed pursuant to an Open Source Software license that would (i) require or condition the use or distribution of such Software on the disclosure, licensing or distribution of any source code for any portion of the Company Software; or (ii) otherwise impose an obligation on the Company to distribute any Company Software on a royalty-free basis.  The Company has not been subject to an audit of any kind in connection with any license or other agreement pursuant to which the Company holds rights to any third-party technology or third-party Software, nor has the Company received any notice of intent to conduct any such audit.

(i)All Company Software, and Software-enabled products and services offered for sale or sold by the Company, operate and perform in substantial conformance with the applicable documentation and any contracts related thereto.  The Company has not disclosed or delivered to any escrow agent or any other Person any of the source code for any Company Software, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.  No event has occurred and no circumstance or condition exists, that (with or without notice or lapse of time or both) shall, or could reasonably be expected to, result in the delivery, license, or disclosure of any such source code to any Person who is not, as of the Closing Date, a current employee of the Company.

3.15Employees; Independent Contractors; Benefits Plans.

(a)The Company is not a party to, bound by, negotiating or obligated to negotiate any collective bargaining agreement or other similar agreement, and there are and have within the past three years been no labor unions or other organizations representing or, to the Company’s knowledge, purporting to represent or attempting to represent, any employees employed by the Company.  Within the past three years, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, lockout or other similar labor activity with respect to any employee of the Company and, to the knowledge of the Company, no event has occurred and no circumstance exists that may provide the basis of any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, lockout or other similar labor activity.  Within the last three (3) years there have been no ongoing or threatened, and there is not currently pending, or to the knowledge of the Company threatened, union organization activities with respect to any employees of the Company, or question concerning representation of such employees.  There are, and during the past three years have been, no pending or, to the knowledge of the Company, threats to file any unfair labor practice charges or complaints against the Company before the National Labor Relations Board or similar agency in any applicable jurisdiction.

(b)For the last three (3) years the Company has complied in all material respects with all Applicable Laws pertaining to the employment or termination of employment of its employees, applicants for employment and the retention or termination of non-employee service providers, including all Applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination, human rights, accessibility, language, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, workers’ compensation and plant closing.  Each employee of the Company classified as exempt from the overtime provisions of applicable wage and hour laws during the past three years was properly classified as such.  The Company has paid all, and is not delinquent in paying in any material respect, any payments due and owing to any of its current or former employees for any wages, salaries, commissions, bonuses, prevailing wages, wage premiums, or other compensation for any services performed for the Company.  The Company has not engaged in any location closing or employee layoff activities during the last three years without complying in all material respects with the Worker Adjustment Retraining and Notification Act of 1988, as amended, and any similar applicable state or local plant closing or mass layoff statute or regulation.  The Company is not a party to any contract or agreement which materially restricts the Company from relocating, closing or terminating any of its operations or facilities or any portion thereof. There is no officer, executive, Key Personnel or group of employees of the Company who has or have indicated an intention to terminate his, her or their employment with the Company, and, to the knowledge of the Company, no such individual or group has any plans to terminate employment with the Company.

(c)Except as set forth in Schedule 3.15(c), there are and have within the past three years been no actions, suits, claims, investigations or other legal proceedings against the Company pending or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of, applicant for employment by or consultant or contractor to the Company, including, without limitation, any claim relating to unfair labor practices, wage and hours laws, classification issues, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under Applicable Laws.  In the last three (3) years no written or, to the Sellers’ knowledge, oral notice has been received by the Company of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Applicable Laws to conduct an investigation of the Company with respect to its employees, consultants or contractors, and, to the Sellers’ knowledge, no such investigation is in progress.  In the last three (3) years the Company has promptly, thoroughly and impartially investigated all employment discrimination and sexual harassment allegations of, or against, any employee relating to his or her employment with the Company and of which the Company had or has knowledge.  With respect to each such allegation that the Company determined to have merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment and the Company does not reasonably expect to incur any Liability with respect to any such allegations.  Except as set forth on Schedule 3.15(c), to the Company’s knowledge, no officer, executive, Key Personnel or manager employed by the Company has been accused of sexual or other unlawful harassment in connection with his or her employment with the Company.

(d)Schedule 3.15(d) sets forth a true, correct and complete list of all of the employees (including any employee on leave or layoff status) of the Company as of the date hereof, and each such employee’s (i) job title; (ii) annual salary or hourly rate; and (iii) whether such individual is classified as exempt or nonexempt under applicable wage and hour laws (it being understood that the term “salaried” on such list means an employee is classified by the Company as exempt and that the term “hourly” on such list means an employee is classified by the Company as nonexempt). Schedule 3.15(d) also identifies each service provider who received a form 1099-MISC or 1099-NEC from the Company, is located in the United Kingdom or the Philippines and has performed services for the Company as an independent contractor or consultant during the past three years, together with the period during which such services were performed and the consulting fees paid in each of the past three years.  To the Knowledge of the Company, except as set forth on Schedule 3.15(d), each independent contractor or consultant of the Company at all times during the preceding three years has been properly characterized as an independent contractor or consultant based on the applicable standards under Applicable Law.  Any person providing services to the Company who has not been classified as an employee is not eligible to participate in any Employee Benefit Plan and is not entitled to receive any benefits or remuneration under or pursuant to any such Employee Benefit Plan in respect of such non-employee service.  Except as set forth on Schedule 3.15(d), (i) the employment of each employee of the Company is terminable at will by the Company, and (ii) there are no outstanding agreements with any current or former employee of the Company that obligate the Company to pay severance or other compensation upon termination of employment.

(e)Schedule 3.15(e) lists each Employee Benefit Plan.  With respect to each Employee Benefit Plan, the Company has provided or made available to the Purchaser true and complete copies of: (i) such Employee Benefit Plan, if written, or a description of such Employee Benefit Plan, if not written, and (ii) to the extent applicable to such Employee Benefit Plan:  all trust agreements, insurance contracts or other funding arrangements; the three most recent Forms 5500 required to have been filed with the IRS and all schedules thereto; the most recent IRS determination letter or opinion letter, all current employee handbooks or manuals, all current summary plan descriptions and summaries of material modifications, all material communications received from or sent to the IRS or the Department of Labor (including a written description of any oral communication); and all amendments and modifications to any such document.

(f)Each Employee Benefit Plan sponsored by the Company has been, and to the Company’s knowledge, each other Employee Benefit Plan has been, operated and administered in material compliance with its terms and has been established, operated and administered in material compliance with all Applicable Laws, including ERISA and the Code.  All contributions and premiums required to have been paid by the Company to or with respect to any Employee Benefit Plan under the terms of any such Employee Benefit Plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law have been paid within the time prescribed by any such Employee Benefit Plan, arrangement or Applicable Law, and all contributions required to be made to each such Employee Benefit Plan by the Company under the terms of such plan, arrangement or Applicable Law for all periods prior to the date hereof and the Closing Date have been or will be, as the case may be, made or accrued.  There is no action, claim, complaint, investigation, petition, suit, or other proceeding in law or in equity pending or, to the knowledge of the Company, threatened against any Employee Benefit Plan or the assets of any Employee Benefit Plan with respect to employees of the Company (other than routine claims for benefits), and no facts or circumstances exist that reasonably could give rise to any such action, claim, complaint, investigation, petition, suit, or other proceeding.

(g)Each Employee Benefit Plan intended to be qualified under Code §401(a), and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Code §501(a) and nothing has occurred since the date of such letter that could adversely affect such qualification or tax-exempt status.  All amendments and actions required to bring each Employee Benefit Plan into conformity with applicable provisions of all Applicable Laws, including, without limitation, ERISA and the Code, have been made or taken.

(h)Each Employee Benefit Plan that is a nonqualified deferred compensation plan, within the meaning of Code §409A and applicable Treasury Regulations, complies in form and operation with Code §409A such that no tax would be due under Code §409A with respect to such Employee Benefit Plan.  Neither the Company nor any current or former employee or independent contractor has incurred any material Liability (including as a result of any indemnification obligation) arising out of or relating to Code §409A, and no condition exists that could subject such person to any material Liability (including as a result of any indemnification obligation) arising out of or relating to Code §409A.  No employee or independent contractor has an entitlement to indemnification with respect to Code §409A.

(i)Except as set forth in Schedule 3.15(i), no Employee Benefit Plan is, and, within the last six (6) years, neither the Company nor any ERISA Affiliates have sponsored, contributed to or been obligated to contribute to, (i) a “plan maintained by more than one employer” within the meaning of Section 413(c) of the Code”, (ii) a “multiemployer plan” within the meaning of §3(37) or §4001(a)(3) of ERISA, (iii) a plan subject to Code §412 or §302 or Title IV of ERISA, or (iv) a “multiple employer welfare arrangement” as defined in §3(40) of ERISA and no facts exist under which the Company could have any material liability with respect to any such plan.  Neither the Company nor any ERISA Affiliate has incurred any material Liability (including as a result of any indemnification obligation) under Title I or Title IV of ERISA for which the Company could be liable, and no condition exists that would subject the Company, either directly or by reason of affiliation with an ERISA Affiliate, to any material Tax, fine, Encumbrance, or other Liability imposed by ERISA, the Code or other Applicable Law.  No asset of the Company is subject to any Encumbrance under ERISA or the Code.  There has been no prohibited transaction described in §406 of ERISA or Code §4975 for which an exemption is not available with respect to any Employee Benefit Plan.  To the knowledge of the Company, no fiduciary, as described in ERISA §3(21), of the Company has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

(j)No current or former employee, officer, director or independent contractor of the Company is or will become entitled to death or post-employment death or medical benefits by reason of service to the Company, other than coverage mandated by Code §4890B or other Applicable Law.

(k)Except as set forth in Schedule 3.15(k), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or independent contractor of the Company to severance pay or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual or require any contributions or payments to fund any obligations under any Employee Benefit Plan, or (iii) result in any prohibited transaction described in §406 of ERISA or Code §4975 for which an exemption is not available.

(l)The Company has not stated any intention nor has any legally binding plan or commitment to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that could be reasonably expected to result in material Liabilities to the Company, except as may be required by Applicable Law. Except as set forth on Schedule 3.15(m), all officers, employees, directors or independent contractors of the Company are terminable at will by the Company without cost or penalty to such Company.

3.16Environment, Health and Safety.

(a)The Company has complied and is in compliance in all material respects with all Environmental Requirements that are applicable to the Business.

(b)The Company has obtained and complied with, and is in compliance with, in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental Requirements for the occupation of the premises listed in Schedule 3.12 and the operation of the Business.

(c)The Company has not received any written notice, report or other information or request for information regarding any actual or alleged violation of any Environmental Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, arising under any Environmental Requirements relating to it, its operations or former premises of the Business.  The Company is not aware of any condition existing at any current or former premises of the Business which could reasonably be anticipated to constitute or result in a material violation of or Liability under any Environmental Requirements.

3.17Transactions With Related Persons.  Except as set forth on Schedule 3.17 and except for this Agreement and the Related Documents, the Company is not a party to any agreement (whether written or oral), arrangement or transaction with any Related Person of either the Company, or the Sellers or any Related Person of an Affiliate of either the Company, or the Sellers.  Neither the Sellers nor any of their respective Related Persons (or any of its Affiliates’ Related Persons) (i) has any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business, or (ii) is the record or beneficial owner of any equity, financial or profit interest in any Person that has (x) had business dealings or a material financial interest in any transaction with the Company, or (y) engaged in competition with the Company with respect to any of its respective lines of businesses.

3.18Taxes.

(a)All Tax Returns that are required to be filed pursuant to Applicable Laws by the Company have been timely filed, and all such Tax Returns were true, correct and complete in all respects.  All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.  During the past three (3) years, no written claim has been made by a Taxing Authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.  The Company is not currently the beneficiary of any extension of time to file a Tax Return, other than any automatic extensions.  There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b)The Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c)Except as set forth on Schedule 3.18(c), there is no current dispute or claim concerning any Tax Liability of the Company (i) that has been claimed or raised, in writing, by any Governmental Authority or (ii) as to which any Seller, or any of the directors or officers (or employees responsible for Tax matters) of the Company has knowledge. Except as set forth on Schedule 3.18(c), the Company has not received from a Taxing Authority any notification of any pending or threatened actions, suits, proceedings, audits, investigations, enquiries, reassessments or claims against the Company in respect of any Taxes. The Company has delivered to the Purchaser true, correct and complete copies of all income, franchise and other material Tax Returns, and all examination reports and statements of Tax deficiencies assessed against or agreed to by the Company, filed or received since December 31, 2015. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still in effect.

(d)The Company does not have an application pending with any Taxing Authority requesting permission for any change in accounting method.  The Company has disclosed on the applicable federal income Tax Returns any positions that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Company has not participated in a “reportable transaction” as described in Treasury Regulations §1.6011-4(b).  The Company is not currently a party to any Tax allocation or Tax sharing agreement (other than any agreement entered into solely among the Company and its subsidiaries and any agreements the primary purpose of which is not related to Taxes) and does not have any obligation to make a payment under any such agreement.  The Company (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than an Affiliated Group, the common parent of which is or was the Company); and (ii) does not have any liability for the Taxes of any Person (other the Company) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e)Schedule 3.18(e) sets all closing agreements and Tax rulings requested or received from any Taxing Authority that would have a continuing effect after the Closing Date.

(f)The unpaid Taxes of the Company (i) has not participated in an international boycott as described in Code §999; (ii) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto); (iii) do not exceed such reserve, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(g)The Company (i)  has not been the distributing corporation with respect to a transaction described in Code §355 that was completed within the three-year period ending on the date hereof or that could be considered part of a “Plan” or “series of related transactions” under Code §355(e); and (ii) does not have a permanent establishment or office or fixed place of business outside the United States.

(h)The Company does not own any shares of any controlled foreign corporation as described in Code §957 or passive foreign investment company as described in Code §1297.

(i)Except as set forth on Schedule 3.18(i), there are no powers of attorney currently outstanding with respect to Tax matters relating to the Company.

(j)The Company will not be required to include any item of income in, or to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting that was made prior to the Closing; (ii) closing agreement entered into prior to the Closing; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign Tax law) entered into or arising prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k)The Company has not (i) deferred any Taxes imposed under Section 3111(a) of Code or Section 3221(a) pursuant to Section 2302 of the CARES Act; (ii) claimed an Employee Retention Credit under the CARES Act; or (iii) applied for or received any loans under the CARES Act.

(l)Since December 2012, the Company has been treated as a corporation for all federal, state and local income tax purposes.

3.19Customer and Supplier Relations.

(a)Set forth on Schedule 3.19(a) is a true and correct list of each customer of the Company that has purchased products from the Company with an aggregate cost of at least $500,000.  There exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company or its business with any customer or any group of customers whose purchases are individually or in the aggregate material to the business of the Company.

(b)Set forth on Schedule 3.19(b) is a true and correct list of the ten (10) largest suppliers of the Company, in each case, collectively, taken as a whole in terms of purchases during the 12-month period ended December 31, 2020.  There exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company or its business with any supplier or any group of suppliers whose sales are individually or in the aggregate material to the business of the Company.

(c)There exists no present condition or state of facts or circumstances that would materially adversely affect the Company or prevent the Company from conducting its business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which such business has heretofore been conducted.

3.20Accounts Receivable.  Schedule 3.20 sets forth a true and correct list of all accounts receivable of the Company as of the date of the Latest Balance Sheet, which net of reserves and allowances, are reflected on the Company’s financial statements dated as of such date.  All such accounts receivable of the Company reflected on Schedule 3.20 represent sales actually made in the ordinary course of business, and were calculated in accordance with GAAP.  All such accounts receivable are legal, valid and binding obligations, of the respective account debtors and are collectible, net of such reserves and allowances, within sixty (60) days.

3.21Insurance.  Schedule 3.21 contains a description (including the name of the insurer, the policy number, and the period, amount and scope of coverage) of each insurance policy maintained by the Company with respect to its properties, assets and businesses (collectively, the “Insurance Policies”).  Each Insurance Policy (i) is legal, valid, binding, enforceable and will be in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions.  The Company is not in material default with respect to its obligations under any Insurance Policy maintained by it, and the Company has not been denied insurance coverage.  There have been no denials of claims or reservation of rights letters with regards to such claims.  The insurance coverage of the Company is customary for corporations of similar size engaged in similar lines of business.  The Company does not have any self-insurance or co-insurance programs.

3.22Anti-Corruption. Neither the Company nor any of its respective officers, directors or managers, nor, to the knowledge of the Company, any Affiliate of any of the foregoing, agent or employee associated with or acting for or on behalf of the Company, has, directly or indirectly:

(i)made or caused to be made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or related in any way to its business;

(ii)made or offered or caused to be made or offered any unlawful payment, loan or transfer of anything of value, including any unlawful reward, advantage or benefit of any kind, to or for the benefit of any Government Official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government owned enterprise or institution (including any government hospitals or academic institutions) to obtain or retain business or to secure an improper advantage, including any unlawful payment made to expedite or secure the performance of acts of a routine nature;

(iii)violated or caused to be violated any applicable anti-corruption law, including Governmental Authority rules, and federal, state and local laws and rules regarding “pay to play” rules and gifts and political contributions (collectively, “Anti-Corruption Laws”);

(iv)established or maintained any unlawful fund of corporate monies or other properties;

(v)made or proposed to make any unlawful bribe, payoff, influence payment, kickback, rebate, or other similar unlawful payment of any nature;

(vi)taken or caused to be taken any action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or any action in furtherance of any offer, gift, promise to give, or authorization of the giving of anything of value, to any Government Official, or to any Person while knowing that all or some portion of the consideration remitted to that Person will be offered, paid, promised, or given to a Government Official, for the purposes of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any Person, or securing any improper advantage;

(vii)offered, promised, or given anything of value to a customer of the Company to induce or reward the improper performance of such customer’s function or the breach of a duty owed by such customer to his or her employer in violation of Anti-Corruption Laws;

(viii)received any written notice, written request or written citation, or, to the knowledge of the Company, any oral notice, oral request or oral citation, from any Person alleging noncompliance with any Anti-Corruption Laws; or

(ix)to the knowledge of the Company, received any oral notice, oral request or oral citation from any Person alleging noncompliance with any Anti-Corruption Law, nor have there been any allegations, investigations (formal or informal), inquiries, actions, charges, or proceedings with regard to any violation or potential violation of the Anti-Corruption Laws.

3.23Certain Business Practices.

(a)The Company is, and has at all times been, in compliance in all material respects with all Applicable Laws related to financial recordkeeping or reporting, or the prevention of money laundering or terrorist financing, in the jurisdictions in which it is organized and conducts the Business, including the Bank Secrecy Act of 1970 and its implementing regulations, 31 C.F.R. Chapter X, each as amended, and Part 504 of the regulations administered by the New York State Department of Financial Services (collectively, the “Anti-Money Laundering Laws”).  Neither the Company nor, to the Company’s Knowledge, any of its directors, officers, or employees: (i) has been or is in material violation of any applicable Anti-Money Laundering Law; (ii) has engaged or engages in any transaction, investment, undertaking or activity (in each case, in the course of such Person’s employment) that violates any Anti-Money Laundering Law in any material respect; or (iii) has received any written notice from a Governmental Authority, outside of a routine regulatory examination, alleging that the Company has violated, or is otherwise subject to penalties or an enforcement action under, any applicable Anti-Money Laundering Laws.  The Company has adopted, implemented and maintains policies and procedures that reflect the Company’s obligations under applicable Anti-Money Laundering Laws.  The Company has maintained all books and records required pursuant to Anti-Money Laundering Laws for such retention period as such Anti-Money Laundering Laws require.

(b)Neither the Company nor, to the Company’s Knowledge, any of its directors, officers, or employees: (i) is or was a Restricted Person; (ii) conducts or has conducted any business, or engages or has engaged in, making or receiving any contribution of funds, goods or services to or for the benefit of any Restricted Person; (iii) deals or has dealt in, or otherwise engages or has engaged in any transaction related to, any property or interests in property blocked pursuant to any applicable sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State or other applicable Sanctions; (iv) engages or has engaged in, or conspires or has conspired, to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any of the foregoing clauses of this Section 3.23(b); (v) engages or has been engaged in any transaction, activity or conduct that could reasonably be expected to result in it breaching any Sanctions or its being designated as a Restricted Person; or (vi) has received notice of, or is otherwise aware of, any claim, suit, proceeding or investigation involving it with respect to Sanctions.

3.24Inventory.  All inventory of the Company, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the Latest Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at fair market value based on the (i) published spot price of the applicable raw precious metal plus (ii) the vendor premium, which is priced at cost, in each case consistent with Schedule III.

3.25Broker Fees.  No fees or commissions will be payable by the Sellers or the Company to any broker, financial advisor, finder, investment banker, bank or employee with respect to the transactions contemplated by this Agreement and the Related Documents.  Neither the Purchaser nor any of its Subsidiaries or Affiliates (other than the Sellers) shall have any obligation with respect to any such fees or with respect to any claims made by or on behalf of any Person for any such fees that may be due in connection with the transactions contemplated by this Agreement and the Related Documents.

3.26No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III, Article IV (including the related portions of the Disclosure Schedules), any Related Document or in any certificate delivered in connection herewith or therewith, the Company, none of the Sellers or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Purchaser or its representatives any information, documents or material delivered to the Purchaser or made available to the Purchaser in the Dropbox™ established by the Company, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.  For the avoidance of doubt, nothing in this Section 3.26 shall limit any rights of the Purchaser in the case of fraud.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each of the Sellers, severally and not jointly, hereby represents and warrants to the Purchaser as to itself (as applicable), as of the date hereof and as of the Closing Date as follows:

4.1Authorization and Enforceability.

(a)Such Seller has taken all action necessary to permit it to execute and deliver this Agreement, the Related Documents to which it is a party and the other documents and instruments to be executed by it pursuant hereto and thereto and to carry out the terms hereof and thereof.  This Agreement, the Related Documents to which such Seller is a party and each such other document and instrument to which such Seller is a party, when duly executed and delivered by such Seller, will constitute a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally and (ii) general principles of equity.

(b)The execution, delivery and performance by such Seller of this Agreement and each Related Documents to which it is a party, and the performance of such Seller’s obligations hereunder and thereunder, will not violate any provision of the Organizational Documents of such Seller, or of any Applicable Law, regulation, order, judgment or decree, or result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any material agreement, instrument or understanding to which such Seller is a party or by which such Seller is bound.

4.2Government Approvals.  Such Seller is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Authority in connection with the execution and delivery of this Agreement, the Related Documents to which it is a party and the other documents and instruments to be executed by it pursuant hereto and thereto or the consummation of the transactions contemplated hereby and thereby, except for such order, consent, approval, authorization, declaration or filing as which has been or will be obtained or made prior to the Closing Date.

4.3Title to Shares  As of immediately prior to the Closing, such Seller owns beneficially and of record the Shares set forth opposite his or its name on Schedule 3.4 hereto, free and clear of any Encumbrances, options, warrants or other agreements of any kind outstanding. As of immediately following the Redemption and the consummation of the transactions contemplated by the Restricted Stock Cancellation Agreement, and immediately prior to the Closing, such Seller owns such number of shares of Common Stock listed on Schedule I opposite such Seller’s name under the heading “Sold Shares”. There are no agreements of any kind or nature with respect to the Shares owned by such Seller which could affect the rights of the Purchaser hereunder or cause any third party to enjoin or other prohibit the transactions contemplated by this Agreement.

4.4Purchase Entirely for Own Account.  Such Seller acknowledges that this Agreement is made with such Seller in reliance upon such Seller’s representations to the Purchaser, which by such Seller’s execution of this Agreement, such Seller hereby confirms, that the Rollover Shares to be acquired pursuant hereto and to be received by such Seller will be acquired for investment for his or its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of any Applicable Law (including applicable state or federal securities laws), and that such Seller has no present intention of selling, granting any participation in or otherwise distributing the same to any other Person.  By executing this Agreement, such Seller further represents that such Seller does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Rollover Shares.

4.5Disclosure of Information.  Such Seller believes he has received all the information he considers necessary or appropriate for deciding whether to purchase the Rollover Shares.  Such Seller further represents that he has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the offering of the Rollover Shares and the business, properties, prospects and financial condition of the Purchaser.

4.6Investment Experience.  Such Seller is a sophisticated investor and acknowledges that he is able to fend for himself or itself, can bear the economic risk of his or its investment, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the Rollover Shares.

4.7Accredited Investor.  Such Seller is an “accredited investor” within the meaning of the Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

4.8Restricted Securities.  Such Seller understands that the Rollover Shares he is purchasing are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations the Rollover Shares may be resold without registration under the Securities Act only in certain limited circumstances.  In the absence of an effective registration statement covering resale of Rollover Shares or an available exemption from registration under the Securities Act, the Rollover Shares must be held indefinitely.  In this connection, such Seller represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act, including without limitation the Rule 144 condition that current information about the Purchaser be available to the public. Such information may not be available, and the Purchaser has no obligation to the Sellers to make such information available.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING
THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

5.1Existence; Qualification.  The Purchaser is a corporation, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and the Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

5.2Authorization and Enforceability.  The Purchaser has taken all action necessary to permit it to execute and deliver this Agreement, the Related Documents to which it is a party and the other documents and instruments to be executed by it pursuant hereto and thereto and to carry out the terms hereof and thereof.  This Agreement and each such other applicable document and instrument, when duly executed and delivered by the Purchaser, will constitute a valid and binding obligation of the Purchaser, enforceable against the Purchaser, in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application related to the enforcement of creditor’s rights generally and (ii) general principles of equity.

5.3Rollover Shares.  The issuance of the Rollover Shares has been duly authorized, and upon issuance in accordance with the terms and provisions of this Agreement, the Rollover Shares will be validly issued, fully paid and non-assessable.

5.4Government Approvals.  Assuming the accuracy of the representations and warranties in Article IV, the Purchaser is not required to obtain any order, consent, approval or authorization of, or to make any declaration or filing with, any Governmental Authority in connection with the execution and delivery of this Agreement, the Related Documents to which it is a party and the other documents and instruments to be executed by it pursuant hereto and thereto or the consummation of the transactions contemplated hereby and thereby, except for such orders, consents, approvals, authorizations, declarations or filings as which has been or will be obtained or made prior to the Closing Date, or follow the Closing Date pursuant to the reporting requirements of the Purchaser pursuant to the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to the transactions contemplated by this Agreement and the Related Documents.

5.5Brokers Fees.  Except for certain fees payable to D.A. Davidson & Co., and any other Person that serves as an underwriter or placement agent for the Purchaser Common Stock Offering, no fees or commissions will be payable by the Purchaser to any broker, financial advisor, finder, investment banker, bank or employee with respect to the transactions contemplated by this Agreement and the Related Documents.  None of the Sellers shall have any obligation with respect to any such fees or with respect to any claims made by or on behalf of any Person for any such fees that may be due in connection with the transactions contemplated by this Agreement and the Related Documents.

5.6Capitalization; Issuance of Rollover Shares.

(a)As of February 4, 2021, the authorized capital stock of the Purchaser consists of 40,000,000 shares of the Purchaser Common Stock, of which 7,131,462 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $0.01 par value per share, of the Purchaser, none of which shares are issued and outstanding. All of the issued and outstanding shares of the Purchaser’s capital stock have been duly authorized and validly issued and are fully paid and nonassessable.  Except as disclosed in any SEC Reports (as hereinafter defined), and except as contemplated by this Agreement, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Purchaser to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of, or other equity interests in, the Purchaser or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests. The issue and sale of the Rollover Shares will not result in the right of any holder of Purchaser securities to adjust the exercise, conversion or exchange price under such securities.

(b)The issuance of the Rollover Shares has been duly and validly authorized by all necessary corporate actions, and the Rollover Shares, when issued under this Agreement, will be validly issued, fully paid and non-assessable, and shall be free and clear of all encumbrances and restrictions (other than as provided in this Agreement or the Ancillary Agreements).

5.7SEC Reports.  The Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by the Purchaser under the Securities Act and the Exchange Act, including under Section 13(a) or 15(d) of the Exchange Act, since January 1, 2017 (the above materials, including exhibits and documents incorporated by reference therein, the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. The Purchaser has not received any letters of comment from the staff of the SEC that have not been satisfactorily resolved as of the date hereof.

5.8Financial Statements.  The consolidated financial statements of the Purchaser included in the SEC Reports comply in all material respects with accounting requirements and the rules and regulations of the Commission as in effect at the time of filing. Such financial statements have been prepared in accordance with  GAAP, applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Purchaser as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

5.9Material Changes; Undisclosed Events, Liabilities or Developments.  Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (a) there has been no event, occurrence or development that has had or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) the Purchaser has not incurred any Liabilities other than (i) trade payables and accrued expenses incurred in the Ordinary Course of Business, and (ii) Liabilities not required to be reflected in the Purchaser’s financial statements under GAAP or disclosed in filings made with the SEC; (c) the Purchaser has not altered its method of accounting in any material respect or changed its principal registered public accounting firm; (d) the Purchaser has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock; and (e) the Purchaser has not issued any equity securities, except under existing Purchaser equity compensation plans. The Purchaser does not have pending before the SEC any request for confidential treatment of information.

5.10Internal Controls.

(a)The Purchaser maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Purchaser’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP

(b)There has been no fraud, whether or not material, that involves management or other employees of the Purchaser who have a significant role in the Purchaser’s internal control over financial reporting;

(c)Since the date of the latest audited financial statements included or incorporated by reference in the SEC Reports, there has been no change in the Purchaser’s internal controls over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Purchaser’s internal control over financial reporting;

(d) The Purchaser maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) that comply with the requirements of the Exchange Act; and

(e)The disclosure controls and procedures under the Exchange Act have been designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and principal financial officer by others within those entities and such disclosure controls and procedures are effective.

5.11Compliance with NASDAQ Continued Listing Requirements.  The Purchaser is, and has no reason to believe that it will not, upon the issuance of the Rollover Shares, continue to be, in compliance with the listing and maintenance requirements for continued listing on NASDAQ in all material respects. Assuming the representations and warranties of the Sellers are true and correct in all material respects, the consummation of the transactions contemplated by this Agreement will not contravene the rules and regulations of NASDAQ. There are no proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser relating to the continued listing of the Purchaser Common Stock on NASDAQ, and the Purchaser has not received any notice of, nor to the knowledge of the Purchaser is there any basis for, the delisting of the Purchaser Common Stock from NASDAQ.

5.12No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedules), any Related Document or in any certificate delivered in connection herewith or therewith, none of the Purchaser or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Purchaser, including any representation or warranty as to the accuracy or completeness of any information regarding the Purchaser furnished or made available to the Sellers or their representatives or any information, documents or material delivered to the Sellers or made available to the Sellers or as to the future revenue, profitability or success of the Purchaser, or any representation or warranty arising from statute or otherwise in law.  For the avoidance of doubt, nothing in this Section 5.12 shall limit any rights of the Sellers in the case of fraud or with respect to any representation, warranty or agreement made in any Related Document.

ARTICLE VI.

CONDITIONS TO CLOSING

6.1Conditions to the Purchaser’s Obligation to Close.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment or the Purchaser’s written waiver, at or prior to the Closing, of each of the following conditions:

(a)Sellers’ Deliveries. The Sellers shall have delivered to the Purchaser, in each case, in form and substance reasonably satisfactory to the Purchaser:

(i)a certificate duly executed by each of the Sellers, dated as of the Closing Date, certifying as to the matters set forth in clauses (b) through (d) below;

(ii)a certificate of a duly authorized officer of the Company, dated as of the Closing Date, attaching (i) a certified copy of the Organizational Documents of the Company and (ii) a good standing certificate or equivalent evidence for the Company in each jurisdiction in which the Company is conducting business;

(iii)a duly executed counterpart signature page by the Sellers, the Representative and the Company of each Related Document to which each such Person is  party;

(iv)the Employment Agreement, duly executed by Michael R. Wittmeyer;

(v)a duly executed consulting agreement between the Company and Andreas P. Emmanuel, in form and substance reasonably satisfactory to the Purchaser;

(vi)the Lock-Up Agreements, duly executed by each of the Sellers;

(vii)the Registration Rights Agreement, duly executed by each of the Sellers;

(viii)evidence of the termination of all applicable shareholder agreements of the Company;

(ix)releases and UCC-3 Termination Statements in recordable form, payoff letters, and/or other evidence of termination, in each case, as the Purchaser reasonably requests with respect to the Repaid Indebtedness (it being understood that the execution, delivery, and/or filing of the foregoing may be conditioned upon the repayment of such Repaid Indebtedness);

(x)copies of all other third party and governmental consents (including consents required under the Real Property Leases or under any title documents or agreements with respect to the Leased Real Property), waivers, approvals, and filings required in connection with the consummation of the transactions contemplated hereby, in each case in form and substance and in a manner reasonably acceptable to the Purchaser;

(xi)properly completed IRS Forms W-9 and/or Forms W-8BEN, executed by each of the Sellers;

(xii)duly executed stock powers, executed in blank, together with original stock certificates representing the Shares, duly assigning, transferring, conveying, and delivering the Shares to the Purchaser;

(xiii)the Restricted Stock Cancellation Agreement, duly executed by Bradley Berbette and the Company;

(xiv)the Redemption Agreement, duly executed by each Seller and the Company; and

(xv)such other documents or evidence relating to the transactions contemplated hereby or the deliveries set forth in this Section 6.1(a) as the Purchaser may reasonably request and such documents shall be in form and substance reasonably satisfactory to the Purchaser.

(b)Representations and Warranties.  (i)(A) the representations and warranties made by the Sellers and the Company in this Agreement or in any Related Document (other than the (x) Fundamental Company Representations (other than the representations and warranties set forth in Section 3.4 (Capitalization), (y) the representations and warranties set forth in Section 3.4 (Capitalization), and (z) those other representations and warranties that address matters as of a specified date) shall be true and correct as of the Closing Date as though then made at and as of the Closing Date in all respects (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties) and (B) the representations and warranties made by the Sellers and the Company in this Agreement or in any Related Document that address matters as of a specified date (other than the Fundamental Company Representations (other than the representations and warranties set forth in Section 3.4 (Capitalization)) and the representations and warranties set forth in Section 3.4 (Capitalization)) shall be true and correct as of such specified date in all respects (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties), in each case, except to the extent that the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the Fundamental Company Representations (other than the representations and warranties set forth in Section 3.4 (Capitalization)) shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except for Fundamental Company Representations (other than the representations and warranties set forth in Section 3.4 (Capitalization)) which address matters only as of a specified date, which representations and warranties shall continue as of the Closing Date to be true and correct in all material respects as of such specified date in all respects), and (iii) the representations and warranties set forth in Section 3.4 (Capitalization) shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of a specified date, which representations and warranties shall continue as of the Closing Date to be true and correct in all respects as of such specified date in all respects);

(c)Covenants. The covenants and other agreements made by any of the Sellers in this Agreement or in any Related Document shall have been performed and complied with in all material respects, to the extent applicable to such period.

(d)No Material Adverse Effect.  Since the date of this Agreement, there shall have been no Material Adverse Effect.

(e)HSR Act.  The waiting period (including any extensions thereof), if applicable, or required approval applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired (or early termination shall have been granted) or been terminated.

(f)No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Related Documents illegal or otherwise significantly restraining or prohibiting the consummation of such transactions.

(g)Financing.  (i) The Form S-3 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order, or proceedings for that purpose that have been initiated or threatened in writing by the SEC that have not been withdrawn; (ii) the offering and sale of Purchaser Common Stock registered pursuant to the Form S-3 Registration Statement (the “Purchaser Common Stock Offering”) shall have been consummated, and the Purchaser shall have received the proceeds therefrom, before deduction and underwriting discounts and other costs and expenses of at least the Minimum Purchaser Common Stock Offering Gross Proceeds; and (iii) the price per share of the Purchaser Common Stock issued and sold in the Purchaser Common Stock Offering shall have been, before underwriting discounts and other costs and expenses of the offering, no less than the Minimum Purchaser Common Stock Offering Price Per Share.

(h)Minimum Net Tangible Assets.  The Company shall have Net Tangible Assets at least equal to the Target Net Tangible Assets.

(i)FIRPTA Certificate. The Company shall have delivered to the Purchaser a duly executed certification in accordance with Section 1445 of the Code and the Treasury Regulations thereunder to the effect that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code and the regulations promulgated thereunder) at any time during the five-year period ending on the Closing Date.

6.2Conditions to the Sellers’ Obligation to Close.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment or the Representative’s written waiver, at or prior to the Closing, of each of the following conditions:

(a)Purchaser’s Deliveries. The Purchaser shall have delivered to the Sellers or the Representative, as applicable, in each case, in form and substance reasonably satisfactory to the Representative:

(i)a certificate of a duly authorized officer of the Purchaser, dated as of the Closing Date, certifying as to the matters set forth in clauses (b) and (c) below:

(ii)the cash consideration set forth opposite each Seller’s name on Schedule I; and

(iii)evidence of each Seller’s Rollover Shares in book-entry form (and/or certificates representing such Rollover Shares, at the Seller’s election);

(iv)a certificate of a duly authorized officer of the Purchaser, dated as of the Closing Date, setting forth the resolutions of the board of directors of the Purchaser, authorizing the execution and delivery of the Agreement and the Related Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby;

(v)a duly executed counterpart by the Purchaser of the Registration Rights Agreement; and

(vi)a duly executed counterpart by the Purchaser to each Related Document to which it is a party.

(b)Representations and Warranties.  (i)(A) the representations and warranties made by the Purchaser in this Agreement or in any Related Document (other than the (x) Fundamental Purchaser Representations and (y) those other representations and warranties that address matters as of a specified date) shall be true and correct as of the Closing Date as though then made at and as of the Closing Date in all respects (without giving effect to materiality, or similar phrases in the representations and warranties) and (B) the representations and warranties made by the Purchaser in this Agreement or in any Related Document that address matters as of a specified date (other than the Fundamental Purchaser Representations) shall be true and correct as of such specified date in all respects (without giving effect to materiality, or similar phrases in the representations and warranties), in each case, except to the extent that the failure of such representations and warranties to be true and correct has not, and would not reasonably be expected to, prevent, materially delay or impair the consummation of the transactions contemplated in this Agreement by the Purchaser or have a material adverse effect on the Purchaser, and (ii) the Fundamental Purchaser Representations shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except for Fundamental Purchaser Representations which address matters only as of a specified date, which representations and warranties shall continue as of the Closing Date to be true and correct in all material respects as of such specified date in all respects).

(c)Covenants. The covenants and other agreement made by the Purchaser in this Agreement or in any Related Document shall have been performed and complied with all material respects, to the extent applicable to such period.

(d)No Purchaser Material Adverse Effect.  Since the date of this Agreement, there shall have been no Purchaser Material Adverse Effect.

(e)HSR Act.  The waiting period (including any extensions thereof), if applicable, or required approval applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired (or early termination shall have been granted) or been terminated.

(f)No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Related Documents illegal or otherwise significantly restraining or prohibiting the consummation of such transactions.

ARTICLE VII.

COVENANTS

7.1Additional Agreements; Commercially Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things reasonably necessary, proper or advisable to consummate and make effective this Agreement and the Related Documents and the transactions contemplated hereby, including (i) contesting any legal proceeding relating to the transaction contemplated hereby and (ii) executing any additional instruments necessary to consummate this Agreement or the transactions contemplated hereby.  If at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement or the transactions contemplated hereby, the proper officers and directors of each party hereto shall take all such necessary action.

7.2Public Announcements.  On and after the date hereof the Sellers, on the one hand, and the Purchaser, on the other hand, shall consult with each other before any party(ies) hereto (a “Disclosing Party”) shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the written approval of the other party(ies) (the “Other Parties”), which approval shall not be unreasonably withheld; provided that no such approval shall be necessary to the extent disclosure may be required by Applicable Laws or the rules and regulations of The NASDAQ Stock Market; provided further that, in the event that a Disclosing Party determines that disclosure is required pursuant to the preceding proviso, the Disclosing Party shall use their reasonable commercial efforts to consult with the Other Parties prior to making the disclosure.

7.3Confidentiality.

(a)Unless and until the Closing shall occur, the Non-Disclosure Agreement shall remain in effect.

(b)Following the Closing, each of the Sellers shall, and shall cause its representatives to, keep all proprietary information relating to the Company confidential, and shall not, and shall cause its representatives not to, use any of such confidential information (as defined in the Non-Disclosure Agreement)  to the detriment of the Company, except to the extent that (i) it is necessary to disclose such information to a Governmental Authority having jurisdiction over such Seller or its representatives from whom disclosure is sought, (ii) any Applicable Law requires otherwise, or (iii) such duty as to confidentiality is waived in writing by the Purchaser; provided that, with respect to clauses (i) and (ii), if such Seller is requested or required (by oral question or request for information or documents in any action or proceeding) to disclose any confidential information, such Seller will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 7.3.  If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, such Seller may disclose the confidential information to the tribunal; provided, however, that such Seller shall use his commercially reasonable efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the Purchaser shall designate.

7.4Covenant Not to Compete; Non-solicitation.

(a)During the Non-competition Term (as defined below), each of the Key Personnel covenants that he shall not, either individually, by himself or as a partner, joint venturer, agent, consultant, shareholder or equity owner of another Person (other than as the owner of any Rollover Shares or on behalf of the Purchaser or the Company), or otherwise, directly or indirectly, (i) participate in, engage in, or have a financial or management interest in any business operation of any enterprise if such business operation engages directly or indirectly in the Business or any business that the Purchaser or any of its Subsidiaries (including, following the Closing, the Company) conducts following the Closing in the United States, United Kingdom, Europe, Middle East or Asia; or (ii) assist any other Person to engage in the Business or any business that the Purchaser or any of its Subsidiaries (including, following the Closing, the Company) conducts following the Closing in the United States, United Kingdom, Europe, Middle East or Asia, (such activities described in clauses (i) and (ii) shall hereinafter collectively be referred to as “Engaging in Competition”); provided, however, that this Section 7.4 shall not prohibit (1) the direct or indirect ownership by such Key Personnel of an interest not constituting more than 5% in the aggregate of the outstanding voting capital stock in a corporation whose shares are traded on a recognized stock exchange or in the over-the-counter market or (2) any cryptocurrency trading activities conducted by any Key Personnel in his respective personal capacity.

(b)Each of the Key Personnel covenants that, during the Non-competition Term, he will (i) not induce directly or indirectly any individual who is as of the date hereof an employee or independent contractor of the Purchaser or its Subsidiaries (which, following the Closing, includes the Company) to leave the employ of or to cease, change or modify its relationship with or to refuse to remain an employee of the Purchaser or its Subsidiaries following the Closing Date, and (ii) not hire or enter into any contractual or other business relationship with any such Person that would result in such Person ceasing, changing or modifying its relationship with the Purchaser or its Subsidiaries, in each case without the prior written consent of the Purchaser; provided, that nothing in this Section 7.4(b) shall prevent any Key Personnel from hiring (i) any employee whose employment has been terminated by the Company or Purchaser or (ii) after six (6) months from the date of termination of employment, any employee whose employment has been terminated by the employee or consultant, as applicable. Furthermore, each of the Key Personnel covenants that, during the Non-competition Term, he will not, directly or indirectly, induce or attempt to induce any customer, supplier, distributor, licensee or other business relation (a “Business Relation”) of the Company or the Purchaser or its Subsidiaries to (x) enter into a business relationship with such Key Personnel or his Affiliates (other than the Company) if such relationship relates to the Business or any business that the Purchaser or any of its Subsidiaries (including, following the Closing, the Company) conducts following the Closing (other than, in each case, with respect to cryptocurrency trading activities conducted by any Key Personnel in his respective personal capacity), (y) cease doing business with the Company or the Purchaser or its Subsidiaries, or (z) in any way interfere with the relationship between any such Business Relation and the Company or the Purchaser or its Subsidiaries.

(c)“Non-competition Term” means the period beginning on the Closing Date and continuing through and including the day before the fifth (5th) anniversary of the Closing Date.

(d)Each Key Personnel hereby agrees that all restrictions in this Section 7.4, including, without limitation, those relating to duration and the restricted territory, are necessary and fundamental to the protection of the Business, the Purchaser and its Subsidiaries, and are reasonable and valid.  If, at the time of enforcement of this Section 7.4, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law or equity.

(e)The restrictions imposed under this Section 7.4 shall be in addition to any restrictive covenant provisions contained in any other agreement between the Purchaser and/or the Company, on the one hand, and the Sellers, on the other, and in the event of any inconsistency or conflict between any such other agreement and the provisions of this Section 7.4, the restrictive covenant provisions most favorable to the Purchaser and/or the Company in any given circumstance shall apply, it being agreed that this Agreement and such other agreements will supplement each other such that at any particular time and in any given circumstance the provisions most favorable to the Purchaser and/or the Company shall apply unless otherwise agreed in writing between such Seller and the board of directors of the Purchaser.

7.5Conduct of Business Prior to the Closing.

(a)Except as set forth on Schedule 7.5(a) or as approved by the Purchaser in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Sellers shall cause the Company to:

(i)conduct their business in the Ordinary Course of Business;

(ii)do or cause to be done all things necessary to preserve, renew and keep in full force and effect their respective rights, licenses, permits, privileges and franchises, in each case which are material to the conduct and the operations of the Business;

(iii)use commercially reasonable efforts to materially comply with Applicable Laws;

(iv)use commercially reasonable efforts to preserve intact their present business organizations, their present executive officers and key employees and their commercial relationships with customers, clients, players suppliers, distributors, licensors, licensees, and others having business dealings with them;

(v)use commercially reasonable efforts to maintain their assets and properties, including Fixed Assets, in good repair, order and condition, ordinary wear and tear excepted;

(vi)use commercially reasonable efforts to maintain in full force and effects their insurance policies (with substantially the same levels of coverage), and in the event of casualty, loss or damage to any material assets, repair, replace such assets with assets of comparable quality, as the case may be; and

(vii)implement all health, safety, and other measures that are required by applicable Governmental Authorities to protect the health and safety of Company employees and other Persons on the Leased Real Property relating to COVID-19.

(b)Except as set forth on Schedule 7.5(b) or as approved by the Purchaser in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Sellers shall cause the Company not to:

(i)acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person, in each case, other than the acquisition of assets in the ordinary course of business;

(ii)adopt any material amendments to their respective Organizational Documents;

(iii)sell or otherwise dispose of any material assets outside of the Ordinary Course of Business;

(iv)effect any merger, consolidation, recapitalization, reclassification, stock split or like change in its capitalization;

(v)enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”), unless the terms of such Affiliate Transaction, when viewed together with any related Affiliate Transactions, are not materially less favorable to the Company, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s length dealings with a Person who is not an Affiliate; provided, however, that the foregoing shall not apply to transactions between the Company and any wholly-owned Subsidiary or between any wholly-owned Subsidiary and any other wholly-owned Subsidiary;

(vi)issue or sell (x) any equity or voting interests of the Company, or (y) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any equity or voting interests of the Company;

(vii)make any declaration, setting aside or payment of any dividend or other distribution or capital return in respect of any equity interests in the Company or any redemption, repurchase or other acquisition of any interest in the Company;

(viii)make any capital expenditures in excess of $100,000 (other than any capital expenditures contemplated by the capital expenditure budget of the Company in existence on the date hereof as provided to the Purchaser);

(ix)destroy or abandon any material portion of their property or assets, other than in the Ordinary Course of Business;

(x)incur, create, assume or otherwise become liable for any Company Debt, other than (x) trade accounts payable and short-term working capital financing, capital leases, interest rate, swap, currency or other hedging agreements, purchase money indebtedness, or the deferred purchase price of property, assets or services in each case, incurred in the ordinary course of business and (y) Company Debt permitted to be incurred, created or assumed under the Company Credit Facility; provided that the incurrence of any Company Debt pursuant to this clause (y) shall not affect the calculation of the Estimated Closing Consideration pursuant to Section 2.3 or excuse compliance with the condition of Section 6.1(h);

(xi)allow or incur any Encumbrances on its property or assets, other than Permitted Encumbrances;

(xii)make any material change to its accounting principles, except as may be required by GAAP or Applicable Law;

(xiii)adopt any plan of liquidation, dissolution, amalgamation or other reorganization; or

(xiv)enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 7.5(b).

7.6Access to Information.  Between the date of this Agreement and the Closing, upon reasonable notice, the Sellers shall cause the Company and its directors, officers, employees, agents, representatives, accountants and counsel to, (i) afford the Purchaser and its representatives reasonable access to the offices, properties and books and records of the Company, (ii) furnish to the Purchaser and its representatives such additional financial and operating data and other information regarding the Company (or copies thereof) as the Purchaser may from time to time reasonably request, and (iii) otherwise comply with the due diligence requests of the Purchaser and its representatives. Notwithstanding anything to the contrary contained in this Section 7.6, any document, correspondence or information or other access provided pursuant to this Section 7.6 may be redacted or otherwise limited to the extent required to prevent disclosure of information concerning the valuation of the Company or other similarly confidential or competitively sensitive information.  Any investigation pursuant to this Section 7.6 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to the Purchaser if such disclosure would, in the reasonable judgment of the Representative’s legal counsel: (x) jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided, however, that in such instances the Company shall inform the Purchaser of the general nature of the information being withheld and, upon the Purchaser’s request, reasonably cooperate with the Purchaser to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (x) and (y). During the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with Error! Reference source not found., without the prior written consent of the Representative, which consent may be withheld in the Representative’s sole and absolute discretion, the Purchaser shall not contact any suppliers to, or customers of, the Company with respect to the transactions contemplated by this Agreement. The Purchaser shall, and shall cause its representatives to, abide by the terms of the Non-Disclosure Agreement with respect to any access or information provided pursuant to this Section 7.6.  No investigation by the Purchaser or other information received by the Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement.

7.7Regulatory and Other Authorizations and Consents; Governmental and Third Party Communications.

(a)Within five (5) Business Days of the date hereof, the Sellers and the Purchaser shall prepare and file the applicable notification and report form(s) pursuant to the HSR Act. The parties hereto shall respond as promptly as practicable to all requests or inquiries received from any Governmental Authority for additional documentation or information in connection therewith (including with respect to their respective “ultimate parent entities” as that term is defined in the HSR Act).  At the time of filing (or such other time as required under the HSR Act), fifty percent (50%) of all filing fees payable in connection with the notifications and filings under the HSR Act in connection herewith shall be paid by the Company, on behalf of the Sellers, and the remaining fifty percent (50%) of such fees shall be paid by the Purchaser.

Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not have any obligation to (or to cause any of its Subsidiaries or Affiliates or the Company to): (A) sell, license, divest or dispose of or hold separate the assets or businesses of any entity; (B) terminate, amend or assign any existing relationships or contractual rights or obligations of any entity; (C) change or modify any course of conduct regarding future operations of any entity; (D) otherwise take any action that would limit the freedom of action with respect to, or the ability to retain, one or more businesses, assets or rights of any entity or interests therein; or (E) commit to take any such action in the foregoing clause (A), (B), (C) or (D).

(b)Following the date hereof, the Sellers shall use their commercially reasonable efforts to timely obtain all authorizations, consents, orders and approvals of, and deliver all notices to, all Governmental Authorities and officials or other Persons that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Related Documents (including any such authorizations, consents, orders, approvals and notices which, if not obtained or delivered, would result in the breach of, constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or require any payment to be delivered pursuant to, any contract) and will cooperate fully with the Purchaser in promptly seeking to obtain or deliver, as applicable, all such authorizations, consents, orders, approvals and notices. Notwithstanding the foregoing, neither the Sellers nor the Company shall be required to pay or give anything of value in order to obtain any consent or approval from any third Party.  The Purchaser agrees to cooperate fully with the Sellers and the Company and will not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.  provided, however, that the Company shall not be required to pay or give anything of value in order to obtain such consents.

(c)The Sellers shall promptly notify the Purchaser of any communication it or any of its Affiliates or representatives receives from any Governmental Authority or other Person relating to the matters that are the subject of this Agreement or any Related Document and give the Purchaser the reasonable opportunity to review in advance any related proposed communication by such party to any Governmental Authority or other Person.  No party shall agree to participate in any meeting with any Governmental Authority in respect of any related filings, investigation or other inquiry, or with any other Person with whom the Company has or is seeking to have a material business relationship, unless it consults with the Purchaser in advance and, to the extent permitted by such Governmental Authority or other Person, gives the Purchaser the opportunity to attend and participate in such meeting.  Subject to the terms of Section 7.3 hereof, each party will coordinate and cooperate fully with the Purchaser in exchanging such information and providing such assistance as the Purchaser may reasonably request in connection with the foregoing and will keep the Purchaser informed of all correspondence, filings or communications between such party or any of its Affiliates or representatives, on the one hand, and any Governmental Authority or other Person, on the other hand, with respect to this Agreement, the Related Documents and the transactions contemplated hereby and thereby.

7.8Notifications.  Between the date of this Agreement and the Closing, the Sellers shall promptly notify the Purchaser in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which any of them is aware that will or is reasonably likely to result in (i) the breach of any representation or warranty of the Sellers or the Company set forth in this Agreement, or (ii) any of the conditions set forth in Article VI becoming incapable or unlikely of being satisfied.  No disclosure by any party pursuant to this Section 7.8, however, shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of representation or warranty or breach of covenant or other agreement.

7.9Exclusivity.

(a)Between the date of this Agreement and the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Closing; the Sellers shall not, and shall cause the Company and its directors, officers, employees, agents, representatives, accountants and counsel not to, directly or indirectly:

(i)enter into any written or oral agreement or understanding with any Person regarding Another Transaction or the abandonment or termination of the transactions contemplated hereby or by the Related Documents;

(ii)enter into, negotiate, explore, or otherwise engage in substantive discussions with any Person regarding the possibility of Another Transaction;

(iii)submit, solicit, initiate, encourage, participate in, or facilitate any proposal or offer regarding Another Transaction;

(iv)provide a copy of this Agreement, any Related Document or any other materials containing information regarding the transactions contemplated hereby or by the Related Documents, or any other financial information, projections or proposals regarding the Company, to any Person whom the providing Person knows, or has reason to believe, would have any interest in participating in Another Transaction; or

(v)take any other action to promote, facilitate, encourage or support Another Transaction.

(b)The Sellers shall provide prompt (and in any event within one (1) Business Day) written notice to the Purchaser if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing, which notice shall describe in reasonable detail the material terms of such proposal, offer, inquiry or contact and the identity of the Person making such proposal, offer, inquiry or contact.

7.10Litigation Support.  In the event and for so long as any party hereto or Affiliate thereof is actively contesting or defending any action in connection with (i) any transaction contemplated under this Agreement or the Related Documents or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction in existence or occurring on or prior to the Closing Date involving the Company, each of the other parties shall cooperate with such contesting party and such contesting party's counsel in such defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (except with respect to any claim for indemnification under Article VIII).

7.11Pre-Closing Tax Covenants.

(a)Tax Election, Waivers and Settlements.  Unless otherwise required under Applicable Law, the Sellers shall not, and shall cause the Company not to, take any of the following actions with respect to the Company without the Purchaser's prior written consent (not be unreasonably withheld, delayed or conditioned):

(b)make, revoke or amend any Tax election;

(c)amend any previously filed Tax Returns;

(d)carry back any losses or file a claim for a Tax refund;

(e)execute any waiver of restrictions on assessment or collection of any Tax; or

(f)enter into or amend any agreement or settlement with respect to any material Tax with any Taxing Authority.

7.12Release and Waiver.  In consideration of the receipt by each Seller of his portion of the Purchase Price, effective as of the Closing, each Seller hereby releases and discharges the Company and its former or present employees, officers, directors, shareholders, and agents from, and waives any and all claims, rights and causes of action of any kind or nature whatsoever that such Seller may have had or may now have against any of them (including any claims, rights and causes of action solely arising out of or related to the ownership of Shares of the Company or the transactions contemplated by this Agreement), whether arising under contract, tort, statute or otherwise, and whether such Seller knows of the claim or not.  Each Seller agrees that he has not, and shall not hereafter, institute any lawsuit of any kind whatsoever, or file any complaint or charge, against the Company or any of its former or present employees, officers, directors, members, shareholders or agents, or any of their respective successors or assigns, under any federal, state or local statute, rule, regulation or principle of common law.

7.13Purchaser Common Stock Offering.

(a)The Purchaser shall use its reasonable commercial efforts to effect the Purchaser Common Stock Offering, timely, at a price and in such amount as shall be necessary to fund the cash portion of the Estimated Closing Consideration and to satisfy the condition set forth in Section 6.1(g).  Without limiting the foregoing, the Purchaser shall use reasonable commercial efforts to (i) file such amendments to the Form S-3 Registration Statement, and respond to any comments of the staff of the SEC, as shall be required to cause the Form S-3 Registration Statement to become effective as soon as reasonably practicable; (ii) prepare and file with the SEC such prospectuses and prospectus supplements as shall be reasonably necessary for the purposes of providing information to investors in the Purchaser Common Stock Offering; (iii) engage underwriters or placement agents of national or regional standing, with knowledge of the Business and industry in which the Company operates, and enter into agreements with such underwriters or placement agents on customary terms; (iv) participate in customary physical or virtual “road shows,” as shall reasonably be required by the underwriters or placement agents in order to successfully implement the Purchaser Common Stock Offering; and (v) engage such professionals, including attorneys and accountants, as shall reasonably necessary to document the Purchaser Common Stock Offering and provide customary comfort to the underwriters or placement agents with respect thereto.

(b)Considering that information concerning the Company, the Business and financial and operating results of the Business will be required to be included in the Form S-3 Registration Statement, the related prospectuses and prospectus supplements and the “road show” presentation to investors, the Sellers shall use reasonable commercial efforts to cooperate with the Purchaser, as the Purchaser shall reasonably request in connection with the Purchaser Common

Stock Offering.  Such cooperation shall include, without limitation, the reasonable commercial efforts of each Seller to (i) provide information concerning the Company and the Business, including audited and unaudited financial statements, for inclusion in the Form S-3 Registration Statement; (ii) assist, insofar as pertaining to the Company and the Business, in the response to the comments of the staff of the SEC with respect thereto; (iii) participate with the Purchaser in providing such diligence information as shall reasonably requested by the underwriters or the placement agents; (iv) if requested, participate with representatives of the Purchaser in investor “road shows”; and (v) make available the professionals of the Company, including its attorneys and accountants, as shall be reasonably requested by the Purchaser, to assist with the foregoing.

7.14Authorization of the Representative.

(a)Each Seller hereby appoints and authorizes the Representative, and the Representative hereby accepts such appointment and authorization, to act on behalf of such Seller in connection with this Agreement and the Related Documents in good faith, which shall include the power and authority on behalf of the Sellers:

(i)to execute and deliver the Escrow Agreement and perform its obligations thereunder;

(ii)to execute, deliver and/or accept such amendments, waivers, consents, notices and other documents in connection with this Agreement and the Related Documents as the Representative, in his sole discretion, may deem necessary or desirable; and

(iii)to act on behalf of the Sellers pursuant to this Agreement (including Section 2.5 hereof) or the Escrow Agreement, and, in connection therewith to assert, institute, investigate, assume the defense of, litigate, settle or compromise any Claim and file and prosecute appeals from any judgment rendered thereon.

(b)The appointment of the Representative under this Section 7.14 shall be non-rescindable and irrevocable, and each Seller shall be bound by all actions taken by the Representative in connection with this Agreement and the Escrow Agreement, and the Purchaser shall be entitled to rely, and will incur no liability with respect to such reliance, on any action, consent, instruction or decision of the Representative as the action, consent, instruction or decision of each Seller (and shall have no responsibility or obligation to determine the authority, authenticity, accuracy or truth thereof).

(c)Upon its demand from time to time, the Representative shall be entitled to prompt reimbursement by each Seller of its Percentage of the reasonable fees and expenses incurred by the Representative in its capacity as such.

7.15Employee Retention; Benefits Plans. All employees of the Company, including but not limited to, the Key Personnel, shall be retained and shall continue to be employed through the Closing. Following the Closing, all employees of the Company, including but not limited to, the Key Personnel shall be employees or consultant of the Company, as applicable. It is Purchaser’s intent that all employees of the Company shall remain employees of the Company for a period of six (6) months following the Closing. To induce certain employees to remain employed with the Company and to address any concerns about job security, immediately following the Closing the Company shall pay retention and/or success bonuses to certain employees in the amounts to be determined by the Company prior to the Closing (the “Closing Retention Bonuses”). All employees who participate in any benefits plans currently offered by the Company shall be eligible to participate in the Purchaser’s existing benefits plans on the same terms and condition as the Purchaser’s current employees.

7.16Board Seats. On the Closing Date, the Purchaser shall grant to the Sellers the right to designate two (2) voting members on the board of directors of the Purchaser. Such board members designated by the Sellers shall initially be Michael R. Wittmeyer and Kendall J. Saville.

7.17Director and Officer Indemnification and Insurance.

(a)The Purchaser agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Schedule 7.17(a), shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

(b)The Company shall, and the Purchaser shall cause the Company to: (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof); or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event shall the Purchaser or the Company be required to pay a premium for such “tail” policy in excess of three hundred percent (300%) of the Company’s current annual premium for liability insurance for the directors and officers of the Company.

(c)The obligations of the Purchaser and the Company under this Section 7.17 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 7.17 applies without the consent of such affected director or officer unless required  by Applicable Law (it being expressly agreed that the directors and officers to whom this Section 7.17 applies shall be third-party beneficiaries of this Section 7.17, each of whom may enforce the provisions of this Section 7.17).

(d)In the event the Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Company, as the case may be, shall assume all of the obligations set forth in this Section 7.17.

(e)Notwithstanding any provision of this Agreement to the contrary, (i) in no event shall any Person be entitled to indemnification or exculpation for any act or omission of such Person that constitutes fraud by such Person, and (ii) this Section 7.17 shall not affect any rights or remedies otherwise available to the Purchaser and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) hereunder.

7.18Parachute Payments. Promptly following the date hereof, the Sellers shall cause the Company or the Company’s Representatives to perform a customary analysis to determine each employee of the Company who is, or would reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) and all costs associated with such analysis shall be a “Company Expense” for all purposes hereunder. With respect to each employee of the Company who is, or would reasonably be expected to be as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code), promptly following the date hereof but in any event prior to the Closing Date, the Sellers agree to, and cause the Company to, use their reasonable best efforts to seek to have any such individual waive any payments or economic benefit pursuant to any Employee Benefit Plan and any agreement, in each case, entered into by the Company and such disqualified individual prior to the Closing Date that such individual is entitled in connection with the transactions contemplated by this Agreement that could constitute an “excess parachute payment” (as defined in Section 280G(b) of the Code) with respect to such individual.  If any individual waives his or her rights to payments or economic benefits as described in the previous sentence, the Sellers agree to, and cause the Company to, use their reasonable best efforts to seek to obtain or cause the Company to seek to obtain stockholder approval in accordance with the requirements of Section 280G(b)(5)(B) of the Code and in a manner that satisfies the applicable requirements of Section 280G(b)(5)(B) of the Code and any regulations promulgated thereunder.  No less than five (5) Business Days before taking such actions, the Company shall deliver to the Purchaser for review and comment copies of any documents or agreements necessary to effect this Section 7.18, including, but not limited to, any stockholder consent form, disclosure statement, or waiver, and the Company shall consider in good faith all comments received from the Purchaser on such documents or agreements.

7.19Provision of Premium Reports. No later than five (5) Business Days prior to the Closing Date, the Company shall provide the Purchaser with a schedule of all Inventory (including Inventory sold to the Purchaser subject to an agreement to repurchase) with a premium of fifteen percent (15%) or more over melt.

ARTICLE VIII.

SURVIVAL; INDEMNIFICATION

8.1Survival.  The representations and warranties of the parties contained herein, or in any writing delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing for a period eighteen (18) months following each date on which such representations and warranties have been made or were deemed to have been made, regardless of any investigation made by or on behalf of the other parties. Notwithstanding the above, the representations made in Section 3.1, Section 3.2, Section 3.3(a), Section 3.4, Section 3.17, Section 3.18, Section 3.25, Section 4.1(a) and Section 4.3 (collectively, the “Fundamental Company Representations”) and the representations made in Section 5.1, Section 5.2, Section 5.3 and Section 5.5 (collectively, the “Fundamental Purchaser Representations”), shall survive for the applicable statute of limitations plus sixty (60) days thereafter.  All covenants of the parties hereto contained in the Agreement shall survive the Closing according to their respective terms.

8.2Indemnification.

(a)In consideration of the Purchaser’s execution and delivery of this Agreement and consummation of the transactions contemplated hereby, the Sellers shall, jointly and severally, defend, protect, indemnify and hold harmless the Purchaser and each of its Affiliates, officers, managers, advisors, directors, employees and agents (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnified Parties”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, Liabilities and damages, and expenses (including, without limitation, costs of suit and all reasonable attorneys’ fees and expenses) in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought) (the “Purchaser Indemnified Liabilities”), actually incurred by the Purchaser Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(i)the breach of any representation or warranty regarding the Company or the Sellers contained in this Agreement or in any Related Document (other than the breach of any representation or warranty in Section 3.18 which shall be subject to indemnification under Section 9.3);

(ii) the breach of any promise, agreement or covenant of the Sellers contained in this Agreement or in any Related Document;

(iii)the enforcement by the Purchaser of this Agreement, the Related Documents or any other instrument, document or agreement executed pursuant hereto;

(iv) any Claim brought against the Company by any current or former officer or director thereof, in each case (x) by any of the Purchaser Indemnified Parties and (y) as such Purchaser Indemnified Liabilities are incurred; and

(v)the matters set forth on Schedule 3.7.

provided, however, that the Sellers shall not be required to indemnify any Purchaser Indemnified Party for consequential, indirect, punitive, special or exemplary damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (except to the extent imposed by a Governmental Authority or incurred by any third party).  To the extent that the foregoing indemnification obligations may be unenforceable for any reason, the Sellers shall make the maximum contribution to the payment and satisfaction of each of the Purchaser Indemnified Liabilities which is permissible under Applicable Law.

(b)In consideration of the Sellers’ execution and delivery of this Agreement and consummation of the transactions contemplated hereby, the Purchaser shall defend, protect, indemnify and hold harmless the Sellers and each of their respective Affiliates, officers, managers, advisors, directors, employees and agents (including those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Seller Indemnified Parties”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, Liabilities and damages, and expenses (including, without limitation, costs of suit and all reasonable attorneys’ fees and expenses) in connection therewith (irrespective of whether any such Seller Indemnified Party is a party to the action for which indemnification hereunder is sought) (the “Seller Indemnified Liabilities” and collectively with the Purchaser Indemnified Liabilities, the “Losses”), actually incurred by the Seller Indemnified Parties or any of them as a result of, or arising out of, or relating to:

(i)the breach of any representation or warranty regarding the Purchaser contained in this Agreement or in any Related Document;

(ii) the breach of any promise, agreement or covenant of the Purchaser contained in this Agreement or in any Related Document;

(iii)the enforcement by any Seller of this Agreement, the Related Documents or any other instrument, document or agreement executed pursuant hereto;

provided, however, that the Purchaser shall not be required to indemnify any Seller Indemnified Party for consequential, indirect, punitive, special or exemplary damages (except to the extent imposed by a Governmental Authority or incurred by any third party).  To the extent that the foregoing indemnification obligations may be unenforceable for any reason, the Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Seller Indemnified Liabilities which is permissible under Applicable Law.

8.3Notice of Claims.  The party hereto making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party hereto against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The Indemnified Party shall provide the Indemnifying Party with written notice of any actual or potential Losses in respect of which indemnification may be sought under this Article VIII (a “Claim Notice”) promptly, and in any event within thirty (30) days, after the Indemnified Party becomes aware of such Losses.  Such Claim Notice shall describe the actual or potential Losses, to the Indemnified Party’s knowledge, in reasonable detail based on the information then reasonably available, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that has been or may be sustained by the Indemnified Party.  The Indemnifying Party acknowledges that the Indemnified Party may have incomplete knowledge of an action or the associated Losses, or of the facts and circumstances underlying such action or Losses, at the time that a Claim Notice in connection therewith is delivered to the Indemnifying Party, and that any Claim Notice provided hereunder may reflect such incomplete knowledge. Any information provided to the Indemnifying Party in connection with a Claim Notice is disclosed solely for purposes of making a claim for indemnification under this Agreement, and no information so disclosed shall be deemed to be an admission by any Indemnified Party to any third party of any manner whatsoever, including of any violation of law or breach of any agreement.  With respect to any documents or information that are protected by the attorney-client privilege, work product doctrine, or other privileges, the Indemnifying Party shall cooperate in good faith with the Indemnified Party to preserve the privileged status of any such document or information.  Without limiting any of the foregoing cooperation obligations of the Indemnifying Party or Indemnified Party, nothing in this Agreement shall be construed to require the waiver of any Fifth Amendment or similar protection or require any action that could reasonably be expected to cause the loss of the attorney-client privilege, work-product doctrine, or other privileges as to any document, information, or communication.  Any deficiency in the timeliness of the Claim Notice, or substance of the information or detail conveyed, shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party has been actually prejudiced by the deficiency and only to the extent of such prejudice.

8.4Third Party Claims.  If any Claim Notice is in respect of any actual or potential Losses arising out of or relating to an Action made or brought by any Person who is not a Party or Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party, the Indemnifying Party shall have the right to participate in, or assume, the defense of such Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, by providing written notice of such election to the Indemnified Party within ten (10) days of the Indemnifying Party’s receipt of the Claim Notice with respect to such Third Party Claim, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that: (a) involves a Governmental Authority or Tax matters or significant customers or vendors or other significant relationships of the Indemnified Party; (b) involves criminal liability; (c) seeks an injunction or other equitable relief against the Indemnified Party; (d) would be likely to be adversely determined against the Indemnified Party and/or materially impair the Indemnified Party or its business; or (e) the Indemnified Party or the Indemnifying Party receives a written opinion from legal counsel that it would be inappropriate for a single counsel to represent all parties under applicable rules of professional responsibility. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, then it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof (if applicable). The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if, in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying

Party, or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If, within the applicable ten (10) day period, the Indemnifying Party: (x) elects not to compromise or defend such Third Party Claim; (y) fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement; or (z) fails to diligently prosecute the defense of such Third Party Claim, then the Indemnified Party may pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

8.5Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not consent to the entry of any judgment or enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such proposed settlement or judgment does not include any monetary damages payable by the Indemnified Party or any restriction on the business or operations of or equitable relief against the Indemnified Party, the Purchaser, the Company or any of its Subsidiaries or require any admission or acknowledgment of liability or fault of the Indemnified Party and also provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and if the Indemnifying Party desires to accept and agree to such proposed settlement or judgment, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party has assumed the defense, it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

8.6Direct Claims.  If any Claim Notice is in respect of any actual or potential Losses which do not result from a Third Party Claim (each, a “Direct Claim”), the Indemnifying Party shall have thirty (30) days after its receipt of such Claim Notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its profession advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

8.7Distributions from Escrow.

(a)In the event that, following the Closing, any Purchaser Indemnified Party incurs Purchaser Indemnified Liabilities for which it believes it is entitled to indemnification from the Sellers in accordance with this Article VIII or any Related Document, then promptly after such Purchaser Indemnified Party’s submission to the Indemnifying Party of a Claim Notice, and so long as such Purchaser Indemnified Party and the Indemnifying Party agree to an amount of indemnifiable Purchaser Indemnified Liabilities, such Purchaser Indemnified Party and the Indemnifying Party shall promptly send a joint disbursement notice to the Escrow Agent instructing the Escrow Agent to transfer to such Purchaser Indemnified Party from the Escrow Account such funds as are equal to the undisputed amount.  In the event that the Purchaser Indemnified Party and the Indemnifying Party do not agree that such Purchaser Indemnified Party is entitled to indemnification from the Indemnifying Party in accordance with this Article VIII, or the Purchaser Indemnified Party and the Indemnifying Party do not agree to an undisputed amount of such indemnifiable Purchaser Indemnified Liabilities, then the Indemnifying Party shall be entitled to contest the Purchaser Indemnified Party’s Claim for indemnification in accordance with Article XI herein.

(b)On the twelve (12) month anniversary of the Closing Date, an amount equal to the then-remaining Indemnification Escrow Amount (after taking into account any disbursement of funds prior to the date thereof and less any portion of the Indemnification Escrow Amount subject to any outstanding unresolved Claim Notice delivered on or prior to such date) shall be disbursed to the Representative, for the benefit of the Sellers, and the Purchaser and the Representative shall send a joint disbursement notice to the Escrow Agent instructing the Escrow Agent to disburse to the Representative, for the benefit of the Sellers, the then-remaining Indemnification Escrow Amount to which the Sellers are entitled.  If a Liability for payment of the Sellers to a Purchaser Indemnified Party shall arise under this Article VIII or Article IX after the disbursement to the Sellers of the remaining Indemnification Escrow Amount, the Sellers shall be obligated, jointly and severally, to pay such Liability; provided, however, that in no event shall the sum of the Indemnification Escrow Amount released to the Purchaser Indemnified Parties plus the amounts paid by the Sellers to the Purchaser Indemnified Parties exceed the Cap.

8.8Limitations and Requirements.  Notwithstanding any other provision hereof:

(a)The Sellers shall not be liable to the Purchaser Indemnified Parties with respect to any claim for indemnification pursuant to clause (i) of Section 8.2(a) and the Purchaser shall not be liable to the Seller Indemnified Parties with respect to any claim for indemnification pursuant to clause (i) of Section 8.2(b) unless and until the aggregate amount of all Indemnified Liabilities of the Indemnified Parties that would otherwise be indemnifiable hereunder exceeds one hundred thousand dollars ($100,000) (the “Basket”), whereupon the full amount of all Indemnified Liabilities in excess of the Basket shall be recoverable by the Indemnified Parties subject to Section 8.8(b) below; provided that the Basket shall not apply (x) towards any breach of any Fundamental Company Representation or Fundamental Purchaser Representation or (y) in the case of fraud, willful misconduct or willful concealment as contemplated by Section 8.8(c).

(b)In no event shall the aggregate amount of such liability of the Sellers to the Purchaser Indemnified Parties with respect to any claim for indemnification pursuant to Article VIII and Article IX or the Purchaser to the Seller Indemnified Parties with respect to any claim for indemnification pursuant to Article VIII exceed an amount (inclusive of any disbursements from the Escrow Account) equal to five million dollars ($5,000,000) (the “Cap”); provided that the Cap shall not apply (x) with respect to any breach of any of the representations made by the Sellers in Section 3.4 or Section 4.3 or (y) in the case of fraud, willful misconduct or willful concealment as contemplated by Section 8.8(c).

(c)In the absence of fraud, willful misconduct or willful concealment, each party’s indemnification obligations under this Article VIII and Article IX shall be the other parties’ sole and exclusive remedy from and after the Closing with respect to any matter arising from any breach of any representation, warranty, covenant or agreement set forth in this Agreement. In furtherance of the foregoing, except with respect to Section 11.9, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII or IX. Nothing in this Section 8.8 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.9 or to seek any remedy on account of fraud, willful misconduct or willful concealment by any party hereto.

(d)Payments by an Indemnifying Party pursuant to Section 8.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Company) in respect of any such claim (in each case calculated net of any actual collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e)The indemnification obligations of the parties contained in this Article VIII and Article IX shall remain in effect regardless of any investigation made by or on behalf of the party seeking indemnification hereunder or any officer, director or controlling person of such party, and any knowledge of such party on or prior to the Closing Date relating to any matter for which such party seeks indemnification hereunder shall in no way limit such party’s rights under this Article VIII, Article IX or otherwise.

(f)Any indemnification payment for Indemnified Liabilities or Taxes under this Article VIII and Article IX shall be paid by the Indemnifying Party net of any Tax benefit arising from the Indemnified Liabilities or Taxes that are realized in cash (or as a reduction in Taxes payable) by the Indemnified Party in the taxable year such Indemnified Liabilities or Taxes were incurred or sustained for income tax purposes and the succeeding taxable year.

(g)For the purposes of this Article VIII and Article IX, in (i) determining whether there has been a breach of any representation, warranty, covenant or agreement, and (ii) determining the amount of any Indemnified Liabilities related to a breach of a representation or warranty, the qualifications as to the materiality of such matters (or words of similar import) (including “Material Adverse Effect”) set forth in the representations and warranties shall be disregarded.

ARTICLE IX.

TAX MATTERS

9.1Tax Return Filing.

(a)The Representative shall prepare, at the Company’s expense, and with the Purchaser’s cooperation, timely file all Tax Returns of the Company in respect of all taxable periods ending on or before the Closing Date (“Pre-Closing Periods”) that are due after the Closing Date (taking into account extensions) (“Pre-Closing Returns”).  The Sellers shall pay to the Company when due the product of (i) all Taxes shown to be due on such Pre-Closing Returns multiplied by (ii) the percentage interest in the Company that the Sold Shares constitute, to the extent not otherwise previously included in the calculation of Company Debt, Net Tangible Assets or Company Expenses.  The Representative shall provide Purchaser such Pre-Closing Returns (along with supporting workpapers) for Purchaser’s review and comment at least sixty (60) days prior to the due date of such Pre-Closing Returns (including extensions) (or as soon as practical prior to the filing date with respect to any payroll Tax Returns and Tax Returns due (including extensions) within sixty (60) days after the close of the taxable period). Within twenty (20) days after the date of receipt by Purchaser of such Tax Return, Purchaser shall deliver to the Representative a written request for changes to such Tax Return.  If Purchaser delivers such a request, then the Representative and Purchaser shall undertake in good faith to resolve the issues raised in such request.  If the Representative and Purchaser are unable to resolve any issue by twenty (20) days after the date of receipt by the Representative of the request for changes for filing of the Pre-Closing Return in question, then the Representative and Purchaser shall jointly engage the Settlement Arbitrator (in the manner set forth in Section 2.5(b)(iii)) to resolve such dispute, and the decision of the Settlement Arbitrator shall be final and the fees of the Settlement Arbitrator shall be shared equally by Purchaser, on the one hand, and the Sellers on the other hand.  If any dispute with respect to a Pre-Closing Return is not resolved at least three (3) days prior to the due date of such Pre-Closing Return, such Pre-Closing Return shall be timely filed in the manner which the Representative deems correct without prejudice to the resolution of such dispute; provided that, once resolution of such dispute has been determined, such Pre-Closing Return shall be amended, if necessary, to include the final resolution of such dispute.

(b)The Purchaser, at the Company’s expense, shall prepare and timely file all Tax Returns of the Company for any Straddle Period (“Straddle Returns”).  No later than ten (10) Business Days after a Straddle Return is filed, the Sellers shall pay to the Company the product of (i) the Taxes shown to be due on such Straddle Return allocable to the portion of Straddle Period up to and including the Closing Date as determined under Section 9.2 multiplied by (ii) the percentage interest in the Company that the Sold Shares constitute, to the extent not otherwise previously included in the calculation of Company Debt, Net Tangible Assets or Company Expenses.  Purchaser shall provide such Straddle Returns (along with supporting workpapers) to the Representative for the Representative’s review and comment at least sixty (60) days prior to the due date of such Straddle Returns (including extensions) (or as soon as practical prior to the filing date with respect to any payroll Tax Returns and Tax Returns due (including extensions) within sixty (60) days after the close of the taxable period).  Within twenty (20) days after the date of receipt by the Representative of such Straddle Return, the Representative shall deliver to Purchaser a written request for changes to such Straddle Return.  If the Representative delivers such a request, then the Representative and Purchaser shall undertake in good faith to resolve the issues raised in such request.  If the Representative and Purchaser are unable to resolve any issue by twenty (20) days after the date of receipt by Purchaser of the request for changes for filing of the Straddle Return in question, then the Representative and Purchaser shall jointly engage the Settlement Arbitrator (in the manner set forth in Section 2.5(b)(iii)) to resolve such dispute, and the decision of Settlement Arbitrator shall be final and the Settlement Arbitrator’s fees shall be shared equally by Purchaser, on the one hand, and the Sellers the other hand. If any dispute with respect to a Straddle Return is not resolved at least three (3) days prior to the due date of such Straddle Return, such Straddle Return shall be timely filed in the manner which Purchaser deems correct without prejudice to the resolution of such dispute; provided that, once resolution of such dispute has been determined, such Straddle Return shall be amended, if necessary, to include the final resolution of such dispute.

(c)All Tax Returns described in Section 9.1(a) and (b) shall (i) be prepared and filed in accordance with the prior positions and practices of the Company, unless a contrary treatment is required by Applicable Law and (ii) to the extent permitted by Applicable Law, report the Transaction Tax Deductions in a Pre-Closing Period (and in the case of a Straddle Period, in the pre-Closing portion of such period).

9.2Allocation for Straddle Period.  For purposes of this Agreement, the amount of Taxes of the Company attributable to the pre-Closing portion of any taxable period beginning on or before and ending after the Closing Date (the “Straddle Period”) shall be determined based upon a hypothetical closing of the taxable year at the end of the Closing Date, with the Closing Date being included in the pre-Closing portion of such Straddle Period; provided, however, real and personal property Taxes (which are not based on income, receipts, profits or payroll) shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period. Upon receipt of any bill for such real or personal property Taxes, the Purchaser of the Sellers, as applicable, shall present a statement to the other party setting forth the amount of reimbursement to which each is entitled under this Section 9.2 together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement.  Tax refunds and credits for a Straddle Period shall be allocated in a manner consistent with this Section 9.2.

9.3Indemnification.  The Sellers shall, jointly and severally, indemnify, defend and hold harmless the Purchaser, its Affiliates (including the Company, but not including the Sellers) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents, but not including the Sellers) against the product of (x) the percentage interest in the Company that the Sold Shares constitute multiplied by (without duplication) (y)(i) all unpaid Taxes imposed on the Company for any Pre-Closing Period of the Company, and, in the case of a Straddle Period, allocable to the portion of such period up to and including the Closing Date as determined under Section 9.2 (other than any matter set forth on Schedule 9.3 (the “Identified Tax Matters”) with respect to which a Voluntary Disclosure Proceeding has been initiated pursuant to Section 9.12; (ii) Taxes of another Person (other than the Company) imposed on the Company as a result of the Company being included on or prior to the Closing Date in a combined, consolidated or unitary tax group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise; (iii) Taxes resulting from the breach of any representation or warranty made in Section 3.18; and (iv) losses, costs, interest, penalties, fees, Liabilities, damages, and expenses as a result of, arising out of, or relating to any Identified Tax Matter with respect to which a Voluntary Disclosure Proceeding has been initiated pursuant to Section 9.12, in each case to the extent not otherwise previously included in the calculation of Company Debt, Net Tangible Assets or Company Expenses and excluding any Taxes that result from any action of the Company or the Purchaser (or any Affiliates thereof) occurring after the Closing on the Closing Date and not contemplated under this Agreement.  In no event shall the aggregate amount of any liability of the Sellers to the Purchaser Indemnified Parties with respect to any claim for indemnification pursuant to Section 9.3(iv) exceed an amount equal to the Identified Tax Matters Escrow Amount, and the Purchaser Indemnified Parties understand, acknowledge and agree that the amount equal to the Identified Tax Matters Escrow Amount shall be the sole remedy available to the Purchaser Indemnified Parties with respect to any claim for indemnification pursuant to Section 9.3(y)(iv); provided that the foregoing limitation shall not apply in the case of fraud, willful misconduct or willful concealment.

9.4Tax Contest.

(a)Each of the Representative and the Purchaser shall notify the other party in writing within thirty (30) calendar days of receipt of written notice of any pending or threatened Tax examination, audit, claim, adjustment or other administrative or judicial proceeding (a “Tax Contest”) (A) with respect to any Pre-Closing Period or Straddle Period of the Company or (B) that could reasonably be expected to result in an indemnification obligation under this Article IX of such other party.  If the recipient of such notice of a Tax Contest fails to provide such notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay shall have adversely affected the indemnifying party’s ability to defend against, settle, or satisfy any action, suit or proceeding against it, or any damage, loss, claim or demand for which the indemnified party is entitled to indemnification hereunder.

(b)If a Tax Contest relates to any Pre-Closing Period other than with respect to any Identified Tax Matter as to which a Voluntary Disclosure Proceeding has been initiated pursuant to Section 9.12, the Representative shall have the right, at Sellers’ expense, to control the defense and settlement of such Tax Contest.  The Representative shall assume the defense of such Tax Contest by notifying Purchaser in writing no later than 30 days after the Representative receives notice of a Tax Contest.  With respect to any Tax Contest for which the Representative has assumed the defense, (i) the Representative shall keep the Purchaser fully informed of any material developments and provide copies of all correspondence (ii) the Purchaser shall have the right to observe (but not control) the conduct of such Tax Contest (through attendance at meetings or otherwise) at its own expense, including through its own counsel and other professional experts and (iii) the Representative shall not settle any such Tax Contest without the prior written consent of the Purchaser, which consent shall not be unreasonably conditioned, delayed or withheld.  If the Representative does not assume the defense of  any such proceeding, the Purchaser may defend the matter in a manner it considers appropriate including settling such contest at the Sellers' sole cost and expense. If such Tax Contest relates to any Straddle Period, or any post-Closing period or to any Taxes for which the Purchaser is liable in full hereunder, the Purchaser shall, at its own expense, control the defense and settlement of such Tax Contest.  Notwithstanding the preceding sentence, if such Tax Contest relates to a Straddle Period or for which Sellers could have an indemnification obligation under this Article IX, (i) the Purchaser shall keep the Representative fully informed of any material developments and provide copies of all correspondence, (ii) the Representative shall have the right to observe (but not control) the conduct of any such Tax Contest (through attendance at meetings or otherwise) at its own expense, including through its own counsel and other professional experts and (iii) the Purchaser shall not settle any such Tax Contest without the prior written consent of the Representative, which consent shall not be unreasonably conditioned, delayed or withheld.

(c)This Section 9.4 and not Section 8.4 shall apply in determining the control and handling of any Tax Claim.

9.5Cooperation.  The Sellers and the Purchaser agree to furnish or cause to be furnished to each other, upon request and as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for the preparation, execution and timely filing of any Tax Return pursuant to this Article IX, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to the Company’s Tax liability or a Tax Contest and in allowing the Representative to review Tax Returns of the Company for Pre-Closing Periods and Straddle Periods to determine or verify the proper amounts of refunds payable hereunder, if any.  Such cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Sellers and the Purchaser shall, and the Purchaser shall cause to the Company to, retain copies of all Tax Returns, schedules, work papers, records and other documents in their possession relating to Tax matters with respect to the Company for Pre-Closing Period and Straddle Periods until sixty (60) days after the expiration of the applicable statute of limitations with respect to such Tax matters and shall not dispose of such items until it offers the items to the other party.

(a)The Sellers and Purchaser shall, and Purchaser shall cause the Company to, upon request, use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

9.6Disputes.  In the event that a dispute arises between the Sellers and the Purchaser as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to the Company, the parties shall attempt in good faith to resolve such dispute, and any agreed-upon amount shall be paid to the appropriate party.  If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to the Settlement Arbitrator for resolution, which resolution shall be final, conclusive and binding on the parties.  Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Settlement Arbitrator in resolving this dispute shall be borne equally by the Sellers on one hand and the Purchaser on the other.

9.7Tax Refunds and Credits.  Any refund or credit of the overpayment of Taxes of the Company (including any interest paid thereon) for any Pre-Closing Period and, in the case of a Straddle Period, allocable to the portion of such period up to and including the Closing Date, that the Company, Purchaser, or any Affiliate of any of the foregoing receives or realizes shall be for the account of Sellers in an amount equal to the product of (x) the percentage interest in the Company that the Sold Shares constitute multiplied by and (y) the amount of such refund or credit (including any interest paid thereon).  Purchaser shall cause the Company to use commercially reasonable efforts to collect or realize any refunds (or credits) for overpayment of any Taxes paid (or realized) by the Company with respect to any Pre-Closing Period or Straddle Period and, in the case of a net operating loss or other attribute for such periods, shall cause the Company to carryback such loss or other attribute to the extent permitted under Applicable Laws, if such carryback would result in a Tax refund or credit for an overpayment of Taxes.  For avoidance of doubt, if a Tax refund or credit for an overpayment of Taxes results from a carryback of a loss or other attribute that was incurred or generated in a post-Closing Period (or a portion thereof), such Tax refund or credit shall not be for the account of Sellers and shall not be subject to this Section 9.7. For purposes of the immediately preceding sentence, a loss or other attribute shall not be treated as incurred in a post-Closing Period (or portion thereof) to the extent such loss or other attribute is attributable to, or arises from, the Transaction Tax Deductions.  Within five (5) Business Days after the receipt thereof, Purchaser or Company shall, or shall cause the applicable Affiliate to, deliver and pay over, by wire transfer of immediately available funds, an amount equal to the product of (x) the percentage interest in the Company that the Sold Shares constitute multiplied by (y) the amount of such Tax refunds or credits (including any interest paid thereon) in respect of any Pre-Closing Tax Period and, in the case of a Straddle Period, allocable to portion of such period up to and including the Closing Date (net of any expenses and any additional Taxes incurred with respect to the filing and receipt of the refund or credit) to the Sellers (or Seller’s Representative to be distributed to each Seller according to each Seller’s Percentage).  Notwithstanding the foregoing, any such payments hereunder shall be limited to refunds (or overpayments) of Taxes (i) paid by the Company prior to the Closing, (ii) paid by the Sellers pursuant to the terms of this Agreement, or (iii) included in Net Tangible Assets, Company Debt or Company Expenses. Purchaser, the Seller Parties and Seller’s Representative shall cooperate fully, as and to the extent reasonably requested by the other Parties in connection with efforts following the Closing and to pursue such refunds and credits. Notwithstanding the foregoing, if a refund or credit has been previously paid over to Sellers pursuant to this Section 9.7 and a Taxing Authority subsequently disallows the refund or credit and the Purchaser or Company is required to return such refund (or refund such credit) to the Taxing Authority, Seller’s Representative shall return such refund that was previously paid over to the Sellers, together with any associated interest and costs incurred by the Company with respect to that disallowed refund no later than ten (10) Business Days after the Company makes a request for the return of such refund.  Notwithstanding any of the foregoing to the contrary, the Sellers shall not be entitled to a refund or a credit of a Tax with respect or attributable to any Identified Tax Matter as to which a Voluntary Disclosure

Proceeding has been initiated pursuant to Section 9.12, except to the extent that such refund or credit is with respect to a Tax that has been paid from the Identified Tax Matters Escrow.

9.8Post-Closing Actions.  Except as provided in Section 9.7 and Section 9.12, the Purchaser and the Company shall not cause or permit the Company or any predecessor thereof (without the prior written consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed) to file an amended Tax Return relating to a Pre-Closing Period or any Straddle Period, extend or waive, or cause to be extended or waived, or permit the Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Period or Straddle Period, make or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Period or Straddle Period; or initiate, enter into, or participate in any voluntary disclosure agreement with any Governmental Authority with respect to Taxes for a Pre-Closing Period or Straddle Period.

9.9Survival.  This Article IX shall survive until thirty (30) days after the expiration of the statute of limitations with respect to the applicable Tax.

9.10Character of Payments.  To the extent permitted by Applicable Law, the parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as adjustments to the Purchase Price payable by the Purchaser hereunder.

9.11Interaction with Article VIII.  The provisions of this Article IX shall govern to the extent inconsistent with Article VIII.  Notwithstanding the foregoing, any reference in this Article IX to a payment by the Sellers shall be deemed to mean a payment from the Escrow Account or the Identified Tax Matters Escrow Account, as the case may be, or by the Sellers, jointly and severally, if the remaining Indemnification Escrow Amount has been released to the Sellers, as set forth in Article VIII, provided that in no event shall the Liability of the Sellers for payment under this Article IX, together with all other Liabilities of the Seller for payment under this Agreement (including the aggregate Indemnification Escrow Amount released to the Purchaser Indemnified Parties) exceed the Cap.

9.12Voluntary Disclosure Proceedings.  Notwithstanding anything contained in this Agreement to the contrary, following the Closing the Purchaser shall initiate and conduct, through settlement or other resolution, voluntary disclosure proceedings with such taxing authorities as directed by the Purchaser, in connection with the matters set forth on Schedule 9.3 (such proceedings, the “Voluntary Disclosure Proceedings,” and any such proceeding, a “Voluntary Disclosure Proceeding”). For the avoidance of doubt, in no event shall the Purchaser initiate and conduct any Voluntary Disclosure Proceeding at any time prior to the Closing. The Purchaser shall control the conduct and resolution of all Voluntary Disclosure Proceedings.  The Purchaser shall keep the Representative reasonably informed of all material developments in any Voluntary Disclosure Proceeding.  All out-of-pocket costs, expenses and Taxes incurred by the Purchaser or the Company in connection with or relating to any Voluntary Disclosure Proceeding shall be recovered solely from the Identified Tax Matters Escrow Account until the funds therein have been exhausted.  On the twenty four (24)-month anniversary of the Closing Date, an amount equal to the then-remaining Identified Tax Matters Escrow Account (after taking into account any disbursement of funds prior to the date thereof and less any portion of the Identified Tax Matters Escrow Account subject to any outstanding unresolved Voluntary Disclosure Proceeding on or prior to such date) shall be disbursed to the Sellers.

ARTICLE X.

TERMINATION

10.1Termination.  This Agreement may be terminated at any time prior to the Closing:

(i)by either the Purchaser or the Representative if the Closing shall not have occurred by June 7, 2021, or such later date as the Purchaser and the Representative shall mutually agree upon in writing; provided that the right to terminate this Agreement under this Section 10.1(i) shall not be available to (x) the Purchaser, if the failure of the Purchaser to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date, or (y) the Representative, if the failure of the Representative, the Company or any Seller to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(ii)by either the Purchaser or the Representative in the event that any Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;

(iii)without limiting the Purchaser’s right to terminate this Agreement pursuant to Section 10.1(i) or (ii), by the Purchaser if the Representative, the Company or any Seller shall have breached any of their respective representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Purchaser to the Representative specifying such breach;

(iv)without limiting the Representative’s right to terminate this Agreement pursuant to Section 10.1(i) or (ii), by the Representative if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within ten (10) days after the giving of written notice by the Representative to the Purchaser specifying such breach;

(v)by the Purchaser, if after due compliance with the obligations of the Purchaser under Section 7.13(a), the Purchaser is advised by the underwriters or the placement agents selected to conduct the Purchaser Common Stock Offering that it is not reasonably expected that the conduct or consummation of the Purchaser Common Stock Offering would result in the satisfaction of the condition set forth in Section 6.1(g); and

(vi)by the mutual written consent of the Purchaser and the Representative.

10.2Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect and there shall be no liability or obligation on the part of any party hereto, except as set forth in Section 7.3, Section 10.3 and Article XI (except for Section 11.9); provided, subject to Section 10.4(a), that nothing herein shall relieve any party from liability to the other parties resulting from any breach of this Agreement occurring prior to such termination or from any liability for fraud, willful misconduct or willful concealment.

10.3Termination Fee.  If this Agreement is validly terminated by the (x) Representative pursuant to clause (iv) of Section 10.1 as a result of the Purchaser having materially breached or failed to perform any of if its covenants and agreements in Section 7.13(a) or has otherwise breached of failed to perform any of its obligations under this Agreement and such breach of failure results in the inability to consummate the Purchaser Common Stock Offering, or (y) Purchaser pursuant to clause (v) of Section 10.1, the Sellers shall have complied with their obligations under Section 7.13(b), and all other conditions to Closing have been satisfied or waived (other than those that by their terms are to be satisfied by deliveries made at the Closing, each of which would be satisfied if the Closing Date were the date of such termination), then the Purchaser shall pay or shall cause to be paid to the Sellers (or their designee(s)) an aggregate amount equal to $1,200,000 (the “Termination Fee”).  If Termination Fee is payable, the Purchaser shall pay such amount to the Sellers (or their designee(s)) in immediately available funds within five (5) Business Days after the date that this Agreement is terminated.  Notwithstanding anything else to the contrary in this Agreement, if the Sellers shall be entitled to the payment of the Termination Fee, the Termination Fee shall be the Sellers’ sole and exclusive remedy and recourse against the Purchaser, and the Sellers shall have no other claim or cause of action whatsoever against the Purchaser or any of its Affiliates under this Agreement or in respect of any of the transactions contemplated hereby, whether at law or at equity. For the avoidance of doubt, (A) Sellers’ receipt of the Termination Fee (if payable) shall constitute liquidated damages and the maximum aggregate liability of the Purchaser for damages in connection with this Agreement shall be limited to the Termination Fee (if payable) and neither any Seller nor the Representative shall seek or obtain, nor shall it permit any of its Representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any recovery or award or any damages of any kind (including damages for the loss of the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or any consequential, special, expectancy, indirect or punitive damages), in the aggregate, in excess of the Termination Fee against the Purchaser and (B) the Representative will be entitled to seek specific performance of this Agreement to the extent permitted by Section 11.9 prior to terminating this Agreement and triggering payment of the Termination Fee but Sellers shall not be entitled to both specific performance to cause the Closing to occur pursuant to Section 11.9 and payment of the Termination Fee.

10.4Certain Acknowledgments.

(a)No Person that is not a signatory to this Agreement or any Related Document, as applicable (including its applicable Non-Recourse Parties) shall have any Liability (whether in contract or in tort, in Law, or in equity) for any actions, proceedings, claims, causes of action, obligations or Liabilities in connection with or relating in any manner to the negotiation, execution, performance or breach of this Agreement and the Related Documents or any failure of the transactions contemplated hereby or thereby to be consummated (“Agreement Claims”).  To the maximum extent permitted by Law, each Person that is a signatory to this Agreement waives and releases all such Agreement Claims that such Person may have, and agrees not to assert any such Agreement Claim, against any Person that is not a signatory hereto or thereto (with such signatories being liable only with respect to this Agreement or the Related Documents to which they are party, as applicable) unless otherwise agreed in writing by such Person.  The parties further agree that any such Person that is not a signatory to this Agreement or any Related Document, as described above, is an intended third-party beneficiary of this Section 10.4.

(b)Each of the parties hereto acknowledge that the agreements contained in Section 10.3 and this Section 10.4 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, each of the parties hereto would not enter into this Agreement.

ARTICLE XI.

GENERAL PROVISIONS

11.1Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.  Except as otherwise specifically provided herein, this Agreement shall not be assignable by any party without the prior written consent of the other parties hereto; provided that the Purchaser shall be entitled to assign its rights and obligations under this Agreement to an Affiliate of the Purchaser, provided that notwithstanding such assignment, the Purchaser shall remain liable for the performance of all of its obligations, and discharge of all of its Liabilities, hereunder

11.2Entire Agreement.  This Agreement and the other writings referred to herein (including the Non-Disclosure Agreement) or delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior arrangements or understandings, including, for the avoidance of doubt, the Term Sheet dated as of December 2, 2020.

11.3Notices.  All notices, requests, consents and other communications provided for herein shall be in writing and shall be (i) delivered in person, (ii) transmitted by facsimile or email, (iii) sent by first class, registered or certified mail, postage prepaid, or (iv) sent by reputable overnight courier service, fees prepaid, to the recipient at the address, email address or facsimile number set forth below, or such other address or facsimile number as may hereafter be designated in writing by such recipient.  Notices shall be deemed given upon personal delivery, five (5) days following deposit in the mail as set forth above, upon acknowledgment by the receiving facsimile machine, upon transmission of such notice by email (unless the Person transmitting by email receives a delivery failure notice, in which case notice shall not be deemed effective) or one (1) day following deposit with an overnight courier service.

If to the Representative or the Sellers, to:

Michael R. Wittmeyer, Chief Executive Officer and

Robert E. Byerley, Jr., Chief Financial Officer

8350 N. Central Expressway, Suite 250

Dallas, Texas 75206

Telephone: (972) 666 – 7795
Facsimile: (469) 929 – 2457
Email: mike@jmbullion.com and bert@jmbullion.com

and with a copy (which shall not constitute notice to the Representative), to:

Duane Morris LLP

100 N. City Parkway, Suite 1560

Las Vegas, Nevada 89106

Telephone: (702) 868-2622
Facsimile: (707) 926 – 2385
Attention: Tracy A. Gallegos
Email: tagallegos@duanemorris.com

If to the Purchaser, to:

A-Mark Precious Metals, Inc.

Telephone:      (310) 587-1444
Attention:       Greg Roberts
Email:             greg@amark.com

with a copy (which shall not constitute notice to the Purchaser) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY  10036
Telephone:       (212) 715-9280 and (212) 715-9260
Attention:        Abbe Dienstag and Eitan Tabak
Email:              adienstag@kramerlevin.com and etabak@kramerlevin.com

11.4Fees and Expenses.  Except as otherwise expressly provided in this Agreement or the Related Documents and subject to Section 2.5(b) and Section 9.6, each of the parties hereto will bear all legal, accounting, investment banking and other expenses incurred by or on behalf of it in connection with any due diligence investigation, or the negotiation, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, whether or not such transactions are consummated.

11.5Amendment and Waiver.  No amendment of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by all of the Sellers and the Purchaser.  Except as otherwise expressly set forth herein, any failure of the Representative or the Sellers to comply with any provision hereof may only be waived in writing by the Purchaser, and any failure of the Purchaser to comply with any provision hereof may only be waived in writing by the Representative.  No such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No failure by any party to take any action against any breach of this Agreement or default by any other party shall constitute a waiver of such party’s right to enforce any provision hereof or to take any such action.

11.6Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.  This Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile, email (including pdf) or other transmission method, and any such counterpart so executed and delivered shall be deemed to have been duly and validly delivered and be valid and effective for all intents and purposes.

11.7Headings.  The headings of the various sections of this Agreement have been inserted for reference only and shall not be deemed to be a part of this Agreement.

11.8Disclosure Schedules.  All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section or portion of the Disclosure Schedules shall constitute disclosure for purposes of each section or portion of this Agreement where such information is relevant; provided, further, that any contract disclosed on Schedule 3.13(a) (Material Contracts) may qualify as a Material Contract under one or more clauses of Section 3.13(a) hereof, and by virtue of its inclusion on such schedule shall be deemed disclosed under all applicable clauses of Section 3.13(a) hereof. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

11.9Specific Performance.  Each of the parties hereto acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 10.1, the parties shall be entitled to seek specific performance and injunctive relief as remedies for any such breach, these remedies, subject to Section 10.3, being in addition to any of the remedies to which they may be entitled at law or equity.

11.10Remedies Cumulative.  Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

11.11GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT LAWS).

11.12Waiver of Jury Trial  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION BROUGHT PURSUANT TO THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.13Submission to Jurisdiction.  ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE AND EACH PARTY HERETO HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS.  IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN SECTION 11.3.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.14No Third Party Beneficiaries.  Except as otherwise expressly provided herein, the parties hereto do not intend that any provision of this Agreement will be enforceable by any Person who is not a party hereto.

11.15Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the economic and business expectations of the parties contemplated by this Agreement are not materially and adversely affected thereby.

11.16Time is of Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

11.17Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Related Documents to which they are party, and this Agreement and the Related Documents shall be construed as such in the event an ambiguity or question of intent or interpretation arises, with no presumption or burden of proof favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or the Related Documents.

11.18Transfer Taxes.  The Representative shall be responsible for the preparation and filing (and all costs related thereto) of all Tax Returns (including any documentation related thereto) with respect to any transfer, documentation, sales, use, stamp, registration, or similar Taxes (any such Taxes, “Transfer Taxes”) in connection with this Agreement or any transaction or document contemplated thereby.  The Sellers, on the one hand, and the Purchaser, on the other hand, shall timely pay one-half of such Transfer Taxes and one-half of the out-of-pocket costs and expenses of preparing any Tax Returns filed with respect to such Transfer Taxes; provided, however, that in no event shall the Purchaser be required to pay any amount in excess of ten thousand dollars ($10,000.00) with respect to such Transfer Taxes.  The Purchaser shall cooperate with Seller in connection with any such filings.

11.19Conflict Waiver; Attorney-Client Privilege.

(a)Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, shareholders, partners, officers, employees and Affiliates, that:

(i)Duane Morris LLP has acted as counsel to (A) the Company and (B) the Sellers and the Representative and their respective Affiliates (collectively, the “Seller Group”), in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  The Purchaser agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Duane Morris LLP (or any successor) (the “Seller Group Law Firm”) shall not preclude the Seller Group Law Firm from serving as counsel to the Seller Group or any director, member, shareholder, partner, officer or employee of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)The Purchaser shall not, and shall cause the Company not to, seek or have the Seller Group Law Firm disqualified from any such representation based on the prior representation of the Company by the Seller Group Law Firm. Each of the parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 11.19(a) shall not be deemed exclusive of any other rights to which the Seller Group Law Firm is entitled whether pursuant to law, contract or otherwise.

(b)All communications between the Seller Group or the Company, on the one hand, and the Seller Group Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by the Purchaser or the Company. Accordingly, the Purchaser and the Company shall not have access to any Privileged Communications or to the files of the Seller Group Law Firm relating to such engagement from and after Closing and may not use or rely on any Privileged Communications in any claim, dispute, action, suit or proceeding against or involving any of the Seller Group. Without limiting the generality of the foregoing, from and after the Closing: (i) the Seller Group (and not the Purchaser or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Purchaser or the Company shall be a holder thereof; (ii) to the extent that files of the Seller Group Law Firm in respect of such engagement constitute property of the client, only the Seller Group (and not the Purchaser nor the Company) shall hold such property rights ;and (iii) the Seller Group Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchaser or the Company by reason of any attorney-client relationship between Seller Group Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser or its Affiliates (including the Company), on the one hand, and a third party other than any of the Seller Group, on the other hand, the Purchaser and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither the Purchaser nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that the Purchaser or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of the Purchaser's counsel, then the Purchaser shall immediately (and, in any event, within five (5) notify Seller in writing so that Seller can seek a protective order.

(c)This Section 11.19 is intended for the benefit of, and shall be enforceable by, the Seller Group Law Firm. This Section shall be irrevocable, and no term of this Section 11.19 may be amended, waived or modified, without the prior written consent of the Seller Group Law Firm.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the date first above written.

PURCHASER:
A-MARK PRECIOUS METALS, INC.

By:	/s/ Gregory Roberts
Name:	Gregory N. Roberts
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

SELLERS:

By:	/s/ Michael Wittmeyer
Michael R. Wittmeyer, in his individual capacity and in his capacity as the Representative

By:	/s/ Andreas Emmanuel
Andreas P. Emmanuel

By:	/s/ Kendall Saville
Kendall J. Saville

By:	/s/ Jonathan Wanchalk
Jonathan Wanchalk

By:	/s/ Bradley Berbette
Bradley Berbette

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Form of Michael Wittmeyer Employment Agreement

(See attached)

FINAL FORM

JM BULLION, INC.

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

Executed __________, 2021

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is between JM BULLION, INC., a Delaware corporation (the “Company” or “JM Bullion”), and MICHAEL WITTMEYER, an individual (“Mr. Wittmeyer”).  The Company is a wholly-owned subsidiary of A-Mark Precious Metals, Inc., a Delaware corporation (“A-Mark”).

WHEREAS, the Company and Mr. Wittmeyer are parties to an Employment Agreement, effective as of December 13, 2016 (the “Original Employment Agreement”), pursuant to which Mr. Wittmeyer serves as Chief Executive Officer of the Company.

WHEREAS, in connection with the acquisition by A-Mark of all of the issued and outstanding stock of the Company (the “Transaction”) pursuant to that certain Stock Purchase Agreement dated as of February 8, 2021, by and among A-Mark Precious Metals, Inc., the other shareholders of JM Bullion, Inc. and Mr. Wittmeyer in his capacity as the Representative (the “Stock Purchase Agreement”), the Company and Mr. Wittmeyer desire to amend and restate the Original Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Mr. Wittmeyer hereby agree as follows:

1.Employment; Term; Effectiveness; The Company hereby employs Mr. Wittmeyer, and Mr. Wittmeyer hereby accepts employment with the Company, in accordance with and subject to the terms and conditions set forth in this Agreement.  The term of Mr. Wittmeyer’s employment under this Agreement (the “Term”) will commence on the Closing Date (as defined in Section 2.2 of the Stock Purchase Agreement) (the “Effective Date”) and, unless earlier terminated in accordance with Section 4, will terminate on June 30, 2024.  This Agreement will become effective on the Effective Date.  For the avoidance of doubt, in the event that the Transaction does not close on the Closing Date, this Agreement shall be null and void, and Mr. Wittmeyer shall remain employed by the Company pursuant to the Original Employment Agreement.

2.Duties.

(a)During the Term, Mr. Wittmeyer will serve as the Chief Executive Officer of the Company and Executive Vice President – Direct Sales Segment of A-Mark.  Mr. Wittmeyer will have such duties and responsibilities as are customary for the position of Chief Executive Officer and any other duties, responsibilities or offices consistent with the position of Chief Executive Officer that he may be reasonably assigned by the Board of Directors of the Company.  Mr. Wittmeyer will report directly to the Chairman of the Board of Directors of the Company.

(b)During the Term, Mr. Wittmeyer shall devote his full business time and best efforts to the business and affairs of the Company and its parent company and their subsidiaries.  Mr. Wittmeyer understands and acknowledges that his duties will require business travel from time to time.

(c)During the Term, the Company agrees (i) to nominate Mr. Wittmeyer to serve as a member of the Company’s Board of Directors, and (ii) to cause A-Mark to nominate Mr. Wittmeyer to serve as a member of A-Mark’s Board of Directors.  Mr. Wittmeyer agrees to serve in such capacities for no additional compensation other than as provided hereunder.  Upon Mr. Wittmeyer’s termination of employment hereunder for any reason, he agrees to resign as a member of the Board of Directors of the Company, and from any other positions he may then hold with the Company and its parent and any of their subsidiaries or affiliates, and that he will execute such documents and take such other action, if any, as may be requested by the Company and its parent and their subsidiaries and affiliates to give effect to any such resignations; provided, that Mr. Wittmeyer shall not be required to resign as a member of the Board of Directors of A-Mark upon termination of his employment hereunder, and the Company shall cause A-Mark to continue to nominate Mr. Wittmeyer to serve as a member of A-Mark’s Board of Directors, until Mr. Wittmeyer no longer owns at least seventy-five percent (75%) of the Rollover Shares purchased by Mr. Wittmeyer pursuant to the Stock Purchase Agreement.

(d)Mr. Wittmeyer’s principal job site will be at 8350 N. Central Expressway, Suite 250, Dallas, Texas 75206, or such other job site within fifty (50) miles thereof as may be determined by the Company.

3.Compensation.

(a)During the Term, the Company shall pay Mr. Wittmeyer an annual salary of Three Hundred Thirty Five Thousand Dollars ($335,000.00) (the “Base Salary”).  Payment of the Base Salary will be in accordance with the Company’s standard payroll practices and shall be prorated for the portion of fiscal 2021 remaining after the Effective Date.  During the Term, the Base Salary shall be reviewed by the Company’s Board of Directors (or a committee formed by the Board) at least annually.

(b) Mr. Wittmeyer will be eligible to receive an annual bonus (the “Performance Bonus”) for each of the Company fiscal years during the Term. The Performance Bonuses for fiscal years 2022, 2023 and 2024 will have a targeted amount equal to 75% of Base Salary for the year, and will be based on the extent to which performance goals established by the Company for each of such years have been met, subject to Exhibit A hereto.  The Performance Bonus for fiscal 2021, if any, will be determined in the discretion of the Compensation Committee of the Board of Directors of A-Mark, and will have a targeted amount equal to 75% of Base Salary for the year, prorated based on the number of days during fiscal year 2021 after the Effective Date. Each Performance Bonus, if any, shall be paid within 40 days following the issuance by A-Mark of financial statements for the fiscal year in respect of which such bonus is payable, provided that in no event shall the Performance Bonus be paid later than December 31 of the calendar year in which such fiscal year ends.  Mr. Wittmeyer must be employed by the Company on the last day of the fiscal year to be eligible for the Performance Bonus, except: (i) as provided in Section 5, and (ii) for fiscal year 2024, for which Mr. Wittmeyer will be eligible to receive a prorated Performance Bonus based on the number of days during fiscal year 2024 that Mr. Wittmeyer is employed by the Company.

(c)The Company shall cause A-Mark to grant non-qualified stock options to Wittmeyer for the purchase of 60,000 shares of A-Mark Common Stock under A-Mark’s 2014 Stock Award and Incentive Plan, as amended.  The grant date of the stock options is anticipated to be the Effective Date, with a stated expiration date of ten years after the grant date.  The stock

2

options will be subject to the following terms and conditions and such additional terms and conditions as are more fully set forth in the Stock Option Agreement attached hereto as Exhibit B:

Option - Number of Underlying Shares	Exercise Price of Option	Stated Vesting Dates *
60,000	100% of Grant-Date Fair Market Value	Becomes vested as to 100% of the underlying shares on 3rd anniversary of the Effective Date

*	Subject to accelerated vesting as set forth in the Stock Option Agreement upon the occurrence of certain specified events.

(d)Upon submission by Mr. Wittmeyer of documentation in accordance with the Company’s standard procedures, the Company shall reasonably promptly reimburse Mr. Wittmeyer for all reasonable and necessary travel, business entertainment and other business expenses incurred by Mr. Wittmeyer in connection with the performance of his duties under this Agreement.

(e)During the Term:

(i)

Mr. Wittmeyer is entitled to participate in any and all medical insurance, group health, disability insurance and other benefit plans that are made generally available by the Company to employees of the Company (either directly or through a parent or a wholly-owned subsidiary), provided that the medical, group health and disability insurance benefits provided by the Company to Mr. Wittmeyer shall be substantially as favorable to Mr. Wittmeyer as those generally provided by A-Mark to its senior executives.

(ii)	Mr. Wittmeyer is entitled to receive four weeks paid vacation a year and paid holidays made available pursuant to the Company’s policy to all senior executives of the Company.

(iii)	The Company may, in its sole discretion, at any time amend or terminate any such benefit plans or programs.

(f)The Company shall indemnify Mr. Wittmeyer, to the fullest extent permitted by the Company’s by-laws and applicable law, for any and all liabilities to which he may be subject as a result of, in connection with or arising out of his employment by the Company (including service as a director) hereunder or under the Original Employment Agreement, as well as the costs and expenses (including reasonable attorneys’ fees) of any legal action brought or threatened to be brought against him or the Company or any of its affiliates as a result of, in connection with or arising out of such employment.  Mr. Wittmeyer shall be entitled to the full protection of any insurance policies that the Company may elect to maintain generally for the benefit of its directors and officers.  The Company shall advance funds to Mr. Wittmeyer in payment of his legal fees to the fullest extent permitted by law.  In the event of any inconsistency or ambiguity between this provision and the Company’s by-laws, the by-laws shall prevail; provided, however, that the scope of indemnification provided under the by-laws shall in no event be reduced from the scope as in effect on the Effective Date.  The Company’s obligation under this Section 3(f) will continue until six years after the end of the Term.  In connection with any service to A-Mark or its affiliates, A-

3

Mark will provide to Mr. Wittmeyer a comparable level of indemnification as provided by the Company.

(g)Compensation paid or payable under this Agreement, including any Performance Bonus paid or payable under Section 3(b), shall be subject to recoupment by the Company in accordance with the terms of any policy relating to recoupment (or clawback) approved by the Board of Directors of the Company or A-Mark and in effect at the time of payment of such compensation.

(h)All compensation paid under this Agreement will be subject to all legally required or customary withholdings.

4.Termination.  Mr. Wittmeyer’s employment hereunder may be terminated prior to the expiration of the Term under the circumstances set forth in this Section 4.  Upon any termination of Mr. Wittmeyer’s employment, the Term shall immediately end, although this Agreement shall remain in effect and shall govern the rights and obligations of the parties hereto.

(a)Mr. Wittmeyer’s employment hereunder will terminate upon Mr. Wittmeyer’s death.

(b)Except as otherwise required by law, the Company may terminate Mr. Wittmeyer’s employment hereunder at any time after Mr. Wittmeyer becomes Totally Disabled.  For purposes of this Agreement, Mr. Wittmeyer will be “Totally Disabled” as of the earlier of (l) the date Mr. Wittmeyer becomes entitled to receive disability benefits under the long-term disability plan applicable to Company employees, if any, and (2) Mr. Wittmeyer’s inability to perform the duties and responsibilities contemplated under this Agreement for a period of more than 90 consecutive days due to physical or mental incapacity or impairment.

(c)The Company may terminate Mr. Wittmeyer’s employment hereunder for Cause at any time after providing written notice to Mr. Wittmeyer.  For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i)

Mr. Wittmeyer’s neglect or failure or refusal to perform in any material respect his duties under this Agreement (other than as a result of total or partial incapacity or disability due to physical or mental illness);

(ii)	any intentional act by or omission of Mr. Wittmeyer that materially injures the reputation or business of the Company or any of its affiliates;

(iii)	Mr. Wittmeyer’s conviction (including conviction on a nolo contendere plea) of a felony, or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude;

(iv)	Mr. Wittmeyer’s breach of an obligation set forth in Section 6;

(v)	any other material breach of this Agreement by Mr. Wittmeyer; or

(vi)	any material violation by Mr. Wittmeyer of the Company’s or A-Mark’s Code of Ethics, as may be amended from time to time (the “Code of Ethics”).

4

In the cases of “neglect or failure or refusal” to perform his duties under this Agreement, as set forth in Section 4(c)(i) above, a material breach as set forth in Section 4(c)(v) above, or a material violation of the Code of Ethics as set forth in Section 4(c)(vi) above, a termination by the Company with Cause shall become effective 30 days following delivery of a written notice by the Company to Mr. Wittmeyer that the Company is terminating his employment with Cause, which specifies in reasonable detail the basis therefor, except the termination will not become effective if within that 30-day period Mr. Wittmeyer has cured the circumstances giving rise to Cause and, in the 12 months preceding the delivery of such written notice, the Company had not delivered a previous notice of the existence of Cause under Section 4(c) of this Agreement.

(d)The Company may terminate Mr. Wittmeyer’s employment hereunder for any reason, upon 30 days’ prior written notice.

(e)Mr. Wittmeyer may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company (subject to the timing requirements relating to such notice as provided in this Section 4(e)).  For the purposes of this Agreement, “Good Reason” means any of the following occurring during the Term (unless consented to by Mr. Wittmeyer in writing):

(i)

The Company decreases or fails to pay Mr. Wittmeyer’s Base Salary or Performance Bonus or the benefits provided in Section 3, other than an immaterial failure to pay that is corrected within the applicable cure period or an across-the-board reduction (not to exceed 20%) similarly affecting all senior executives of the Company;

(ii)

Mr. Wittmeyer no longer holds the position of Chief Executive Officer of the Company, his functions and/or duties under Section 2(a) are materially diminished, or he no longer reports directly to the Chairman of the Board of Directors of the Company;

(iii)

Mr. Wittmeyer’s job site is relocated to a location that is more than fifty (50) miles from the then-current location, unless the parties mutually agree to relocate more than such distance from the then current location; or

(iv)	the Company’s material breach of this Agreement or any other agreement between the Company and Mr. Wittmeyer.

A termination by Mr. Wittmeyer with Good Reason shall be effective only if, within 30 days following delivery of a written notice by Mr. Wittmeyer to the Company that Mr. Wittmeyer is terminating his employment with Good Reason, which specifies in reasonable detail the basis therefor, the Company has failed to cure the circumstances giving rise to Good Reason.  In addition, a termination by Mr. Wittmeyer for Good Reason shall be effective only if the Company receives notice of such termination not later than 90 days after the event constituting Good Reason occurs.

(f)Mr. Wittmeyer may terminate his employment hereunder without Good Reason, upon 60 days’ written notice to the Company.

5.Compensation Following Termination Prior to the End of the Term.

(a)In the event that Mr. Wittmeyer’s employment hereunder is terminated prior to the expiration of the Term, Mr. Wittmeyer will be entitled only to the following compensation and

5

benefits under this Agreement upon such termination (together with such other provisions that may be set forth in the Stock Option Agreement):

(i)

Death or Total Disability.  In the event that Mr. Wittmeyer’s employment hereunder is terminated prior to the expiration of the Term by reason of Mr. Wittmeyer’s death or being Totally Disabled, pursuant to Section 4(a) or Section 4(b), the Company shall pay the following amounts to Mr. Wittmeyer (or Mr. Wittmeyer’s estate, as the case may be), to be paid as soon as practicable following the date of such termination, unless otherwise specified in this Section 5(a), but in no event shall payment be prior to the time such payment would not be subject to tax under Section 409A of the Internal Revenue Code (the “Code”):

(A)	any accrued but unpaid Base Salary for services rendered through the date of termination;

(B)

the Performance Bonus, if any, not yet paid for any fiscal year ending prior to the date of termination of Wittmeyer’s employment, payable as and when such Performance Bonus would have been paid had Mr. Wittmeyer’s employment continued;

(C)	any incurred but unreimbursed expenses required to be reimbursed pursuant to Section 3(d);

(D)	any vacation accrued and unused as of the date of termination;

(E)	any benefits to which Mr. Wittmeyer is entitled upon termination of employment pursuant to the plans, policies and arrangements referred to in Section 3(e), or pursuant to applicable law; and

(F)

payment of a pro rata (based on the number of days during the fiscal year of termination that Mr. Wittmeyer was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Wittmeyer’s employment terminated, payable as and when such bonus would have been paid had Mr. Wittmeyer’s employment continued based on actual performance achieved for the fiscal year.

In addition, for a period of six (6) months, beginning on the date of termination of Mr. Wittmeyer’s employment by reason of death or being Totally Disabled, the Company will, at its expense, provide medical and group health insurance benefits to Mr. Wittmeyer and his dependents (or just his dependents, as the case may be), which benefits shall be substantially as favorable to Mr. Wittmeyer or his dependents as those provided to him and his dependents immediately preceding the termination of his employment, provided that Mr. Wittmeyer’s co-payments or other similar obligations to pay for such benefits shall be substantially the same as applied at the time of his termination of employment, and provided further that this benefit shall be limited to the amount that can be paid or provided by the Company without such benefit being deemed discriminatory under applicable law such that it would result in material penalties to the Company.

The payments and benefits described in Sections 5(a)(i)(A)-(E) hereinafter shall be referred to as the “Accrued Benefits.”

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(ii)

For Cause or Without Good Reason.  In the event that Mr. Wittmeyer’s employment hereunder is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c) or by Mr. Wittmeyer without Good Reason pursuant to Section 4(f), the Company shall pay the Accrued Benefits to Mr. Wittmeyer, to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code.

(iii)

Without Cause or For Good Reason.  In the event that Mr. Wittmeyer’s employment hereunder is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) (and not pursuant to Section 4(b) (disability)), or by Mr. Wittmeyer with Good Reason pursuant to Section 4(e), the Company shall pay the following amounts to Mr. Wittmeyer, to be paid as soon as practicable following the date of such termination, but in no event prior to the time such payment would not be subject to tax under Section 409A of the Code:

(A)	the Accrued Benefits;

(B)

payment of a pro rata (based on the number of days during the fiscal year of termination that Mr. Wittmeyer was employed) portion of the Performance Bonus, if any, for the fiscal year in which Mr. Wittmeyer’s employment terminated, payable as and when such bonus would have been paid had Mr. Wittmeyer’s employment continued based on actual performance achieved for the fiscal year; and

(C)

continued payments of Base Salary until the one-year anniversary of the date of termination of Mr. Wittmeyer’s employment, payable in installments in accordance with the Company’s standard payroll practices, subject to Section 5(f).

In addition, for a period of six (6) months, beginning on the date of termination of Mr. Wittmeyer’s employment by the Company without Cause pursuant to Section 4(d) (and not pursuant to Section 4(b) (disability)), or by Mr. Wittmeyer with Good Reason pursuant to Section 4(e), the Company will, at its expense, provide medical and group health insurance benefits to Mr. Wittmeyer and his dependents, which benefits shall be substantially as favorable to Mr. Wittmeyer and his dependents as those provided to him and his dependents immediately preceding the termination of his employment, provided that Mr. Wittmeyer’s co-payments or other similar obligations to pay for such benefits shall be substantially the same as applied at the time of his termination of employment, and provided further that this benefit shall be limited to the amount that can be paid or provided by the Company without such benefit being deemed discriminatory under applicable law such that it would result in material penalties to the Company.

(b)The benefits to which Mr. Wittmeyer may be entitled upon termination pursuant to the plans, policies and arrangements referred to in Section 3(e) will be determined and paid in accordance with the terms of those plans, policies and arrangements.

(c)Except as may be provided under this Agreement, under the terms of any incentive compensation, employee benefit or fringe benefit plan applicable to Mr. Wittmeyer at the time of termination of Mr. Wittmeyer’s employment prior to the end of the Term, Mr. Wittmeyer will not be entitled under this Agreement to receive any other compensation, or to participate in any other

7

plan, arrangement or benefit, with respect to any future period after the termination of his employment.

(d)This Agreement is subject to A-Mark’s “Special Rules for Compliance with Code Section 409A Applicable to Employment Agreements” (the “Compliance Rules”) as from time to time amended or supplemented.  References in the Compliance Rules to the “Company” shall be deemed to refer to JM Bullion, unless the context otherwise requires.

(e)Effect of Code Sections 4999 and 280G on Payments.

(i)

In the event that Mr. Wittmeyer becomes entitled to any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) under this Agreement or any other plan, arrangement, or agreement with the Company, A-Mark or any of their subsidiaries or affiliates (the “Payments”), and such Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) in connection with a change in control, then, subject to reasonable notification to Mr. Wittmeyer and, if he so requests, discussions with his advisors, the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if so reducing the Payments under this Agreement will provide Mr. Wittmeyer with a greater net after-tax amount than would be the case if no such reduction were made.  The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of the Payments without causing any Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code.  Only amounts payable under this Agreement shall be reduced pursuant to this Section 5(e).  Payments payable in cash and having the lowest denominated value relative to the valuation of such Payments as “parachute payments” shall be reduced first.

(ii)

In determining the potential impact of the Excise Tax, the Company may rely on any advice it deems appropriate including, but not limited to, the advice of its independent accounting firm, legal advisors and compensation consultants.  For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, the Company may take into account any relevant guidance under the Code and the regulations promulgated thereunder, including, but not limited to, the following:

(A)

The amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code, as determined by the Company’s independent accounting firm or other advisor;

(B)

The value of any non-cash benefits or any deferred or accumulated payment or benefit shall be determined by the Company’s independent accounting firm or other advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code; and

(C)

The value of any non-competition covenants contained in this Agreement or other agreement between Mr. Wittmeyer and the Company or an affiliate shall be taken into account to reduce “parachute payments” to the maximum extent allowable under Section 280G of the Code.

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For purposes of the determinations under this Section 5(e), Mr. Wittmeyer shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Mr. Wittmeyer’s residence, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes (unless it is impracticable for Mr. Wittmeyer to itemize his deductions).

6. Exclusive Employment; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics; Other Commitments.

(a)No Conflict; No Other Employment.  During the period of Mr. Wittmeyer’s employment with the Company, Mr. Wittmeyer shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Mr. Wittmeyer’s duties hereunder nor shall Mr. Wittmeyer engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except (A) as approved in advance in writing by the Company (which approval shall not be unreasonably withheld) and (B) Mr. Wittmeyer’s service as a director of SIIA Cosmetics; provided, however, that Mr. Wittmeyer shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder; or (ii) engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

(b)Non-competition.  In consideration of the payments by the Company to Mr. Wittmeyer of amounts that may hereafter be paid to Mr. Wittmeyer pursuant to this Agreement (including, without limitation, pursuant to Section 3 and Section 5 hereof) and other obligations undertaken by the Company hereunder, Mr. Wittmeyer agrees that during his employment with the Company and for a period of two years following the date of termination of his employment, without the written consent of the Company Mr. Wittmeyer shall not, either individually, by himself or as a partner, joint venturer, agent, consultant, shareholder or equity owner of another person or entity (other than on behalf of the Company or A-Mark or their subsidiaries and affiliates), or otherwise, directly or indirectly, (i) participate in, engage in, or have a financial or management interest in any business operation of any enterprise if such business operation engages directly or indirectly in the Restricted Business (as defined below) in the United States, United Kingdom, Europe, Middle East or Asia; or (ii) assist any other person or entity to engage in the Restricted Business in the United States, United Kingdom, Europe, Middle East or Asia, provided, however, that this Section 6(b) shall not prohibit (x) the direct or indirect ownership by Mr. Wittmeyer of an interest not constituting more than 5% in the aggregate of the outstanding voting capital stock in a corporation whose shares are traded on a recognized stock exchange or in the over-the-counter market, or (y) any cryptocurrency trading activities conducted by Mr. Wittmeyer in his personal capacity.  For purposes of this Agreement, “Restricted Business” shall mean the buying, selling, marketing and advertising precious metals products (including gold, silver, copper, platinum and palladium products), whether online or otherwise and wholesale or retail, and related support services, and any other business in which the Company is engaged as of the date of termination of Mr. Wittmeyer’s employment.

(c)Non-solicitation. In consideration of the payment by the Company to Mr. Wittmeyer of amounts that may hereafter be paid to Mr. Wittmeyer pursuant to this Agreement (including, without limitation, pursuant to Section 3 and Section 5 hereof) and other obligations

9

undertaken by the Company hereunder, Mr. Wittmeyer agrees that during his employment with the Company and for a period of two years following the date of termination of his employment, without the written consent of the Company or A-Mark, Mr. Wittmeyer shall not: (i) induce directly or indirectly any of the employees or independent contractors of the Company, A-Mark or any of their subsidiaries or affiliates to leave the employ of or to cease, change or modify his, her or its relationship with or to refuse to remain an employee of the Company, A-Mark or any of their subsidiaries or affiliates; (ii) hire or enter into any contractual or other business relationship with any employee or independent contractor of the Company, A-Mark or any of their subsidiaries or affiliates that would result in such person ceasing, changing or modifying its relationship with the Company, A-Mark or such subsidiary or affiliate; provided, that nothing in this Section 6(c) shall prevent Mr. Wittmeyer from hiring (A) any employee whose employment has been terminated by the Company, A-Mark or such subsidiary or affiliate or (B) after ninety (90) days from the date of termination of employment, any employee whose employment has been terminated by the employee; or (iii) induce or attempt to induce any customer, supplier, distributor, licensee or other business relation (a “Business Relation”) of the Company, A-Mark or any of their subsidiaries or affiliates to (x) enter into a business relationship with Mr. Wittmeyer or his affiliates (other than the Company, A-Mark or their subsidiaries or affiliates) if such relationship relates to the Restricted Business, (y) cease doing business with the Company, A-Mark or their subsidiaries or affiliates, or (z) in any way interfere with the relationship between any such Business Relation and the Company, A-Mark or their subsidiaries or affiliates.

(d)Proprietary Information.  Mr. Wittmeyer acknowledges that during the course of his employment with the Company and its affiliates he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates.  Mr. Wittmeyer covenants that he shall not during his employment by the Company or its affiliates or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company or its affiliates, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or an affiliate or is otherwise required by law.  Mr. Wittmeyer acknowledges and understands that the term “proprietary information” includes, but is not limited to: (i) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (ii) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (iii) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (iv) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (v) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (vi) any business plans, budgets, advertising or marketing plans; (vii) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (viii) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (ix) any inventions, innovations or improvements covered by this Agreement; and (x) all written, graphic and other material relating to any of the foregoing.  Mr. Wittmeyer acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes

10

available to Mr. Wittmeyer on a nonconfidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality), or any information that Mr. Wittmeyer is required to disclose to, or by, any governmental or judicial authority (but only for the purposes of such disclosure).

(e)Confidentiality and Surrender of Records.  Mr. Wittmeyer shall not during his employment by the Company or at any time thereafter (irrespective of the circumstances under which Mr. Wittmeyer’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of Mr. Wittmeyer’s employment with the Company.  Upon termination of employment for any reason or upon request by the Company or any of its affiliates, Mr. Wittmeyer shall deliver promptly to the Company (without retaining any copies) all property and records of the Company or any of its affiliates, including, without limitation, all confidential records.  For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Mr. Wittmeyer’s possession or under his control or accessible to him which contain any proprietary information.  All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Mr. Wittmeyer’s employment by the Company and its affiliates and thereafter.

(f)Inventions and Patents.  All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Mr. Wittmeyer, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Mr. Wittmeyer will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks or service marks for the Company in the United States and in foreign countries.

(g)Enforcement.  Mr. Wittmeyer acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law.  Accordingly, Mr. Wittmeyer acknowledges that the Company may seek an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6, and consents to the entry thereof. Mr. Wittmeyer waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

(h)Code of Ethics.  Nothing in this Section 6 is intended to limit, modify or reduce Mr. Wittmeyer’s obligations under the Code of Ethics.  Mr. Wittmeyer’s obligations under this Section 6 are in addition to, and not in lieu of, Mr. Wittmeyer’s obligations under the Code of Ethics.  To the extent there is any inconsistency between this Section 6 and the Code of Ethics that would permit Mr. Wittmeyer to take any action or engage in any activity pursuant to this Section 6

11

that he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

(i)Cooperation With Regard to Litigation.  Mr. Wittmeyer agrees to cooperate with the Company, A-Mark and their subsidiaries and affiliates, during the Term and thereafter (including following Mr. Wittmeyer’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company, A-Mark or their subsidiaries or affiliates, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company, A-Mark or any of their subsidiaries or affiliates, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or A-Mark’s Board or any of their representatives or counsel, or representatives or counsel to the Company, A-Mark or any of their subsidiaries or affiliates, as reasonably requested upon reasonable advance notice to Mr. Wittmeyer and in such a manner as will not interfere with Mr. Wittmeyer’s professional or personal obligations.  The Company agrees to promptly reimburse Mr. Wittmeyer or cause any affiliate to promptly reimburse him, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance in accordance with the provisions of this Section 6(i) (including reasonable attorneys’ fees).

(j) Non-Disparagement.  Mr. Wittmeyer shall not, following the termination of his employment by the Company, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action that disparages the Company, A-Mark or any of their subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations.  The Company, A-Mark or any of their subsidiaries or affiliates or their respective officers and directors shall not, following the termination of Mr. Wittmeyer’s employment, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally or otherwise, or take any action that disparages Mr. Wittmeyer.  Notwithstanding the foregoing, nothing in this Agreement shall: (A) preclude Mr. Wittmeyer or the Company, A-Mark and their subsidiaries and affiliates from making truthful statements that are required by applicable law, regulation or legal process; (B) limit any right or ability of Mr. Wittmeyer or the Company, A-Mark and their subsidiaries and affiliates to respond to a lawful subpoena, to report to or cooperate with any government agency (which shall include the ability to participate in an investigation or provide documents or other information to a government agency with relevant jurisdiction, and to recover any remuneration awarded for doing so); or (C) limit any right or ability of Mr. Wittmeyer or the Company, A-Mark and their subsidiaries and affiliates comply with any other legal obligation.

(k)Release of Employment Claims.  Mr. Wittmeyer agrees, as a condition to receipt of any termination payments and benefits provided for in Section 5 of this Agreement (other than the Accrued Benefits), that he will execute a general release agreement, in substantially the form set forth in Exhibit C to this Agreement, and not revoke such release, thereby releasing any and all claims arising out of Mr. Wittmeyer’s employment other than (i) enforcement of this Agreement, (ii) with respect to vested rights or rights provided for under any equity plan, any compensation plan or any benefit plan or arrangement of the Company, (iii) with respect to rights to indemnification under any agreement, law, Company organizational document or policy or otherwise, and (iv) any rights that cannot be waived as a matter of law.  The Company will provide Mr. Wittmeyer with a copy of such release simultaneously with delivery of the notice of termination, but not later than 21 days before (45 days before if Mr. Wittmeyer’s termination is part of an exit incentive or other employment termination program offered to a group or class of employees) Mr. Wittmeyer’s termination of employment.  Mr. Wittmeyer shall deliver the executed release to the Company eight days before the date applicable under Section 5 of this Agreement for the payment (or commencement of payment) of the termination payments and benefits payable

12

under Section 5 of this Agreement.  Subject to the foregoing, the provisions of Section I(vi)(D) of the Compliance Rules shall apply with regard to release process.

(l)The restrictions imposed under this Section 6 shall be in addition to any restrictive covenant provisions contained in any other agreement between the Company or A-Mark or their subsidiaries or affiliates, on the one hand, and Mr. Wittmeyer, on the other, and in the event of any inconsistency or conflict between any such other agreement and the provisions of this Section 6, the restrictive covenant provisions most favorable to the Company, A-Mark and their subsidiaries and affiliates in any given circumstance shall apply.

7.Notices.  Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (a) personal delivery, in which case delivery is deemed to occur the day of delivery; (b) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S.  Postal Service as delivered to the intended recipient; (c) nextday delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent; or (d) email.  In each case, a notice or other communication sent to a party must be directed to the address for that party set forth below, or to another address designated by that party by written notice:

If to the Company, to:

JM Bullion, Inc.

c/o A-Mark Precious Metals, Inc.

2121 Rosecrans Avenue, Suite 6300

El Segundo, CA 90245

Attention: Gregory N. Roberts, CEO

Email address:  greg@amark.com

If to Mr. Wittmeyer, to:

Mr. Michael Wittmeyer

2728 McKinnon St., Apt. 1906

Dallas, Texas  75201

Email address:  Mike@jmbullion.com

8.Assignability; Binding Effect.  This Agreement is a personal contract calling for the provision of unique services by Mr. Wittmeyer, and Mr. Wittmeyer’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated.  The rights and obligations of the Company and its affiliates under this Agreement bind and run in favor of the successors and assigns of the Company and its affiliates.

9.Complete Understanding.  This Agreement (including Exhibits and documents expressly referenced herein) constitutes the complete understanding between the parties with respect to the employment of Mr. Wittmeyer by the Company and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

10.Amendments; Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Mr. Wittmeyer.  No waiver by any party of any breach under this Agreement will be deemed to extend to any prior or subsequent

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breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  Waiver by either party of any breach by the other party will not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of the Company and its affiliates or Mr. Wittmeyer in the exercise of any of their respective rights or remedies will operate as a waiver of that right.

11.Severability.  If any provision of this Agreement or its application to any person or circumstances is determined by any court of competent jurisdiction to be unenforceable to any extent, that unenforceable provision will be deemed eliminated to the extent necessary to permit the remaining provisions to be enforced, and the remainder of this Agreement, or the application of the unenforceable provision to other persons or circumstances, will not be affected thereby.  If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by that provision, the court making that determination shall reduce the scope, duration of or area covered by that provision or otherwise amend the provision to the minimum extent necessary to make that provision enforceable to the fullest extent permitted by law.

12.Survivability.  The provisions of this Agreement that by their terms call for performance subsequent to termination of Mr. Wittmeyer’s employment hereunder, or subsequent to the termination of this Agreement, will survive such termination.  Without limiting the generality of the foregoing, the provisions of Sections 3(f), 3(g), 5 and 6 shall survive any termination of this Agreement in accordance with their terms.

13.Governing Law.  This Agreement is governed by the laws of the State of Texas, without giving effect to principles of conflict of laws.

14.Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of Texas, Dallas County, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.  Nothing in this Section 14, however, affects the right of any party to serve legal process in any other manner permitted by law.  Each party hereto waives trial by jury.

15.Mitigation.  In no event shall Mr. Wittmeyer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Mr. Wittmeyer obtains other employment.

16.Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or electronic (including by means of facsimile or email transmission) signature.

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The undersigned hereby execute this Agreement on the date stated in the introductory clause.

JM BULLION, INC., a Delaware corporation

By:
Name:	Gregory N. Roberts, Chairman

 Michael Wittmeyer

EXHIBIT A

JM Bullion, Inc.

Performance Bonus

for

Chief Executive Officer

This Exhibit to the Amended and Restated Employment Agreement, executed ______________, 2021 (the “Employment Agreement”), between JM Bullion, Inc. (the “Company”), a wholly-owned subsidiary of A-Mark Precious Metals, Inc. (“A-Mark”), and Michael Wittmeyer, sets forth the terms of the opportunity of Mr. Wittmeyer to earn the “Performance Bonus” authorized in Section 3(b) of the Employment Agreement.  This Performance Bonus remains subject to the terms of Section 3(b) and other applicable terms of the Employment Agreement.  Capitalized terms herein have the meanings as defined in the Employment Agreement.

In each fiscal year during the Term, commencing with fiscal year 2022, Mr. Wittmeyer will have the opportunity to earn a Performance Bonus.  The Performance Bonus will be an annual incentive award granted under A-Mark’s 2014 Stock Award and Incentive Plan, as amended, subject to the following terms:

General.  The Performance Bonus will be earned based on the level of the Company’s pre-tax profits or achievement of other performance tied to the Company’s budget for the fiscal year (the “Financial Performance Goal”) and based on achievement of one or more other specified goals relating to the Company or A-Mark or their subsidiaries or affiliates (each an “Other Goal”).  The target payout level for the Performance Bonus will be established by the Compensation Committee of the Board of Directors of A-Mark (the “Committee”) in accordance with Section 3(b) of the Employment Agreement (the “Target Performance Bonus”).  Two-thirds of the Performance Bonus will be based on achievement of the Financial Performance Goal and one-third of the Performance Bonus will be based on achievement of the Other Goals.

Financial Performance Goal.  The target level of performance of the Financial Performance Goal will be achievement of the Company’s budgeted level of pre-tax profits and/or other budgeted items relating to the overall performance of the Company (which may be combined) for the fiscal year, as specified in Company budgets for the fiscal year approved by the Board and A-Mark and also approved as the Financial Performance Goal by the Committee.

Achievement of the target level of performance -- 100% or more of the Financial Performance Goal target -- will result in the earning of 100% of the weighted portion of the Target Performance Bonus assigned by the Committee to the Financial Performance Goal.  Achievement of threshold level performance -- a below-target level of the Financial Performance Goal target as specified by the Committee -- will result in earning of 25% of the weighted portion of the Target Performance Bonus assigned to the Financial Performance Goal. In the event that the Financial Performance Goal performance level is between the specified threshold and target (100%) performance level of the Financial Performance Goal, the payout level will be determined by means of straight-line interpolation based on the threshold and target payout levels.  The payments specified in this paragraph will not be subject to downward adjustment by the Committee, but the Committee retains discretion to adjust the manner of determination of the Financial Performance Goal in light of events arising during the fiscal year affecting the Company.

In the event that the level of achievement of the Financial Performance Goal equals or exceeds the 80% Threshold (including if greater than 100% of the Financial Performance Goal target is achieved), the Committee retains discretion to provide for a higher level of payout than specified in the paragraph above, provided that the total payout will not exceed 150% of the weighted portion of the Target Performance Bonus assigned by the Committee to the Financial Performance Goal.   In the event that the level of achievement of the Financial Performance Goal is less than the threshold (80%) level of the Financial Performance Goal, the Committee, in its sole discretion, may determine to award a Performance Bonus in such amount, if any, as the Committee may specify.

Other Goals.  The Other Goals will be one or more quantitative and/or qualitative goals established by the Committee, with the Other Goals providing an award opportunity with an aggregate target payout level as a weighted portion of the Target Performance Bonus assigned by the Committee to the Other Goals (specifying the payouts for each Other Goal).  Other Goals will be specified actions or results relating to the Company as a whole, A-Mark as a whole, specific business lines of the Company or of A-Mark if Mr. Wittmeyer has a substantial role relating thereto, Mr. Wittmeyer individually, or other designated items that the Committee regards as having potential to significantly advance the business success of the Company or A-Mark (for example, expanding business lines or product offerings, improving management processes, identifying and implementing acquisitions or joint ventures, etc.).  The Committee may, in its discretion, specify payout levels below the target level corresponding to achievement at or above specified threshold levels of performance with respect to an Other Goal.

In the event that the level of achievement of an Other Goal exceeds 100% of the target (or equals of exceed any specified threshold), the Committee retains discretion to provide for a higher level of payout than pre-specified by the Committee for that Other Goal, provided that the total payout will not exceed 150% of the weighted portion of the Target Performance Bonus assigned by the Committee to that Other Goal.  The Committee will retain discretion to adjust the manner of determination of the Other Goals or to adjust upward or downward the payout relating to Other Goals, including but not limited to cases in which performance is less than a designated threshold level or target level of one or more Other Goals.

Pre-tax profits.  If the specified Financial Performance Goal is based on “pre-tax profits,” the term pre-tax profits shall mean the Company’s net income determined under Generally Accepted Accounting Principles (or GAAP), for the given fiscal year, adjusted as follows:

•	The positive or negative effects of income taxes (in accordance with GAAP) shall be eliminated from net income in determining pre-tax profits.

•

Unless otherwise determined by the Committee, no other adjustment shall be made to pre-tax profits.  Thus, for clarity, other extraordinary expenses and bonus compensation accruals shall remain included in net income and minority interests shall remain excluded from net income in determining pre-tax profits, and earnings in foreign currency will be converted to U.S. dollars at applicable exchange rates.

However, in setting the target level and related terms of the Financial Performance Goal, the Committee may specify other or different adjustment provisions.  Pre-tax profits and adjustments to the  Financial Performance Goal and the Other Goals shall be determined by the Committee in good faith.  Near or following the end of each fiscal year, the Committee shall determine the level

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of pre-tax profits and/or other financial performance achieved and all other matters relating to the Financial Performance Goal and the Other Goal and the corresponding amount of Performance Bonus earned.

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EXHIBIT B

[Stock Option Agreement]

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A-Mark Precious Metals, Inc.

2014 Stock Award and Incentive Plan

Stock Option Agreement

This Stock Option Agreement (the “Agreement”), which includes the attached “Terms and Conditions of Option Grant,” confirms the grant, effective ___________, 2021 (the “Grant Date”), by A-Mark Precious Metals, Inc., a Delaware corporation (“A-Mark”), to Michael Wittmeyer (“Employee”), of a non-qualified stock option (the “Option”) to purchase shares of A-Mark Common Stock, par value $0.01 per share (the “Shares”), as set forth below.  The Option is granted under Section 6(b) of the A-Mark 2014 Stock Award and Incentive Plan, as amended, and under Section 3(c) of the Employment Agreement between Employee and JM Bullion, Inc., a wholly owned subsidiary of A-Mark (“JMB”), executed ___________, 2021 (the “Employment Agreement”), in consideration of Employee’s entry into such Employment Agreement and his continuing service to JMB and A-Mark in executive capacities.

The principal terms of the Option granted hereby are as follows (subject to adjustment in accordance with the Plan and this Agreement):

Shares purchasable:     60,000 A-Mark Shares

Exercise Price and Stated Vesting Dates:

Option - Number of Underlying Shares	Exercise Price of Option	Stated Vesting Dates
60,000	100% of Grant-Date Fair Market Value, as defined in the Plan	Becomes vested as to 100% of the underlying shares on June 30, 2024

The Option will become vested and exercisable, in whole or in part, on an accelerated basis upon the occurrence of certain events relating to Termination of Employment, in accordance with Section 4 hereof, and will become fully vested and exercisable upon a Change in Control, as defined in Section 8 of the Plan.

Expiration Date:  The Option will expire at 11:59 PM on ___________, 2031 (the “Stated Expiration Date”); provided, however, that the Option is subject to termination prior to the Stated Expiration Date upon a Termination of Employment, in accordance with Section 4 hereof.  The occurrence of a Change in Control of A-Mark does not by itself affect the expiration or termination of the Option.  If, at the date on which the Option or any portion thereof are to expire or terminate, the Fair Market Value of a Share exceeds the Exercise Price and if the Option or portion thereof that will expire or terminate are otherwise vested and exercisable, the Option will be automatically exercised by the withholding of Option Shares to pay the exercise price and applicable withholding taxes.

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The Option is subject to the terms and conditions of the Plan and this Agreement, including the Terms and Conditions of Option Grant attached hereto and deemed a part hereof.  The number and kind of Shares purchasable, the Exercise Prices, and other terms and conditions are subject to adjustment in accordance with Section 10(c) of the Plan.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Employee acknowledges and agrees that (i) the Option is nontransferable as set forth in Section 5 hereof and Section 10(b) of the Plan, (ii) the Option is subject to early termination in the event of Employee’s Termination of Employment in certain circumstances, as specified in Section 4 hereof, and (iii) sales of Shares acquired by exercise of the Option will be subject to compliance with applicable Federal and state securities laws, which may preclude such sales, and will be subject to the Company’s policies regulating insider trading by employees, and (iv) a copy of the Plan and related information previously have been delivered to Employee, are being delivered to Employee herewith, or are available as specified in Section 1 hereof.

IN WITNESS WHEREOF, A-Mark Precious Metals, Inc. has caused this Agreement to be executed by its officer thereunto duly authorized.

A-MARK PRECIOUS METALS, INC.

Date:	, 2021

By:

Carol Meltzer
Executive Vice President and General Counsel

3

TERMS AND CONDITIONS OF OPTION GRANT

The following Terms and Conditions apply to the Option granted to Employee by A-Mark Precious Metals, Inc. (“A-Mark”), as specified in the Stock Option Agreement (of which these Terms and Conditions form a part).  Certain specific terms and conditions of the Option, including the number of A-Mark Shares purchasable, vesting terms and conditions, Expiration Date and Exercise Prices, are set forth on the cover page hereto, which is an integral part of this Agreement.

1.General.  The Option is granted to Employee under the A-Mark 2014 Stock Award and Incentive Plan (the “Plan”), which has previously been delivered to Employee and/or is available upon request to the General Counsel of A-Mark.  All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern.  By accepting the grant of the Option, Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Compensation Committee of the Board of Directors (the “Committee”) made from time to time.  The Option is a non-qualified stock options (not an incentive stock option as defined under Section 422 of the Internal Revenue Code of 1986, as amended).

2.Right to Exercise Option.  Subject to all applicable laws, rules, regulations and the terms of the Plan and this Agreement, Employee may exercise the Option at such time or times and to the extent the Option has become vested and exercisable, as specified on the cover page hereto, and prior to or on the applicable Stated Expiration Date of the Option (but not after any termination, forfeiture or expiration of the Option prior to the Stated Expiration Date).

3.Method of Exercise. To exercise the Option or any part thereof, Employee must (a) give written notice to the Chief Financial Officer or General Counsel of A-Mark, which notice shall specifically refer to this Agreement, identify the Option, state the number of A-Mark Shares as to which the Option is being exercised and the Exercise Price relating to the Option or portion thereof being exercised, and any instructions relating to issuance of the A-Mark Shares, which notice shall be signed by Employee, (b) pay in full to A-Mark the applicable Exercise Price of the Option for the number of A-Mark Shares being purchased in cash (including by check), payable in United States dollars, or by tender of A-Mark Shares owned by Employee having a then Fair Market Value equal to the exercise price, or by any other payment method then permitted by A-Mark under the Plan, and (c), unless this requirement is waived by A-Mark, deliver the investment representation statement in the form attached as Attachment A (the “Investment Representation Statement”).  Once Employee gives notice of exercise, such notice may not be revoked.  When Employee validly exercises an Option, or part thereof, A-Mark will transfer A-Mark Shares to Employee in certificated form or make such a transfer (or make a non-certificated credit) to Employee’s brokerage account at a designated securities brokerage firm or otherwise deliver A-Mark Shares to Employee.  Employee shall not have at any time any rights with respect to A-Mark Shares covered by this Agreement prior to the issuance of shares pursuant to a valid exercise as specified herein, and no adjustment shall be made for dividends or other rights for which the record date is prior to such issuance of shares except as provided in the Plan and this Agreement.

4.Termination Provisions.  The following provisions will govern the vesting, exercisability and expiration of the Option in the event of Employee’s Termination of Employment at a time that the Option remains outstanding, unless the Committee determines to provide more favorable terms:

4

(a)Death or Disability.  In the event of Employee’s Termination of Employment due to death or Disability (as defined below), a pro-rata portion (determined in accordance with Section 4(f) below) of the Option (if not previously vested) will become vested, with the remaining unvested portion of the Option forfeited, and the vested portion of the Option will be and remain exercisable until the earlier of two years after such Termination of Employment or the Stated Expiration Date, at which time the Option will terminate.

(b)Termination by JMB Without Cause or by Employee for Good Reason.  In the event of Employee's Termination of Employment by JMB without Cause or by Employee for Good Reason (as those terms are defined below), the Option (if not previously vested) will become vested in full, and the vested Option will be and remain exercisable until the earlier of three years after such Termination of Employment or the Stated Expiration Date, at which time the Option will terminate.

(c)Termination by JMB for Cause.  In the event of Employee's Termination of Employment by JMB for Cause (as defined below), the Option immediately will terminate.

(d)Termination by the Employee Voluntarily Without Good Reason.  In the event of Employee's voluntary Termination of Employment without Good Reason, the Option, to the extent vested at the date of Termination, will remain exercisable until the earlier of three months after Termination of Employment or the Stated Expiration Date, at which time the Option will terminate, and with any remaining unvested portion of the Option forfeited at the date of Termination.

(e)Certain Definitions.  The following definitions apply for purposes of this Agreement:

(i)	“Cause” has the meaning as defined in Employee’s Employment Agreement.

(ii)	“Disability” means becoming Totally Disabled as defined in Employee’s Employment Agreement.

(iii)	“Good Reason” has the meaning as defined in Employee’s Employment Agreement.

(iv)	“Termination of Employment” means the earliest time at which Employee is employed by neither A-Mark nor a subsidiary of A-Mark and is not serving as a Director of A-Mark.

(f)Determination of Pro-Rata Portion.  For purposes of Section 4(a), the pro-rata portion of an Option that is to become vested will be the additional number of Option Shares that would become vested if employment continued through the next scheduled Vesting Date multiplied by a fraction the numerator of which is the number of days from the Grant Date through the date of Termination of Employment and the denominator of which is the number of days between the Grant Date and the Vesting Date (for clarity, pro ration applies to only one vesting tranche of the Option; any tranche that would have vested after the next scheduled Vesting Date will be forfeited).

5.Nontransferability.  Employee may not transfer the Option or any rights hereunder to any third party other than by will or the laws of descent and distribution and, during Employee’s lifetime, only Employee or his or her duly appointed guardian or legal representative may exercise

5

the Option, except for transfers to a Beneficiary in the event of death or as otherwise permitted and subject to the conditions under Section 10(b) of the Plan.

6.Employee Representations and Warranties Upon Exercise and Related Terms; Filing of Registration Statement.  In connection with Employee’s exercise of the Option or any portion thereof, as a condition to such exercise, A-Mark may require Employee to make any representation or warranty to A-Mark as may be required under any applicable law or regulation.  A-Mark will use its best efforts to file with the Securities and Exchange Commission and cause to become effective and remain effective a registration statement on Form S-8 registering the offer and sale of A-Mark Shares from A-Mark to Employee under the Option prior to the time at which in-the-money Option become exercisable (a “Form S-8 Registration Statement”).  If such Form S-8 registration statement is effective at the time of an exercise of the Option, A-Mark will waive the requirement that Employee execute and deliver the Investment Representation Statement (Exhibit A hereto).

7.Miscellaneous.

(a)Binding Agreement; Written Amendments.  This Agreement shall be binding upon the parties and any successors, heirs, executors, or administrators of the parties.  This Agreement constitutes the entire agreement between the parties with respect to the Option, and supersedes any prior agreements or documents with respect to the Option.  No amendment or alteration of this Agreement which may impose any additional obligation upon A-Mark shall be valid unless expressed in a written instrument duly executed in the name of A-Mark, and no amendment, alteration, suspension or termination of this Agreement which materially impairs the rights of Employee with respect to the Option shall be valid unless expressed in a written instrument executed by Employee.

(b)No Promise of Employment.  The Option and the granting thereof shall not constitute or be evidence of an agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of A-Mark or any subsidiary for any period of time, or at any particular rate of compensation.

(c)Governing Law.  The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(d)Tax Withholding.  Employee must make arrangements satisfactory to A-Mark to pay or provide for payment of withholding taxes due upon exercise of the Option.

(e)Notices.  Any notice to be given A-Mark under this Agreement shall be addressed to A-Mark at its principal executive offices at 2121 Rosecrans Avenue, Suite 6300, El Segundo, California 90245, in care of the General Counsel, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of A-Mark.

(f)Stockholder Rights.  Employee shall not have any rights with respect to A-Mark Shares (including voting rights) purchasable upon exercise of the Option prior to the valid exercise of the Option and payment in full of the Exercise Price.

(g) Consent to Electronic Delivery. EMPLOYEE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, ANY PROSPECTUS FOR THE PLAN AND OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE “PLAN

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DOCUMENTS”), IN RESPECT OF THIS EQUITY AWARD AND ALL OTHER EQUITY AWARDS THAT MAY BE GRANTED OR HAVE BEEN GRANTED BY THE COMPANY.  THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO EMPLOYEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION.  THE COMPANY WILL SEND TO EMPLOYEE AN E-MAIL ANNOUNCEMENT WHEN A NEW PLAN DOCUMENT IS AVAILABLE ELECTRONICALLY FOR EMPLOYEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENT CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, EMPLOYEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK.  EMPLOYEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 7(e) ABOVE.  EMPLOYEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (i) THE TERMINATION OF EMPLOYEE’S PARTICIPATION IN THE PLAN AND (ii) THE WITHDRAWAL OF EMPLOYEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS.  THE COMPANY ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS THE RIGHT AT ANY TIME TO WITHDRAW HIS OR HER CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE COMPANY AT THE ADDRESS SET FORTH IN SECTION 7(e) ABOVE.  IF EMPLOYEE WITHDRAWS HIS OR HER CONSENT TO ELECTRONIC DELIVERY, THE COMPANY WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE WITHDRAWAL NOTICE.  EMPLOYEE ACKNOWLEDGES THAT HE OR SHE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING EMPLOYEE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.

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EXHIBIT C

Release

We advise you to consult an attorney before you sign this Release.  You have until the date that is seven (7) days after the Release is signed and returned to A-Mark Precious Metals, Inc.  to change your mind and revoke your Release.  Your Release shall not become effective or enforceable until after that date.

In consideration for the benefits provided under your Employment Agreement with JM Bullion, Inc. executed ________, 2021 (the “Employment Agreement”), and more specifically enumerated in Attachment 1 hereto, by your signature below, you, for yourself and on behalf of your heirs, executors, agents, representatives, successors and assigns, hereby release and forever discharge the Company, its past and present parent corporations, subsidiaries, divisions, subdivisions, affiliates and related companies (collectively, the “Company”) and the Company’s past, present and future agents, directors, officers, employees, representatives, successors and assigns (hereinafter “those associated with the Company”) with respect to any and all claims, demands, actions and liabilities, whether in law or equity, which you may have against the Company or those associated with the Company of whatever kind, including but not limited to those arising out of your employment with the Company or the termination of that employment.  You agree that this release covers, but is not limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Employee Retirement Income Security Act of 1974,29 U.S.C. § 1001 et seq., the Texas Anti-Discrimination Law and the Texas Handicap Discrimination Law, and any other local, state or federal law, regulation or order dealing with discrimination in employment on the basis of sex, race, color, national origin, veteran status, marital status, religion, disability, handicap, or age.  You also agree that this release includes claims based on wrongful termination of employment, breach of contract (express or implied), tort, or claims otherwise related to your employment or termination of employment with the Company and any claim for attorneys’ fees, expenses or costs of litigation.

This Release covers all claims based on any facts or events, whether known or unknown by you, that occurred on or before the date of this Release.  Except to enforce this Release, you agree that you will never commence, prosecute, or cause to be commenced or prosecuted any lawsuit or proceeding of any kind against the Company or those associated with• the Company in any forum and agree to withdraw with prejudice all complaints or charges, if any, that you have filed against the Company or those associated with the Company.

Anything in this Release to the contrary notwithstanding, this Release does not include a release of (i) your rights under the Employment Agreement or your right to enforce the Employment Agreement; (ii) any rights you may have to indemnification or insurance under any agreement, law, Company organizational document or policy or otherwise; (iii) any rights you may have to equity compensation or other compensation or benefits under the Company’s equity, compensation or benefit plans; or (iv) your right to enforce this Release.

By signing this Release, you further agree as follows:

You have read this Release carefully and fully understand its terms;

You have had at least twenty-one (21) days to consider the terms of the Release;

You have seven (7) days from the date you sign this Release to revoke it by written notification to the Company.  After this seven (7) day period, this Release is final and binding and may not be revoked;

You have been advised to seek legal counsel and have had an opportunity to do so;

You would not otherwise be entitled to the benefits provided under your Employment Agreement had you not agreed to execute this Release; and

Your agreement to the terms set forth above is voluntary.

Name:

Signature:	Date:

Received by:	Date:

Attachment: Attachment 1- Schedule of Termination Payments and Benefits

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EXHIBIT B

Form of Escrow Agreement

(See attached)

FINAL FORM

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of [•] [•], 2021 (the “Closing Date”), is entered into by and among (i) A-Mark Precious Metals, Inc., a Delaware corporation (“Purchaser”), (ii) Michael R. Wittmeyer, an individual, in his capacity as Representative (the “Representative”), and (iii) Citibank, N.A., a national banking association, as escrow agent (the “Escrow Agent”).

WHEREAS, the Purchaser, the other individual shareholders of JM Bullion, Inc. a Delaware corporation (including each of its Subsidiaries, the “Company”) listed under the heading “Sellers” on the signature pages thereto (each, a “Seller” and, collectively, the “Sellers”) and the Representative have entered into that certain Stock Purchase Agreement, dated as of February 8, 2021 (the “Purchase Agreement”), pursuant to which Purchaser is purchasing from Sellers, and each Seller is selling to Purchaser, all of the Shares of the Company owned by the Sellers, with all such Shares representing [•]1% of the issued and outstanding shares of common stock of the Company;

WHEREAS, in connection with the terms of the Purchase Agreement, the Purchaser and the Sellers have agreed that (i) $4,205,300.00 (the “Indemnification Escrow Amount”), (ii) $500,000.00 (the “Adjustment Escrow Amount”) and (iii) $794,700.00 (the “Identified Tax Matters Escrow Amount”) will be deposited with the Escrow Agent at Closing to be held in escrow pursuant to this Agreement to secure payment of any amounts due from the Sellers (as set forth in the Purchase Agreement) to the Purchaser and/or the Purchaser Indemnified Parties with respect to any obligations pursuant to the Purchase Agreement; and

WHEREAS, the Parties desire that the Escrow Agent serve as escrow agent, and the Escrow Agent is willing to do so, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises above and of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.Defined Terms.  Unless otherwise specified herein, all capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement; provided, however the Escrow Agent will not be responsible to determine or make any inquiry into any term, capitalized or otherwise, not defined herein.

2.Appointment and Agreement of Escrow Agent; Deposits.

(a)The Escrow Agent is hereby appointed as escrow agent for purposes of this Agreement and the Escrow Agent accepts such appointment on the terms and subject to the conditions of this Agreement. Simultaneously with the delivery by the Purchaser of the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Identified Tax Matters Escrow Amount, which Escrow Amounts shall be delivered in cash by wire transfer of immediately available funds, to the Escrow Agent, the Escrow Agent shall establish three (3) separate escrow accounts, provided that by the execution hereof, the Purchaser and the Representative hereby instruct the Escrow Agent in accordance with Section 6(a) hereof to invest the entire amount of the Indemnification Escrow Amount in a separate non-interest bearing deposit account (the “Indemnification Escrow Account”) and invest the entire amount of the Adjustment Escrow Amount in a separate non-interest bearing account (the “Adjustment Escrow Account”) and invest the entire amount of the the Identified Tax Matters Escrow Amount in a separate non-interest bearing account, in each case FDIC insured to the applicable limits, subject to the terms and conditions of this Agreement and, to the extent not inconsistent with the terms hereof, the Escrow Agent’s customary procedures as set forth in the Escrow Agent’s applicable disclosures.  The Escrow Agent hereby agrees to hold and disburse the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Identified Tax Matters Escrow Amount in accordance with, and act as escrow agent under, this Agreement.

3.Disbursement of Escrow Amounts.

(a)The Escrow Agent shall disburse the Indemnification Escrow Amount or any portion thereof, only (i) upon receipt of and in accordance with the joint disbursement notice executed by an Authorized Representative (as defined below) of each of the Representative and the Purchaser (the “Joint Instructions”), or (ii) upon a “final determination” of the rights of the applicable Parties as provided in Section 6(b) below (the Party obtaining such final determination shall concurrently provide a copy of any such “final determination” as provided in Section 6(b) to the other Party), or (iii) as provided in Section 3(b) or Section 3(d) below. The Joint Instructions shall set forth, or the “final determination” shall be accompanied by, sufficient payment instructions for each portion of the Indemnification Escrow Amount to be distributed, and except as otherwise set forth in this Section 3, the Escrow Agent shall act solely upon such Joint Instructions or “final determination” as provided in Section 6(b).  For the avoidance of doubt, the Purchaser shall not have recourse to the Adjustment Escrow Amount in respect of indemnity claims made by the Purchaser under the Purchase Agreement.

(b)The Escrow Agent shall disburse the Identified Tax Matters Escrow Amount or any portion thereof, (i) upon receipt of and in accordance with the Joint Instructions, or (ii) upon a “final determination” of the rights of the applicable Parties as provided in Section 6(b) below (the Party obtaining such final determination shall concurrently provide a copy of any such “final determination” as provided in Section 6(b) to the other Party). The Joint Instructions shall set forth, or the “final determination” shall be accompanied by, sufficient payment instructions for each portion of the Identified Tax Matters Escrow Amount to be distributed, and except as otherwise set forth in this Section 3, the Escrow Agent shall act solely upon such Joint Instructions or “final determination” as provided in Section 6(b).

(c)On the third (3rd) Business Day following the General Escrow Release Date (as defined below) or the Identified Tax Matters Escrow Release Date, as the case may be, any remaining funds in the Indemnification Escrow Account or the Identified Tax Matters Escrow Account (in each case other than the aggregate amount claimed by the Purchaser (on behalf of itself or any other Purchaser Indemnified Party) pursuant to Claims made by the Purchaser (i) under any pending Claim Notices (as defined in the Purchase Agreement) delivered prior to the General Escrow Release Date or the Identified Tax Matters Escrow Release Date, as the case may be, and not fully resolved (any such amounts, “Disputed Funds”) or (ii) fully resolved in accordance with Section 3(a) and for which Joint Instructions have been delivered to the Escrow

[1]	NTD: To conform to final post-redemption percentage in the Stock Purchase Agreement.

Agent, but not paid out of the Indemnification Escrow Amount or the Identified Tax Matters Escrow Release Date, as the case may be, to the extent required, in each case with respect to such Claims under the foregoing clauses (i) and (ii), prior to the General Escrow Release Date or the Identified Tax Matters Escrow Release Date, as the case may be, and for which notice has been presented to the Escrow Agent by the Purchaser prior to the General Escrow Release Date or the Identified Tax Matters Escrow Release Date, as the case may be) shall be promptly released to the account or accounts designated in writing by the Representative to the Escrow Agent for distribution to the Sellers. For purposes of this Agreement, (x) “General Escrow Release Date” means the date that is the twelve (12) month anniversary of the Closing Date and (y) “Identified Tax Matters Escrow Release Date” means the date that is the twenty four (24) month anniversary of the Closing Date.

(d)The Escrow Agent shall disburse the Adjustment Escrow Amount or any portion thereof, only (i) upon receipt of and in accordance with the Joint Instructions, or (ii) upon a “final determination” of the rights of the applicable Parties as provided in Section 6(b) below (the Party obtaining such final determination shall concurrently provide a copy of any such “final determination” as provided in Section 6(b) to the other Party). The Joint Instructions shall set forth, or the “final determination” shall be accompanied by, sufficient payment instructions for each portion of the Adjustment Escrow Amount to be distributed, and except as otherwise set forth in this Section 3, the Escrow Agent shall act solely upon such Joint Instructions or “final determination” as provided in Section 6(b).

(e)At any time following the General Escrow Release Date or the Identified Tax Matters Escrow Release Date, as the case may be, to the extent the funds held in the Indemnification Escrow Account or the Identified Tax Matters Escrow Account, as the case may be, exceed the aggregate amount claimed by the Purchaser (on behalf of itself or any other Purchaser Indemnified Party) pursuant to (i) Claims made under any Claim Notices delivered prior to the General Escrow Release Date (and for which written notice has been presented to the Escrow Agent prior to the General Escrow Release Date) or the Identified Tax Matters Escrow Release Date (and for which written notice has been presented to the Escrow Agent prior to the Identified Tax Matters Escrow Release Date), as the case may be, and in accordance with the Purchase Agreement, and not fully resolved prior to the General Escrow Release Date or the Identified Tax Matters Escrow Release Date, as the case may be, in accordance with the Purchase Agreement, or (ii) fully resolved Claims for which Joint Instructions have been delivered to the Escrow Agent, but not paid out of the Indemnification Escrow Amount or the Identified Tax Matters Escrow Release Date, as the case may be, to the extent required, then in each case, the excess funds shall be promptly released to an account or accounts designated in writing by the Representative to the Escrow Agent for distribution to the Sellers.

(f)The Escrow Agent shall use its commercially reasonable efforts to cause any amount payable pursuant to this Section 3 to be paid within five (5) Business Days following the receipt of Joint Instructions, a “final determination” as provided in Section 6(b) or (solely with respect to releases permitted under Section 3(b) or Section 3(d)), Representative’s instructions via wire transfer of immediately available funds to the account or accounts designated in writing in such Joint Instructions, “final determination”, or Seller’s instructions, as the case may be.  “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in New York, New York.

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(g)The Escrow Agent shall act solely upon the instructions and notices it receives from the Parties with respect to the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Identified Tax Matters Escrow Amount in accordance with this Section 3 and shall not be responsible for determining whether such instructions are in accordance with the Purchase Agreement.

(h)For purposes of this Agreement, the term “Claim” shall mean a claim by the Purchaser against the Indemnification Escrow Account or the Identified Tax Matters Escrow Account, as the case may be, (in each case on behalf of itself or any other Purchaser Indemnified Party) to be indemnified by the Sellers pursuant to and in accordance with the terms and conditions of Article VIII of the Purchase Agreement (including, without limitation, the Claim Notice requirements, time limitations, and the provisions of Section 8.6 set forth in the Purchase Agreement and the limitations set forth in Section 8.8 of the Purchase Agreement) including, without limitation, Claims dependent on the outcome of any actual or threatened proceeding, suit or action or assessment.  Any Claim presented to the Escrow Agent will identify the Escrow Agreement and be signed by an Authorized Representative of Purchaser.

4.Fees of Escrow Agent.  As compensation for its services hereunder, for each year or any portion thereof, the Escrow Agent shall be entitled to the fees set forth on Schedule 1 hereto.  No increase in the rate of any fee charged by the Escrow Agent shall be valid hereunder unless previously approved in writing by the parties hereto.

5.Escrow Agent Not a Party.  All Parties understand, agree and acknowledge that the Escrow Agent’s duties pursuant to this Agreement are ministerial and the Escrow Agent is not a principal, participant, or beneficiary of the underlying transactions which necessitate this Agreement and it is not a party to, and is not bound by, any agreement out of which this escrow may arise.

6.Duties of Escrow Agent; Limited Liability of Escrow Agent.

(a)The Indemnification Escrow Amount shall be deposited in the Indemnification Escrow Account, and the Adjustment Escrow Amount shall be deposited in the Adjustment Escrow Account, and the Identified Tax Matters Escrow Amount shall be deposited in the Identified Tax Matters Escrow Account which amounts shall be invested in a non-interest bearing deposit account, FDIC insured to the applicable limits.  After deposit and until distribution in accordance with the terms hereof and the Purchase Agreement, the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Identified Tax Matters Escrow Amount shall at all times remain available for distribution in accordance with Section 3 above.

The Escrow Agent shall not be responsible for any losses resulting from such non-interest bearing deposit account.  It is agreed and understood that the Escrow Agent may earn fees associated with the investments in accordance with the terms of such investments.  Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the investments whenever the Escrow Agent shall be required to release all or any portion of the Indemnification Escrow Account, the Adjustment Escrow Account and the Identified Tax Matters Escrow Account pursuant to the terms hereof.  In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder.  It is

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understood and agreed that the Escrow Agent or its affiliates are permitted to receive additional compensation that could be deemed to be in the Escrow Agent’s economic self-interest for (i) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub custodian with respect to certain of the investments, (ii) using affiliates to effect transactions in certain investments and (iii) effecting transactions in investments.  During the term of this Agreement, the Escrow Agent shall render a monthly statement to the individuals or entities, and at the addresses, set forth in Section 13 hereof (A) setting forth the balance of the Indemnification Escrow Account, the Adjustment Escrow Account and the Identified Tax Matters Escrow Account, (B) identifying transactions, transfers or holdings with respect to the Indemnification Escrow Account, the Adjustment Escrow Account and the Identified Tax Matters Escrow Account and (C) identifying all distributions, if any, made during such period.

The parties to this Agreement acknowledge that non-deposit investment products are not obligations of, or guaranteed by, Citibank/Citigroup nor any of its affiliates; are not FDIC insured; and are subject to investment risks, including the possible loss of principal amount invested.  Only deposits in the United States are subject to FDIC insurance.

The Escrow Agent shall have no obligation to invest or reinvest the property held in escrow if all or a portion of such property is deposited with the Escrow Agent after 11:00 AM Eastern Time on the day of deposit.  Instructions to invest or reinvest that are received after 11:00 AM Eastern Time will be treated as if received on the following Business Day.  The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to distribute amounts from the escrow property pursuant to the terms of this Agreement.  Requests or instructions received after 11:00 AM Eastern Time by the Escrow Agent to liquidate all or any portion of the escrowed property will be treated as if received on the following Business Day.

(b)In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any Party with respect to the Indemnification Escrow Amount, the Adjustment Escrow Amount, the Identified Tax Matters Escrow Amount or any Disputed Funds which, in its reasonable opinion, are in conflict with any of the provisions of this Agreement or any instructions received from one of the other parties hereto, the Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep the Indemnification Escrow Amount, the Adjustment Escrow Amount, the Identified Tax Matters Escrow Amount or any Disputed Funds in question until such time as there has been a “final determination” of the rights of the applicable Parties with respect to the Indemnification Escrow Amount, the Adjustment Escrow Amount, the Identified Tax Matters Escrow Amount or any Disputed Funds or (ii) deposit at any time the Indemnification Escrow Amount, the Adjustment Escrow Amount, the Identified Tax Matters Escrow Amount or any Disputed Funds into the registry of any court of competent jurisdiction and to commence an action in the nature of interpleader at the cost and expense of the Purchaser and the Representative to adjudicate the Parties’ rights thereto and thereafter shall have no further obligations or liabilities to anyone under this Agreement except as otherwise determined by a court of competent jurisdiction or agreed by the Purchaser, Representative, and Escrow Agent in writing.  For purposes of this Section 6(b), there shall be deemed to have been a “final determination” of the rights of the applicable Parties with respect to the Indemnification Escrow Amount, the Adjustment Escrow Amount, the Identified Tax Matters Escrow Amount or any Disputed Funds at such time as any of the applicable Parties shall file with the Escrow Agent (i) an

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official certified copy of a court order, together with an opinion of counsel of the Party filing the foregoing, in form and substance acceptable to the Escrow Agent and its counsel, stating that the court order is a final determination of the rights of the Parties with respect to the Indemnification Escrow Amount, the Adjustment Escrow Amount, the Identified Tax Matters Escrow Amount or any Disputed Funds in question, that the time to appeal from said court order has expired, and that said court order is binding upon the applicable Parties, along with written instructions signed by an Authorized Representative of such Party to effectuate such court order, or (ii) a fully executed agreement by and among all of the Parties, which provides for disposition of the Indemnification Escrow Amount, the Adjustment Escrow Amount, the Identified Tax Matters Escrow Amount or any Disputed Funds in question.

(c)The Escrow Agent shall not be bound by any other agreement or contract between the Parties (whether or not the Escrow Agent shall have knowledge thereof) and the Escrow Agent's only duties and responsibilities shall be to hold and invest the Indemnification Escrow Amount, the Adjustment Escrow Amount, the Identified Tax Matters Escrow Amount and any Disputed Funds and to disburse same in accordance with the terms of this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of the Escrow Agent.

(d)The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation or rescission of this Agreement unless the same shall be in writing and signed by all of the other parties hereto and, if its duties as Escrow Agent hereunder are affected thereby, unless it shall have given prior written consent thereto.

(e)The Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein.  The Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act.  The Escrow Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any other party heretofore, any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document.

(f)The Escrow Agent shall have no responsibility as to the validity or value of the Indemnification Escrow Amount, the Adjustment Escrow Amount, the Identified Tax Matters Escrow Amount or any Disputed Funds held in escrow hereunder.  Furthermore, the Escrow Agent shall have no duty as to the collection or protection of the Indemnification Escrow Amount, the Adjustment Escrow Amount, the Identified Tax Matters Escrow Amount or any Disputed Funds, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of the Indemnification Escrow Amount, the Adjustment Escrow Amount, the Identified Tax Matters Escrow Amount or any Disputed Funds actually in its possession in accordance with the terms hereof.

(g)The Escrow Agent shall not be liable to the Parties for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own judgment, except in the event that its willful misconduct, gross negligence or fraud was the primary cause of any direct loss to any Party.  The Escrow Agent may rely conclusively and shall be protected in acting in good faith upon any order, notice, demand, certificate, opinion or

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advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information contained therein), which is believed by the Escrow Agent to be genuine and to be signed by the authorized signer of the applicable Party set forth on Schedule 2 attached hereto (each an “Authorized Representative”).  The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms thereof, unless evidenced by a writing delivered to the Escrow Agent signed by an Authorized Representative of the Party/Parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

(h)The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Agreement.  The Escrow Agent shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Escrow Agent pursuant to the provisions hereof.  The Escrow Agent shall not be liable to the Representative, the Purchaser or to anyone else for any loss which may be incurred by reason of any investment of any monies which it holds hereunder.

(i)The Escrow Agent shall have the right to assume in the absence of knowledge or written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own judgment, in reliance upon such assumption.

(j)The Escrow Agent shall have no liability for loss arising from any cause beyond its control, including, but not limited to, the following:  (i) the act, failure or neglect of any agent or correspondent selected by the Escrow Agent with reasonable care or the parties hereto; (ii) any delay, error, omission or default connected with the remittance of funds that is not caused by the Escrow Agent; (iii) any delay, error or omission or default of any mail, telephone or wireless agency or operator; and (iv) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers; and (v) any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility.

(k)Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable, for any special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)The Purchaser and the Representative shall each deliver to the Escrow Agent a list of authorized signatories, as set forth in the attached Schedule 2-A and Schedule 2-B

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respectively hereto, with respect to any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication required or permitted to be furnished to the Escrow Agent hereunder, and the Escrow Agent shall be entitled to conclusively rely on such list with respect to any Party until a new list is furnished by such Party to the Escrow Agent.  Furthermore, in the event funds transfer instructions are given, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated by Purchaser on Schedule 2-A and by the Representative on Schedule 2-B hereto, and the Escrow Agent may conclusively rely upon the confirmations of anyone purporting to be the person or persons so designated.  To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs.  If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved.  The persons and telephone numbers designated for such call-backs may be changed only in a writing executed by an Authorized Representative and actually received by the Escrow Agent.

7.Conference with Legal Counsel.  The Escrow Agent may confer with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof, or its duties hereunder, and it shall incur no liability and it shall be fully protected in acting in good faith in accordance with the opinions and instructions of such counsel.

8.Interpleader. If the Escrow Agent becomes a party to any litigation or dispute by reason hereof, it is hereby authorized to deposit with the clerk of a court of competent jurisdiction any and all cash, or other property held by it pursuant hereto and, thereupon, shall stand fully relieved and discharged of any further duties hereunder.  If the Escrow Agent is threatened to be made a party to litigation by reason hereof, it is authorized to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court any cash, or other property held by it pursuant hereto and, thereupon, shall stand fully relieved and discharged of any further duties hereunder in respect of the Indemnification Escrow Amount, the Adjustment Escrow Amount or the Identified Tax Matters Escrow Amount and the matter(s) giving rise thereto.  The Representative and the Purchaser hereby jointly and severally agree to reimburse Escrow Agent promptly after written demand for any reasonable and documented out-of-pocket costs and expenses, including, but not limited to, reasonable and documented out-of-pocket outside legal counsel fees incurred in connection with any interpleader action commenced by Escrow Agent pursuant to this Section 8.

9.Successor Escrow Agent.  The Escrow Agent or any successor to it as escrow agent hereafter appointed may resign for any reason upon twenty (20) days’ written notice to the Purchaser and the Representative, specifying the date upon which such resignation shall take effect.  In addition, the Purchaser and the Representative, acting jointly, shall have the right to terminate the appointment of the Escrow Agent by giving it twenty (20) days’ written notice of such termination, specifying the date upon which such termination shall take effect. In the event of the resignation or termination of the Escrow Agent, upon the expiration of such twenty (20) days’ notice, the Escrow Agent may deliver all cash or property in its possession under this Agreement less Escrow Agent’s fees, any reasonable and documented out-of-pocket costs and expenses or other obligations owed to Escrow Agent to any successor escrow agent appointed by the Representative and the Purchaser; or, if no successor escrow agent has been appointed, at the cost and expense of the Representative and the Purchaser to any court of competent jurisdiction in

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the State of New York.  Upon either such delivery, the Escrow Agent's obligations hereunder shall cease and terminate and the Escrow Agent shall be released from any and all liability under this Agreement.  A termination under this Section 9 shall in no way change the terms of Section 10 affecting indemnification.  The Escrow Agent's sole responsibility from the time of the expiration of the twenty (20) day notice periods set forth above in this Section 9 until such termination shall be to keep safely the Indemnification Escrow Amount, the Adjustment Escrow Amount and any Disputed Funds and to deliver the same to a successor escrow agent or a court of competent jurisdiction in the State of New York as provided above, to the person or persons specified in accordance with a Joint Instruction, or in accordance with a “final determination” as provided in Section 6(b) above.

10.Indemnification of Escrow Agent.  The Representative and the Purchaser shall jointly and severally reimburse and indemnify the Escrow Agent and its officers, directors, employees, representatives and agents for, and hold it harmless against, any and all out-of-pocket losses, damages, claims, penalties, judgments, settlements, actions, suits, proceedings, litigation, liability,  reasonable and documented out-of-pocket costs or expenses in connection herewith (including, without limitation, reasonable and documented out-of-pocket fees, disbursements and other charges of outside legal counsel incurred by the Escrow Agent in any dispute, controversy, action or legal proceeding), reasonably incurred by the Escrow Agent arising out of or in connection with (a) its acceptance of, or the performance of its duties and obligations under this Agreement (except those arising out of or in connection with, determined by a court of competent jurisdiction, Escrow Agent’s willful misconduct, gross negligence or fraud), or (b) its following any instructions or other directions from the Representative or the Purchaser, as well as the reasonable and documented out-of-pocket costs and expenses of defending against any claim or liability arising out of or relating to this Agreement.  The Escrow Agent shall have a first lien for the amount of any such reasonable and documented out-of-pocket expenses, loss or for amounts due it under Section 4 hereof on the monies and other property held by it hereunder and shall be entitled, after ten (10) days’ prior notice to the Parties to this Agreement, to reimburse itself from such monies or property for the amount of any such expense, loss or amount due to it.  Notwithstanding any obligation to make payments and deliveries hereunder, the Escrow Agent may retain and hold for such time as it deems necessary such amount of monies or property as it shall, from time to time, in its reasonable discretion, deem sufficient to indemnify itself for any such loss or expense and for any amounts due to it under this Agreement.  The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

11.Tax Matters.

(a)The Purchaser and the Representative will provide Escrow Agent all information, and will execute and deliver, on or prior to the execution of this Escrow Agreement, all applicable IRS forms (including, without limitation, a fully executed U.S. Internal Revenue Service Form W-9 or Form W-8, as applicable, from the Seller) sufficient to enable Escrow Agent to comply with its tax reporting obligations, reporting interest on the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Identified Tax Matters Escrow Amount for Federal income tax purposes.  Notwithstanding the foregoing, Escrow Agent may withhold from any payment of monies held by it hereunder such amount as Escrow Agent estimates to be

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sufficient to provide for the payment of taxes not yet paid and may use the sum withheld exclusively for that purpose.

(b)The Parties represent and warrant to the Escrow Agent that there are no Federal, State or local tax liabilities or filing requirements (other than with respect to preparation and delivery of Form 1099 or other information returns generally applicable to financial institutions) concerning the Escrow Agent's actions contemplated hereunder and represent and warrant to the Escrow Agent that the Escrow Agent has no duty to withhold or file any report (other than with respect to preparation and delivery of Form 1099 or other information returns generally applicable to financial institutions) or any tax liability under any Federal or State income tax, local or State property tax, local or State sales or use taxes, or any other tax by any taxing authority with respect to the Escrow Agent’s duties hereunder. It is understood that Escrow Agent is responsible for income reporting only with respect to income earned on investment and is not responsible for any other reporting.

(c)For U.S. federal income tax purposes, the Parties agree to treat the Purchaser as the owner of the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Identified Tax Matters Escrow Amount (including any portion thereof that is invested or reinvested under the terms of this Agreement), and of any accrued earnings on the Indemnification Escrow Amount, the Adjustment Escrow Amount and the Identified Tax Matters Escrow Amount, which shall be allocated to the Purchaser and reported by the Escrow Agent, to the extent required, to the U.S. Internal Revenue Service and any other taxing authority.  Escrow Agent is hereby authorized to release to the Purchaser out of the Indemnification Escrow Account at least annually an amount equal to the taxes due with respect to any earnings on the Indemnification Escrow Amount, and out of the Adjustment Escrow Account at least annually an amount equal to the taxes due with respect to any earnings on the Adjustment Escrow Amount, and out of the Identified Tax Matters Escrow Account at least annually an amount equal to the taxes due with respect to any earnings on the Identified Tax Matters Escrow Amount if any, allocated to the Purchaser under this Section 11(c) (plus any additional tax on amounts so payable) within three (3) Business Days of receipt of written direction to remit such taxes from the Purchaser upon written consent of the Representative (which consent shall not be unreasonably withheld, conditioned or delayed), which shall include the amount thereof; provided, however, that no such tax remittance or release shall be made or paid at any time to the Purchaser, without such prior written consent of the Representative (such consent shall not be unreasonably withheld, conditioned or delayed).  The taxes due under this provision shall be determined by the Purchaser, assuming the earnings are taxable to an individual subject to the top marginal U.S. federal, state and local tax rates, disregarding any other income, loss or tax position of the Purchaser.  Escrow Agent may also hold from any distribution of the Indemnification Escrow Account, the Adjustment Escrow Account or the Identified Tax Matters Escrow Account any taxes as it determines may be required by any law or regulation in effect at the time of distribution.

12.Termination.  This Agreement may be terminated at any time by and upon the receipt by the Escrow Agent of a written notice of termination executed by each of the Purchaser and the Representative directing the distribution of all property then held by the Escrow Agent under and pursuant to this Agreement.  This Agreement, and the obligations of the Escrow Agent hereunder, shall automatically terminate upon the release and delivery by the Escrow Agent of the entire Indemnification Escrow Amount, the Adjustment Escrow Amount, the Identified Tax

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Matters Escrow Amount and any Disputed Funds in accordance with the provisions of Section 3 hereof.  Notwithstanding the preceding two sentences, the provisions of Section 10 hereof shall survive any such termination of this Agreement.

13.Notices.  Escrow Agent shall not be charged with knowledge of any fact, including, but not limited to, performance or nonperformance of any condition, unless it has actually received written notice thereof from the parties hereto, or their authorized representatives, clearly referring to this Escrow Agreement.  All notices, requests, demands and other communications hereunder shall be in writing and executed by an Authorized Representative and shall be given or made (and shall be deemed to have been duly given or made upon receipt) (a) by delivery in person to the recipient during normal business hours (9am-5pm New York Time) on a Business Day, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (c) one (1) Business Day after being sent to the recipient by electronic mail (Email), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and post prepaid, and addressed to the intended recipient as set forth below:

If to the Representative, to:

Michael R. Wittmeyer and

Robert E. Byerley, Jr.

8350 N. Central Expressway, Suite 250

Dallas, TX 75206
Email: mike@jmbullion.com and bert@jmbullion.com

and with a copy (which shall not constitute notice to the Representative), to:

Duane Morris LLP

100 N. City Parkway, Suite 1560

Las Vegas, Nevada 89106

Attention: Tracy A. Gallegos
Email: tagallegos@duanemorris.com

If to the Purchaser, to:

A-Mark Precious Metals, Inc.

2121 Rosecrans Avenue, Suite 6300

El Segundo, CA 90245

Telephone: (310) 587-1444
Attention: Greg Roberts
Email: greg@amark.com

with a copy (which shall not constitute notice to the Purchaser) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY  10036
Telephone: (212) 715-9260 and (212) 715-9280
Attention: Abbe Dienstag, Esq and Eitan Tabak, Esq.
Email: adienstag@kramerlevin.com and etabak@kramerlevin.com

10

If to the Escrow Agent:

Citibank, N.A.

Citi Private Bank

388 Greenwich Street, 29th Floor

New York, NY 10013

Telephone: (212) 783-7092

Attention: Debbie DeMarco

Email: debra.demarco@citi.com

Any party or parties hereto to be notified or copied may change the address for notices or the person to whose attention notices are to be directed by written notice given to each other party (including parties to be copied) in the manner provided above.

14.Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

15.No Assignment; Remedies Cumulative.  Except as otherwise provided herein, no assignment or attempted assignment of this Agreement or any interest hereunder shall be effective without the written consent of the Purchaser, the Representative and the Escrow Agent; provided, that the Purchaser may assign all of its rights and interests hereunder (i) to one or more of its affiliates, (ii) to any bank or lender of the Purchaser or any of its Subsidiaries for collateral purposes, or (iii) in connection with the merger or consolidation of, or sale, transfer or other disposition of all or substantially all of the equity interests or assets of the Purchaser; provided, further, that in the case of clauses (i) and (iii) such assignee agrees to assume the obligations of the Purchaser under this Agreement; provided, further, that the Escrow Agent may assign all of its rights and interests hereunder in connection with the sale, transfer or other disposition of all or substantially all of its corporate trust business.   In no event shall the Escrow Agent be obligated hereunder to (x) make any payments from the Indemnification Escrow Amount, the Adjustment Escrow Amount or the Identified Tax Matters Escrow Amount directly to any assignee of any rights under this Agreement, or (y) obey any written instructions delivered pursuant hereto from any assignee of any rights under this Agreement, unless, in the case of clauses (x) and (y), such assignee has become a party to this Agreement and provided the Escrow Agent with any and all Patriot Act documentation reasonably required by the Escrow Agent. Any assignment of rights or delegation of duties under this Agreement by a party hereto without the prior written consent of the other parties hereto, if such consent is required hereby, shall be void. Except as otherwise provided herein, the remedies provided herein will be cumulative and will not preclude the assertion by any of the parties hereto of any rights or the seeking of any other remedies against the other parties hereto.

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16.GOVERNING LAW; JURISDICTION.

(a)THE PROVISIONS OF THIS AGREEMENT, AND ALL THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

(b)THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS.  THE PARTIES HERETO ACCEPT FOR EACH OF ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.  NOTWITHSTANDING THE FOREGOING, IN THE EVENT THE ESCROW AGENT COMMENCES AN ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT, THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT ALL SUCH ACTIONS OR PROCEEDINGS COMMENCED BY THE ESCROW AGENT SHALL BE LITIGATED IN SUCH COURTS IN NEW YORK COUNTY AND, IN SUCH CIRCUMSTANCES ONLY OF ANY ACTION OR PROCEEDING COMMENCED BY THE ESCROW AGENT, THE PARTIES HERETO ACCEPT FOR EACH ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS ESCROW AGREEMENT.  THE PARTIES FURTHER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT OR JUDICIAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.Counterparts.  Electronic transmissions via portable document format (“pdf”) of any executed original document and/or retransmission of any executed electronic transmission shall be deemed to be the same as the delivery of an executed original.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

18.Entire Agreement; Amendment; Waivers.  This Agreement, and between only the Parties the Purchase Agreement, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter described herein and supersede all prior agreements or understandings, written or oral, between the parties with respect thereto.  This Agreement may be amended, waived, supplemented or otherwise modified only by a written instrument signed by all

12

the parties hereto.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

19.Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not affect the validity or enforceability of any other provision in such jurisdiction or the validity or enforceability of such provision in any other jurisdiction.

20.Public Announcement.  No party to this Agreement shall make, or cause to be made, any press release or public announcement, or otherwise communicate with any news media, in respect of this Agreement without the prior written consent of the other parties hereto unless otherwise required by law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of such press release, public announcement or communications.

21.Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars (unless otherwise specified in any Joint Instructions received by the Escrow Agent from the Parties).

22.Contribution.  As between the Purchaser and Representative, all payments hereunder (except for any indemnification payments, which shall be borne fifty percent (50%) by the Purchaser, on the one hand, and fifty percent (50%) by the Representative, on the other hand) due to the Escrow Agent shall be borne solely by the Purchaser.  The foregoing allocation shall be solely an agreement between the Purchaser and the Representative, and shall not affect the ability of the Escrow Agent to seek reimbursement under Section 8 or indemnification under Section 10 hereof.

23.Account Opening Information.  With respect to accounts opened in the United States of America, to help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  Prior to the opening of the Indemnification Escrow Account, the Adjustment Escrow Account or the Identified Tax Matters Escrow Acount, the Escrow Agent shall require, and the Purchaser and the Representative agree to provide, certain information required by law for identification purposes.

24.Time of the Essence.  As between the Purchaser and the Representative, time is of the essence in this Agreement.

25.Use of Citi Name.  No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

26.Confidentiality.  None of the Escrow Agent, the Purchaser, or the Representative shall disclose to any person other than Escrow Agent, the Purchaser, or the Representative, any information, documents, accounts or other materials concerning this Agreement, the Indemnification Escrow Account, the Adjustment Escrow Account or the Identified Tax Matters Escrow Account, including, without limitation, disclosure of any direct or indirect beneficial interests in or dealings with the Indemnification Escrow Account, the Adjustment Escrow Account or the Identified Tax Matters Escrow Account, or the exercise or performance (or proposed exercise or performance) of any power or discretion or duty of Escrow Agent.  Notwithstanding the foregoing, the Escrow Agent, the Purchaser, and the Representative may make disclosures concerning the Indemnification Escrow Account, the Adjustment Escrow Account or the Identified Tax Matters

13

Escrow Account:

(i)

as may be properly required of it by applicable legal process or any court of competent jurisdiction or other governmental authority, it being expressly provided that this power shall include (1) any disclosure required under any legislation or regulations governing transactions in securities, any rules of any stock exchange or market or banking or securities regulatory authority in any place which the whole or any part of the Indemnification Escrow Account, the Adjustment Escrow Account or the Identified Tax Matters Escrow Account are held directly or indirectly or is situate from time to time; and (2) any disclosure which it may consider to be necessary or desirable in the interests of the Indemnification Escrow Account, the Adjustment Escrow Account or the Identified Tax Matters Escrow Account to satisfy any reporting obligations required by applicable law;

(ii)	for the purpose of obtaining legal or other advice in relation to the performance of its duties and exercise of its powers;
(iii)	to protect it from civil, criminal or regulatory liability or sanction;
(iv)	to perform its duties and to exercise its powers pursuant to the terms of this Agreement; or

(v)  as required by law or regulatory auditor.

27.Miscellaneous.

(a)To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the parties hereto agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all parties depositing funds at Citibank pursuant to the terms and conditions of this Escrow Agreement.  For a non‑individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

(b)Notwithstanding anything to the contrary herein, any and all e-mail communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be encrypted.  The recipient (the “E-mail Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Escrow Agent to the E-mail Recipient.

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Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at:

https://otshare.nam.citi.net/sites/webdocs/d/GIS/DP/ReceivingSecureEmailfromCiti-ForExternalCustomersandBusinessPartners.pdf;2

or

by calling (866) 535-2504 (in the United States) or (904) 954-6181 (collect calls accepted).

28.Compliance with Court Orders.  In the event that legal garnishment, attachment, levy, restraining notice or order of a court of competent jurisdiction is served with respect to any of the Indemnification Escrow Amount, the Adjustment Escrow Amount or the Identified Tax Matters Escrow Account, or the delivery thereof will be stayed or enjoined by an order of a court of competent jurisdiction, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such order it will not be liable to any of the Parties or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated, except to the extent of the Escrow Agent’s fraud, gross negligence or willful misconduct (including such fraud, gross negligence or willful misconduct that caused such order or injunction to be entered).

[Remainder of Page Intentionally Left Blank]

[2]	[Citibank to confirm website. Duane Morris was unable to access.]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day and year first written above.

Purchaser:

A-MARK PRECIOUS METALS, INC.

By:
Name:
Title:

REPRESENTATIVE:

By:
Name:
Title:

ESCROW AGENT:

CITIBANK, N.A., AS ESCROW AGENT

By:
Name:
Title:

[Signature Page to Escrow Agreement]

EXHIBIT C

Form of Lock-Up Agreement

(See attached)

FINAL FORM

A-MARK PRECIOUS METALS, INC.

2121 Rosecrans Avenue, Suite 6300

El Segundo, CA 90245

[●] [●], 20213

[___________]

[___________]

[___________]

Re:Transfer of shares of A-Mark Precious Metals, Inc.

Reference is hereby made to the Stock Purchase Agreement, dated as of February 8, 2021 (the “Purchase Agreement”), among A-Mark Precious Metals, Inc. (“A-Mark”), you and the other selling shareholders of JMB Bullion, Inc., a Delaware corporation (“Target”), who are a signatory thereto and Michael R. Wittmeyer, as representative of the selling shareholders.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement.  Under the terms of the Purchase Agreement, you and the other selling shareholders of Target are entitled to receive shares of common stock, par value $.01 per share (the “Shares”) of A-Mark, as partial consideration for purchase by A-Mark of your equity interest in Target.  For purposes of this letter agreement, the definition of Shares shall not include any shares of A-Mark common stock you acquire in open market transactions after the Closing.

As a condition and material inducement to A-Mark’s execution and delivery of the Purchase Agreement, the purchase by A-Mark of your equity interest in Target, the issuance to you of Shares as provided in the Purchase Agreement, and the agreement of A-Mark to register your Shares for resale pursuant to the registration rights agreement, dated the date hereof among A-Mark, you and certain other selling shareholders of Target, you agree as follows:

1.Prohibition on Transfer. You hereby covenant and agree that, during the period commencing on the date hereof and ending two hundred and seventy (270) days from the date hereof (the “Lock-up Period”), you will not Transfer any Shares, except as permitted under the terms of this letter agreement.  “Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment, or any other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any lien or encumbrance) and, when used as a verb, voluntarily (whether in fulfillment of contractual obligation or otherwise) or involuntarily to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach, or otherwise transfer (including by creating any derivative or synthetic interest, any lien or encumbrance) or any other similar participation or interest, in any case, whether by operation of Law or otherwise.

2.Permitted Transfers.  The provisions of paragraph 1 notwithstanding, you shall be permitted to Transfer your Shares (i) to your immediate family members or to an Affiliate of yours that is controlled by you, and that will remain controlled by you, during the Lock-up Period, (ii) as a bona fide gift, or (iii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement  (each a “Transferee”); provided that (i) any such Transferee agrees in writing to be bound by the terms of this letter agreement; and (ii) notwithstanding such Transfer and agreement you (or your representative as aforesaid) will be liable for any breach by any such Transferee of the terms of this letter agreement.  For these purposes, your “Affiliate” shall include your estate, and “you” shall include a trustee or other personal representative with respect to your estate.  For the avoidance of doubt, however, you will not be permitted to Transfer your Shares or any shares of A-Mark common stock you acquire, or have acquired, in open market transactions or otherwise, except in compliance with A-Mark’s insider trading policies.

3.Acknowledgement.  You acknowledge and represent that you have had an opportunity to discuss this letter agreement with counsel selected by you, and that the terms of this letter agreement are fair and reasonable in consideration of the relationship between the parties, the substantially concurrent sale of its Shares by A-Mark to finance, in part, the cash portion of the consideration paid to you for your interest in Target and the interest of A-Mark in maintaining the confidence of the financial markets in A-Mark.

4.Miscellaneous.

(a)Entire Agreement.  This letter agreement, together with the Purchase Agreement and the Registration Rights Agreement, constitute the entire agreement and understanding among the parties hereto as to the subject matter hereof.

(b)Assignments; Successors.  This letter agreement is irrevocable and will be binding upon, and inure to the benefit of, the parties hereto and their successors and permitted assigns.

(c)Severability. If any provision of this letter agreement shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this letter agreement, shall not be affected thereby.  The parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration of the terms of this letter agreement, such that this letter agreement shall be valid and enforceable as so modified.

(d)Specific Performance. You acknowledge that A-Mark will be irreparably damaged if the provisions of this letter agreement are not specifically enforced.  Accordingly, A-Mark shall be permitted to enforce specifically the terms and provisions of this letter in any court of competent jurisdiction, without the need to post any bond, in addition to any other remedy that A-Mark may be entitled to at law or in equity.

(e)Governing Law. This letter agreement shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule.

(f)Venue.  Each party hereto hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this letter agreement may be brought in the federal and state courts located in Delaware, and expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and or inconvenient forum.  Each party hereto hereby irrevocably consents to service of process in any such action or proceeding by the delivering copies thereof in the manner provided in the notice provisions for the Purchase Agreement.

(g)WAIVER OF JURY TRIAL. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY COUNTERACTION OR COUNTERCLAIM, WHETHER IN CONTRACT, STATUTE, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE.

(h)Counterparts.This letter agreement may be executed in counterparts, each copy of which when so executed, then delivered or transmitted by facsimile or electronic mail, shall constitute an original and all of which taken together shall be deemed one agreement.

[3]	Note to Draft: To be the Closing Date under the Purchase Agreement.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have duly executed this letter agreement as of the date first set forth above.

A-MARK PRECIOUS METALS, INC.

By:
Name:
Title:

Michael R. Wittmeyer

Andreas P. Emmanuel

Kendall J. Saville

Jonathan Wanchalk

Bradley Berbette

[SIGNATURE PAGE TO LOCK-UP AGREEMENT]

EXHIBIT D

Form of Registration Rights Agreement

(See attached)

FINAL FORM

FORM OF REGISTRATION RIGHTS AGREEMENT

dated as of

[●] [●], 2021

between

A-Mark Precious Metals, Inc.

and

the Persons Identified on the Signature Pages of this Agreement

i

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of [●] [●], 20214, between A-Mark Precious Metals, Inc., a Delaware corporation (the “Company”), and the Persons identified as holders on the signature pages to this Agreement  (each a “Holder” and collectively, the “Holders”).  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Purchase Agreement (as defined herein).

WHEREAS, the Holders were formerly shareholders of JM Bullion, Inc., a Delaware corporation (“AcquiredCo”)

WHEREAS, on February 8, 2021, the Company, the Holders, certain other shareholders of AcquiredCo signatory thereto, and Michael R. Wittmeyer, an individual, in his capacity as sellers’ representative, entered into a Stock Purchase Agreement pursuant to which the Company is purchasing all outstanding shares of common stock of AcquiredCo not already owned by the Company;

WHEREAS, the Company has issued to each of the Holders, as partial consideration for the acquisition of their shares in AcquiredCo that number of shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company set forth opposite such Holder’s name on the respective signature page to this Agreement(the “Rollover Shares”);

WHEREAS, concurrently with the entry to this Agreement, each of the Holders is entering into a Lock-Up Agreement with the Company, pursuant to which such Holder has agreed not to Transfer (as defined therein) the Rollover Shares for a period of two hundred and seventy (270) days from the date hereof (the “Lock-Up Period”); and

WHEREAS, the Company has agreed to provide the Holders with registration rights with respect to the Registrable Securities (as defined herein), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms have the following meanings set forth below or in the sections set forth below:

“AcquiredCo” shall have the meaning set forth in the recitals.

“Adverse Disclosure” means public disclosure of material non-public information that, as determined in good faith by the Board or an Executive Officer, (i) would not be required to be made at such time but for filing or maintaining in effect a registration statement as contemplated by this Agreement and (ii) would not be in the Company’s best interests.

“Advice” shall have the meaning set forth in Section 2.04.

“Agreement” shall have the meaning set forth in the preamble.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

“Board” means the Board of Directors of the Company, or any authorized committee thereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the State of New York are authorized by law to remain closed.

“Common Stock” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the preamble.

“Confidentiality Agreement” means the Confidentiality Agreement, dated December 7, 2020, between the Company and AcquiredCo.

“Control” means the direct or indirect power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, general partnership interests or management member interests, by contract or trust agreement, pursuant to a voting trust or otherwise.  “Controlling” and “Controlled” have the correlative meanings.

“Executive Officer” means the Chief Executive Officer or the Chief Operating Officer of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Governmental Authority” means any United States or non-United States federal, provincial, state or local government or other political subdivision thereof, any entity, authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Holder” shall have the meaning set forth in the preamble and for purposes of this Agreement shall include any Permitted Transferee.

“Indemnitee” shall have the meaning set forth in Section 2.06(a).

“Indemnitor” shall have the meaning set forth in Section 2.06(c)(i).

“Lock-Up Period” shall have the meaning set forth in the recitals.

[4]	NTD: To be the Closing Date under the Purchase Agreement.

“Losses” shall have the meaning set forth in Section 2.06(a).

“Permitted Transferee” shall have the meaning set forth in Section 2.08.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Prospectus” means any prospectus or prospectus supplement included, or deemed included, in the Shelf Registration Statement.

“Re-Activation Notice” shall have the meaning set forth in Section 2.01(b).

“register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness (or automatic effectiveness) of such registration statement.

“Registrable Securities” means (a) the Rollover Shares and (b) any equity security issued in exchange for or with respect to any Rollover Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or similar transaction, or otherwise.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities on the earliest of the date on which such securities:  (i) have been registered under the Securities Act and disposed of in accordance with an effective registration statement; (ii) have been sold pursuant to Rule 144; (iii) all Registrable Securities held by the Holder and its Affiliates may be sold in a single day without notice or manner of sale restrictions pursuant to, and in accordance with, Rule 144; (iv) cease to be outstanding (whether as a result of exercise, redemption, repurchase, conversion or otherwise); or (v) are transferred to any Person other than a Permitted Transferee.

“Representatives” means, with respect to any Person, any of such Person’s Controlling Persons, officers, directors, managers, employees, agents, attorneys, accountants, actuaries, consultants or advisors or any other Person acting on behalf of such Person.

“Rollover Shares” shall have the meaning set forth in the recitals.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” shall have the meaning set forth in the recitals.

“Shelf Registration Statement” shall have the meaning set forth in Section 2.01(a)(i).

“Suspension Notice” shall have the meaning set forth in Section 2.04.

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“Termination Date” shall have the meaning set forth in Section 2.01(a)(ii).

SECTION 1.02.  Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” unless the context expressly provides otherwise.  All references herein to Articles, Sections, paragraphs, subparagraphs or clauses shall be deemed references to Articles, Sections, paragraphs, subparagraphs or clauses of this Agreement, unless the context requires otherwise.  Unless otherwise specified, the words “this Agreement,” “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  Unless expressly stated otherwise, any law defined or referred to herein means such law as from time to time amended, modified or supplemented, including by succession of comparable successor laws and references to all attachments thereto and instruments incorporated therein.

ARTICLE II

Registration Rights

SECTION 2.01.  Shelf Registration.  (a)  (i)  Subject to Section 2.01(b), no later than sixty (60) days prior to the expiration of the Lock-up Period, the Company shall file with the SEC a registration statement (as may be amended, supplemented or replaced from time to time, the “Shelf Registration Statement”) (on Form S-3 to the extent permissible) pursuant to applicable rules under the Securities Act covering the resale of all of the Registrable Securities, for an offering to be made on a delayed or continuous basis and shall use commercially reasonable efforts to cause such registration statement to become effective on the earliest date reasonably practicable following the expiration of the Lock-Up Period.

(ii)  Subject to Section 2.01(b), the Company shall use commercially reasonable best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act in order to permit the prospectus forming a part thereof to be usable by each Holder and its Permitted Transferees until the date as of which there are no longer any Registrable Securities (with respect to such Holder, the “Termination Date”).

(iii)  Without limiting the obligations of the Company pursuant to Section 2.01(a)(ii), the Company shall promptly file any supplements or post-effective amendments, or any other report incorporated by reference into the Shelf Registration Statement, or replace the Shelf Registration Statement by filing a new registration statement,  if required in each case by the Securities Act, including the rules, regulations or instructions applicable to the registration form used by the Company for the Shelf Registration Statement, so that (x) the Shelf Registration Statement does not include any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading and (y) the Company complies with its obligations under Item 512(a)(1) of Regulation S-K.

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(b)  Deferral of Filing; Suspension of Use.  The Company may defer the filing (but not the preparation) or the effectiveness, or suspend the use, of the Shelf Registration Statement at any time if the Board or an Executive Officer determines, in its good faith judgment, that such action or use (or proposed action or use) (i) would require the Company to make an Adverse Disclosure or (ii) would materially impede, delay or interfere with any significant financing, significant acquisition, corporate reorganization or other significant transaction then pending or proposed to be taken by the Company or any of its subsidiaries (or any negotiations, discussions or pending proposals with respect thereto); provided, however, that the Company shall not be permitted to exercise a deferral or suspension right pursuant to this Section 2.01(b) for (x) more than a total of ninety (90) days (which need not be consecutive) in any twelve-month period or (y) more than forty-five (45) consecutive days at any time; provided further, however, that while the Shelf Registration Statement is deferred or suspended pursuant to Section 2.01(b)(i), the Company shall not be permitted to register under the Securities Act any Common Stock, warrants or securities convertible into or exchangeable for Common Stock, other than shares of Common Stock or other equity securities to be issued in connection with equity compensation pursuant to Form S-8; or in a manner imposing greater deferral or suspension limitations on any of the Holders than those imposed on or with respect to any other stockholders.

The Company shall promptly notify the Holders of any deferral or suspension pursuant to this Section 2.01(b) (provided that the Company shall not disclose any material non-public information that is the basis for such notice to a Holder without the express consent of such Holder), and the Company agrees that it will terminate any such deferral or suspension as promptly as reasonably practicable (but in any event not more than seven (7) days after the cessation of any of the circumstances referred to in clause (i) or clause (ii) of the preceding paragraph) and will promptly notify the Holders in writing of the termination of any such deferral or suspension.

Notwithstanding anything to the contrary in this Agreement, a Holder may elect from time to time, by delivering written notice to the Company, not to use the Shelf Registration Statement and not to receive notice of any deferral or suspension pursuant to this Section 2.01(b), in which case such Holder shall not offer, sell, contract to sell or otherwise dispose of any Registrable Securities pursuant to the Shelf Registration Statement unless it provides at least two Business Days advance written notice thereof (a “Re-Activation Notice”).  The Holder’s election not to use the Shelf Registration Statement will not relieve the Company of its obligation to maintain the Shelf Registration as otherwise provided herein, and, following the Company’s receipt of a Re-Activation Notice, such Holder may continue to use the Shelf Registration and the Company may continue to exercise its deferral and suspension rights pursuant to this Section 2.01(b).

(c)  No Other Restrictions.  The Company will not take any action to restrict the Holders’ ability to offer, sell, contract to sell or otherwise dispose of any Registrable Securities to any Person except as provided in this Agreement or in the Company’s organizational documents, unless such action is generally applicable to all of the Company’s stockholders.

SECTION 2.02.  Registration Procedures.  (a)  In connection with the registration statement required by or filed pursuant to Section 2.01(a), subject to the terms and conditions of this Agreement, the Company shall use commercially reasonable best efforts to effect the registration under the Shelf Registration Statement, and pursuant thereto the Company shall:

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(i)  At least [●] business prior to filing of the Registration Statement, furnish to the Holders copies of reasonably complete drafts of the registration statement or any amendments thereto, and the Company shall consider in good faith any corrections reasonably requested by any Holders with respect to information related to such Holder prior to filing any such registration statement or amendment and, if requested by a Holder, provide the Holders and any attorney, accountant or other agent retained by a Holder, reasonable opportunity to participate in the preparation of such registration statement;

(ii)  comply with the provisions of Section 2.01(a)(ii) and Section 2.01(a)(iii);

(iii)  furnish to each Holder, without charge, electronic copies of such registration statement and any post-effective amendment thereto (but excluding all schedules, all exhibits and all materials incorporated or deemed incorporated therein by reference) and the prospectus included in such registration statement as the Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Holder (it being understood that, subject to Section 2.01(b), Section 2.03 and Section 2.04 and the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by the Holders in connection with the offering and sale of the Registrable Securities covered by the registration statement of which such prospectus, amendment or supplement is a part);

(iv)  use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or "blue sky" laws of such jurisdictions as any Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holders; provided, that the Company shall not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this clause (iv);

(v)  promptly following its actual knowledge thereof, notify the Holders (A) when the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of the receipt of any comments (oral or written) by the SEC with respect thereto if such comments relate to information about the respective Holder, (C) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities under state securities or “blue sky” laws or the initiation of any proceedings for that purpose and (D) upon the discovery that, or upon the happening of any event as a result of which, any prospectus or registration statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus shall not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

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(vi)  make available for inspection by any Holder and any attorney, accountant or other agent retained by any such Holder, all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Person in connection with such Registration Statement, subject to customary confidentiality arrangements;

(vii)  otherwise comply with all applicable rules and regulations of the SEC, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and use commercially reasonable best efforts to make generally available to the Company’s security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, which requirement shall be deemed to be satisfied if the Company files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

(viii)  cause the Registrable Securities included in the Shelf Registration Statement to be promptly listed on each securities exchange, if any, on which similar securities issued by the Company are then listed;

(ix)  maintain a transfer agent and registrar for all Registrable Securities registered hereunder;

(x)  notify the Holders promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

(xi)  advise the Holders, promptly after it receives (A) notice or obtains actual knowledge of the issuance or threatened issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation of any proceeding for such purpose and promptly use commercially reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued or (B) any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and the Company agrees to use commercially reasonable best efforts to (x) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of any such stop order and (y) obtain the withdrawal of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Securities included in such registration statement for sale in any jurisdiction at the earliest practicable date;

(xii)  cooperate with the Holders to facilitate the timely delivery of shares of Common Stock sold by the Holders through the facilities of the Depository Trust Company; and

(xiii)  take all other actions reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

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(b)  The Shelf Registration Statement shall contain “Plan of Distribution” disclosure substantially in the form attached hereto as Annex A, with such changes, additions and differences as may be agreed by the Holders in writing.

(c)  Each of the Holders shall, to the extent reasonably requested, cooperate with the Company in the preparation and filing of the registration statement under the Securities Act and any related prospectus, in each case pursuant to this Agreement, and any amendment or supplement thereto, and provide the Company with all information reasonably necessary to complete such preparation as the Company may, from time to time, reasonably request in writing, and the Company may exclude from such registration the Registrable Securities of such Holder (or not proceed with such registration) and be relieved of any related obligations hereunder if such Holder fails to furnish such information within a reasonable time after receiving such request.

(d)  Each of the parties shall treat all notices of proposed transfers and registrations, all notices of, and information relating to, any blackout periods under Section 2.01(b) and all Suspension Notices received with the strictest confidence (and in accordance with the terms of any applicable Confidentiality Agreement, mutatis mutandis) and shall not disseminate such information or disclose the existence thereof.

SECTION 2.03.  Free Writing Prospectuses.  Each of the Holders agrees that, unless it obtains the prior written consent of the Company, it shall not make any offer relating to the Registrable Securities that would constitute a “free writing prospectus,” as defined in Rule 405 under the Securities Act, required to be filed with the SEC.  The Company represents that any “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, prepared by or on behalf of the Company (an “Issuer Free Writing Prospectus”) shall not include any information that conflicts with the information contained in the Shelf Registration Statement or Prospectus and that any Issuer Free Writing Prospectus, when taken together with the information in the Shelf Registration Statement and the Prospectus, shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 2.04.  Suspension of Dispositions.  Each of the Holders agrees that upon receipt of any notice (a “Suspension Notice”) from the Company of the happening of any event of the kind described in Section 2.02(a)(v)(B) or (C) or Section 2.02(a)(xi), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by the Company, such Holder shall deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.  The Company shall use commercially reasonable best efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.  Any Suspension Notice shall not contain information other than as required by this Section 2.04.

SECTION 2.05.  Registration Expenses.  The Company shall pay all of its fees and expenses incident to the performance of or compliance with its obligations under this Article II,

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whether or not any Registrable Securities are sold pursuant to the Shelf Registration Statement, including fees and expenses of compliance with securities or blue sky laws, SEC filing fees, listing application fees, printing expenses, transfer agent’s and registrar’s fees, cost of distributing prospectuses in final form and any supplements thereto and fees and disbursements of counsel for the Company and all independent certified public accountants for the Company and other Persons retained by the Company (but not including any commissions attributable to the sale of Registrable Securities or fees and expenses of counsel and any other Representative representing the Holder).  The Company shall also pay the fees and expenses of one counsel for the Holders as a group (selected by the holders of a majority of Registrable Securities included in the registration).

SECTION 2.06.  Indemnification.  (a)  Indemnification by the Company.  The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each of the Holders and each of its Representatives (each, an “Indemnitee”), from and against any and all losses, penalties, judgments, suits, costs, claims, actions, damages, liabilities (including amounts paid in settlement) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (“Losses”), arising out of or caused by any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any related prospectus or Issuer Free Writing Prospectus in each case relating to an offering or sale of the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or arising out of or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in the case of the prospectus, in light of the circumstances in which they were made, not misleading, except insofar as such Losses arise out of or are caused by any such untrue statement or omission included or omitted in conformity with information furnished to the Company in writing by an Indemnitee or any Person acting on behalf of an Indemnitee expressly for use therein.  This indemnity shall be in addition to any liability the Company may otherwise have.

(b)  Indemnification by the Holder.  Each of the Holders agrees, to the fullest extent permitted under applicable law, to indemnify and hold harmless each of the Company, each Person, if any, who Controls the Company, and each of their respective Representatives to the same extent as the foregoing indemnity from the Company, but only with respect to Losses arising out of or caused by an untrue statement or omission included or omitted in conformity with information furnished in writing by or on behalf of such Holder expressly for use in any registration statement described herein or any related prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto).  The liability of a Holder hereunder shall in no event exceed the dollar amount of the net proceeds received by such Holder in the sale of Registrable Securities giving rise to such indemnification obligation.

(c)  Indemnification Procedures.  (i)  In case any claim is asserted or any proceeding (including any governmental investigation) shall be instituted where indemnity may be sought by an Indemnitee pursuant to any of the preceding paragraphs of this Section 2.06, such Indemnitee shall promptly notify in writing the Person against whom such indemnity may be sought (the “Indemnitor”); provided, however, that the omission so to notify the Indemnitor shall not relieve the Indemnitor of any liability that it may have to such Indemnitee except to the extent that the Indemnitor was materially prejudiced by such failure to notify.  The Indemnitor, upon request of

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the Indemnitee, shall retain counsel reasonably satisfactory to the Indemnitee to represent (subject to the following sentences of this Section 2.06(c)(i)) the Indemnitee and any others the Indemnitor may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (A) the Indemnitor and the Indemnitee shall have mutually agreed to the retention of such counsel, (B) the Indemnitor fails to take reasonable steps necessary to defend diligently any claim within ten days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnitor has failed to take such steps, or (C) (i) the named parties to any such proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests or legal defenses between them, or (ii) that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder, or (iii) such action seeks an injunction or equitable relief against any indemnified party or involves actual or alleged criminal activity and, in all such cases, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party without such indemnified party's prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice) and such indemnifying party shall reimburse such indemnified party and any Controlling Person of such indemnified party for that portion of the fees and expenses of any counsel retained by the indemnified party which is reasonably related to the matters covered by the indemnity provided hereunder.  It is understood that the Indemnitor shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to any appropriate local counsel) for all such Indemnitees. The Indemnitor shall not be liable for any settlement of any proceeding effected without its written consent.

(ii)  If the indemnification provided for in this Section 2.06 is held by a court of competent jurisdiction to be unavailable to an Indemnitee in respect of any Losses referred to herein, then the Indemnitor, in lieu of indemnifying such Indemnitee hereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitor and the Indemnitee, and Persons acting on behalf of or Controlling the Indemnitor or the Indemnitee, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  The relative fault of the Company, a Holder and Persons acting on behalf of or Controlling the Company or such Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, such Holder or by Persons acting on behalf of the Company or such Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Indemnitor shall not be required to contribute pursuant to this Section 2.06(c)(ii) if there has been a settlement of any proceeding effected without its written consent.

(iii)  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.06(c) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 2.06(c), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by

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which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to any proceeding (including any governmental investigation) exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 2.07.  Survival.  The indemnification contained in this Section 2.06 shall remain operative and in full force and effect regardless of any termination of this Agreement.

SECTION 2.08.  Transfer of Registration Rights.

(a)  The rights and obligations of the Holders under this Agreement (including the rights and obligations under Section 2.06, and which, in the case of obligations of a Holder and any Permitted Transferees of such Holder, shall be several and not joint) may be transferred or assigned to (i) by a Holder to any Affiliate of such Holder or (ii) any Person that directly acquires from the Holder, in a single transaction, Registrable Securities in an amount equal to or greater than two percent (2%) of the outstanding shares of Common Stock (or, if less, all Registrable Securities then held by such Holder and its Affiliates) (each such Person, a “Permitted Transferee”), but only if (x) such transfer or assignment is agreed to in writing, and a copy of such agreement is furnished to the Company prior to or concurrently with such transfer or assignment, (y) prior to or concurrently with such transfer or assignment, such Permitted Transferee furnishes the Company with written notice of the name and address of such Permitted Transferee and the number of Registrable Securities with respect to which such registration rights are being transferred or assigned and (z) the Permitted Transferee agrees in writing with the Company to be bound by all the provisions and obligations contained herein applicable to the respective Holder, such agreement being in a form reasonably satisfactory to the Company. The rights and obligations under this Agreement of any Permitted Transferee shall terminate automatically upon the date that all Registrable Securities held by such Permitted Transferee (together with the Registrable Securities held by its Affiliates) may be sold in a single day without notice or manner of sale restrictions and, if the Company has not complied with its periodic reporting requirements under the Exchange Act, without current information, pursuant to, and in accordance with, Rule 144 (giving effect, if applicable, to “tacking” the holding period of the Holder).

(b)  In the event the Company engages in a merger or consolidation in which the Registrable Securities are converted into securities of another Person, appropriate arrangements will be made so that the registration rights provided under this Agreement continue to be provided to the Holders and any Permitted Transferee by the issuer of such securities.

SECTION 2.09.  Periodic Reporting and Rule 144.  If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file in any timely manner any reports required to be filed by it under the Securities Act and the Exchange Act, so as to enable each Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of a Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirement.

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ARTICLE III

Termination

SECTION 3.01.  Termination.  Other than Sections 2.05 and Section 2.06 and Article IV, this Agreement and the respective rights and obligations of the Company and a Holder hereunder shall terminate automatically upon the occurrence of the Termination Date with respect to such Holder.  All liabilities, rights or obligations under Sections 2.05 and Section 2.06 and Article IV shall remain in effect in accordance with the terms of such provisions.

ARTICLE IV

Miscellaneous

SECTION 4.01.  Notices.  Any notice, request, instruction, consent, document or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes (i) upon delivery when personally delivered; (ii) on the delivery date after having been sent by a nationally or internationally recognized overnight courier service (charges prepaid); (iii) at the time received when sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) at the time when confirmation of successful transmission is received (or the first Business Day following such receipt if the date of such receipt is not a Business Day) if sent by email, in each case, to the recipient at the address or email, as applicable, indicated below:

If to the Company:

A-Mark Precious Metals, Inc.
2121 Rosecrans Avenue, Suite 6300

El Segundo, CA 90245

Telephone: (310) 587-1444
Attention: Greg Roberts
Email: greg@amark.com

with a copy (which shall not constitute notice to the Company) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY  10036
Telephone: 212-717-9280
Attention:Abbe Dienstag, Esq.
Email:adienstag@kramerlevin.com

If to a Holder, at such address as is set forth on the respective signature page of such Holder,

provided, however, if any party shall have designated a different addressee and/or contact information by notice in accordance with this Section 4.01, then to the last addressee as so designated.  For the avoidance of doubt, no notice of deferral or suspension pursuant to

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Section 2.01(b), and no Suspension Notice shall be delivered to any representative of a Holder other than as provided in this Section 4.01.

SECTION 4.02.  Authority.  Each of the parties hereto represents to the other that (i) it has the corporate or other organizational power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or organizational action and no such further action is required, (iii) it has duly and validly executed and delivered this Agreement and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

SECTION 4.03.  No Third Party Beneficiaries.  Except as set forth in Section 2.06, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 4.04.  Governing Law; Forum Selection.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware irrespective of choice of laws principles thereof.  Any action or proceeding against the parties relating in any way to this Agreement may be brought and enforced exclusively in the courts of the State of Delaware or (to the extent subject matter jurisdiction exists therefor) the U.S. District Court for the District of Delaware, and the parties irrevocably submit to the jurisdiction of both courts in respect of any such action or proceeding.

SECTION 4.05.  WAIVER OF JURY TRIAL.  EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

SECTION 4.06.  Successors and Assigns.  Except as expressly provided in Section 2.08(a), neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon and benefit the Company, the Holders and their respective successors and permitted assigns.

SECTION 4.07.  Entire Agreement.  This Agreement contains the final, exclusive and entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties with respect to the subject matter hereof.  This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

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SECTION 4.08.  Severability.  Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be effective and valid under law.  If any term or provision of this Agreement, or the application thereof to any Person or any circumstance, is held to be illegal, invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (ii) the remainder of this Agreement or such term or provision and the application of such term or provision to other Persons or circumstances shall remain in full force and effect and shall not be affected by such illegality, invalidity or unenforceability, nor shall such invalidity or unenforceability affect the legality, validity or enforceability of such term or provision, or the application thereof, in any jurisdiction.

SECTION 4.09.  Amendment.  This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by a duly authorized representative or officer of each of the parties.

SECTION 4.10.  Headings.  The descriptive headings of the Articles, Sections and paragraphs of this Agreement are included for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit, modify or affect any of the provisions hereof.

SECTION 4.11.  Counterparts; Facsimiles.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same Agreement.  All signatures of the parties may be transmitted by facsimile or electronic delivery, and each such facsimile signature or electronic delivery signature (including a PDF signature) will, for all purposes, be deemed to be the original signature of the party whose signature it reproduces and be binding upon such party.

SECTION 4.12.  Time Periods.  Unless otherwise specified in this Agreement, an action required under this Agreement to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days).

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto, being duly authorized, have executed and delivered this Agreement on the date first above written.

A-Mark precious metals, inc.

by
Name:
Title:

Number of Shares: [●] Address: [●] Telephone: [●] Attention: [●] Email: [●]	[Holder] _____________________

[Signature Page to Registration Rights Agreement]

ANNEX A

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling shareholders as to any plan of distribution. The selling shareholders, or their pledgees, donees (including charitable organizations), transferees or other successors-in-interest, may from time to time, sell any or all of the shares of common stock offered by this prospectus either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares of common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The selling shareholder may use any one or more of the following methods when selling shares of our common stock:

•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•any exchange distribution in accordance with the rules of the applicable exchange;

•privately negotiated transactions;

•settlement of short sales entered into after the effective date of the registration statement of which the prospectus will form a part;

•broker-dealers may agree with the selling shareholders to sell a specified number of such shares of common stock at a stipulated price per share;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•a combination of any such methods of sale; or

•any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares of common stock under Rule 144 under the Securities Act, if available, or otherwise as permitted pursuant to applicable law, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of the shares of common stock under this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to the prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 (“Rule 2121”), and, in the case of a principal transaction a markup or markdown in compliance with Rule 2121.

In connection with sales of the shares of common stock under this prospectus or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The selling shareholders may also sell the shares of common stock short and deliver them to close their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use the shares of common stock registered on the registration statement of which this prospectus forms a part to cover short sales of the shares of common stock made prior to the date the registration statement has been declared effective by the SEC.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them, and the pledgees or secured parties will, upon foreclosure in the event of default,  be deemed to be selling shareholders. As and when the selling shareholder takes such actions, the number of securities under this prospectus on behalf of such selling shareholder will decrease. The selling shareholders may also transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any dealers or agents that participate in distribution of the securities may be deemed to be underwriters, and any profit on sale of the securities by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling shareholders will sell any or all of the securities offered under this prospectus.

EXHIBIT E

Form of Restricted Stock Cancellation Agreement

(See attached)

FINAL FORM

RESTRICTED STOCK CANCELLATION AGREEMENT

Pursuant to the Stock Purchase Agreement, dated as of February 8, 2021 (the “Purchase Agreement”), by and among A-Mark Precious Metals, Inc., a Delaware corporation (the “Purchaser”) and the other shareholders of JM Bullion, Inc., a Delaware corporation (including, as the context requires, all Subsidiaries (as thereafter defined therein) thereof, the “Company”) signatory thereto (collectively, the “Sellers”, and each, a “Seller”), and Michael R. Wittmeyer, an individual, in his capacity as representative of the Sellers, Bradley H. Barbette (“Holder”) acknowledges and agrees as follows with respect to the four hundred forty-three (443) shares of restricted stock of the Company held by Holder (such shares of restricted stock, the “Restricted Stock”) that were granted pursuant to that certain Restricted Stock Award Agreement, dated as of May 7, 2020, by and between Holder and the Company (the “Grant Agreement”) and the Company’s Equity Incentive Plan, effective as of March 27, 2020 (the “Plan”). Capitalized terms not otherwise defined herein have the respective meanings ascribed to them in the Purchase Agreement.

(i)

332.25 shares of the Restricted Stock (the “Vested Shares”), representing seventy-five percent (75%) of the Restricted Stock, shall be vested as of the Closing (as defined in the Purchase Agreement) and such shares shall be exchanged for the consideration payable (the “Consideration”), if any, to Holder pursuant to the terms and subject to the conditions set forth in the Purchase Agreement, including the requirements set forth in this Restricted Stock Cancellation Agreement.

(ii)	110.75 shares of the Restricted Stock (the “Forfeited Shares”), representing twenty-five percent (25%) of the Restricted Stock, shall be forfeited by the Holder for no consideration.

Holder acknowledges and agrees that payment of the Consideration may be subject to the application and/or withholding and reporting of applicable payroll taxes as required by Law and authorizes the withholding of all applicable Taxes from the payment of the Consideration and hereby authorizes all such withholding as may be required by Law.

In order to induce the Purchaser to make (or cause the Company to make) the payment(s) of the Consideration in connection with the termination of the Restricted Stock as contemplated in this Restricted Stock Cancellation Agreement, Holder hereby expressly agrees with the Purchaser and the Company as follows:

1.Representations and Warranties.  Holder represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that:

(a)

Holder is the sole holder of all rights and entitlements to Holder’s Restricted Stock free and clear of all Encumbrances, except for any set forth in the Purchase Agreement or any ancillary agreements thereto.

(b)

Holder has all requisite right, power and authority to execute and deliver this Restricted Stock Cancellation Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Restricted Stock Cancellation

Agreement and the performance by Holder of his obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized and no other action on the part of Holder is necessary to authorize the execution and delivery of this Restricted Stock Cancellation Agreement or the consummation of the transactions contemplated hereby.  This Restricted Stock Cancellation Agreement has been duly and validly executed and delivered by Holder and constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity).

(c)

The execution and delivery by Holder of this Restricted Stock Cancellation Agreement and the performance by Holder of his obligations hereunder and the consummation of the transactions contemplated by this Restricted Stock Cancellation Agreement does not and will not (i) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract binding on Holder; or (ii) violate in any material respect any Law or governmental authorization applicable to Holder.

(d)

All authority conferred or agreed to be conferred in this Restricted Stock Cancellation Agreement will be binding upon Holder’s successors, assigns, heirs, executors, administrators and legal representatives, and will not be affected by and will survive its death or incapacity.

(e)

Holder is the sole record and beneficial owner of, and has good and marketable title to the Restricted Stock, and Holder has no other ownership or equity interest, or any other phantom equity, profits interest or similar interest, in or with respect to the Company, any subsidiary of the Company, or any of their respective businesses.

2.Survival of Representations and Warranties.  All representations, warranties and covenants contained herein or made in writing by Holder in connection herewith will survive the execution and delivery of this Restricted Stock Cancellation Agreement and the consummation of the transactions contemplated hereby for a period twelve (12) months following the Closing, regardless of any investigation made by or on behalf of the Purchaser or Holder. Holder will indemnify and hold harmless the Purchaser and its affiliates from any actions, liabilities, damages, penalties, judgments, assessments, encumbrances, fines, losses, amounts paid in settlement, costs and expenses (including reasonable attorneys’ fees), any awarded pre-judgment interest, and reasonable out-of-pocket costs and expenses incurred in the defense and investigation of any of the foregoing, arising out of or related to a breach or inaccuracy of any representation or warranty made by Holder under this Restricted Stock Cancellation Agreement or a breach by Holder of his covenants and agreements under this Restricted Stock Cancellation Agreement.

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3.Certain Acknowledgements.

(a)

Upon receipt of the Consideration (net of withholdings and Taxes, as applicable) in accordance with the Purchase Agreement, Holder shall have received all consideration due or payable to Holder pursuant to the Vested Shares, the Grant Agreement and the Plan, whether in connection with the transactions contemplated by the Purchase Agreement or otherwise and the receipt of such Consideration (net of withholdings and Taxes, as applicable) shall be deemed to be in full satisfaction of all rights of Holder pertaining to such Vested Shares.

(b)	As of the Closing, Holder shall forfeit the Forfeited Shares for no consideration and shall have no further rights or entitlement with respect to the Forfeited Shares.
(c)

As of the Closing, the Grant Agreement shall be canceled and terminated, and Holder shall cease to have any rights thereunder, and Holder shall not be eligible to receive any payment in respect of the Grant Agreement or the Plan as a result of such cancellation and termination, other than the payment of the Consideration in accordance with the Purchase Agreement.

(d)

Holder forever expressly waives any and all rights relating to the Restricted Stock, the Grant Agreement and the Plan accruing at any time prior to the Closing, other than the payment of the Consideration in accordance with the Purchase Agreement.

4.Public Announcements.  Holder agrees that he shall not and shall cause his controlled affiliates not to issue or cause the dissemination of any press release or other public announcements or statements with respect to this Restricted Stock Cancellation Agreement, the Purchase Agreement or the transactions contemplated hereby and thereby without the consent of the Company and the Purchaser, which consent will not be unreasonably withheld, except as may be required by Law.

5.Spouse.  By signing below, Holder’s spouse consents to the transactions contemplated by this Restricted Stock Cancellation Agreement, including the termination of Holder’s Restricted Stock (and such spouse’s interest therein (if any)) hereunder and agrees not to take any action, or omit to take any action, that would, or would reasonably be likely to, hinder the operation of this Restricted Stock Cancellation Agreement, including the termination of  Holder’s Restricted Stock (and such spouse’s interest therein (if any)) and agrees to be bound hereby to the same extent Holder is bound.

6.Further Assurances.  Holder will, upon request, execute additional documents necessary and take such action reasonably deemed by the Purchaser and the Company to be necessary to complete or document the termination of Holder’s Restricted Stock or otherwise effectuate the purposes and objectives of this Restricted Stock Cancellation Agreement or the Purchase Agreement.

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7.Third Party Beneficiaries.  Holder acknowledges and agrees that each of the Purchaser and the Company is an intended beneficiary of this Restricted Stock Cancellation Agreement with the right to enforce the same.

8.Modification or Waiver.  This Restricted Stock Cancellation Agreement may be amended, modified or superseded, and any of the terms or conditions hereof may be waived, but only by a written instrument executed by Holder, the Company and the Purchaser.  Neither the waiver of a breach of or a default under any of the provisions of this Restricted Stock Cancellation Agreement, nor the failure or delay by any party, on one or more occasions, to enforce any of the provisions of this Restricted Stock Cancellation Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  All remedies, either under this Restricted Stock Cancellation Agreement or by law or otherwise afforded, will be cumulative and not alternative.

9.Assignment; Binding Effect.  This Restricted Stock Cancellation Agreement may not be assigned without the prior written consent of Holder and the Purchaser; provided, however, that the Purchaser may assign this Restricted Stock Cancellation Agreement in connection with any assignment by the Purchaser of the Purchase Agreement after or in connection with the Closing in accordance with the terms of the Purchase Agreement.  Except as set forth in Section 16, the termination of Holder’s Restricted Stock hereby is irrevocable.

10.Construction.  The section headings contained in this Restricted Stock Cancellation Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Restricted Stock Cancellation Agreement.  If any claim is made relating to any conflict, omission or ambiguity in this Restricted Stock Cancellation Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Restricted Stock Cancellation Agreement was prepared by or at the request of a particular individual or entity or such individual’s or entity’s counsel.

11.Governing Law.  This Restricted Stock Cancellation Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

12.Consent to Jurisdiction and Service of Process.  HOLDER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT, OR IF SUCH COURT SHALL NOT HAVE PROPER JURISDICTION, OF THE UNITED STATES FEDERAL DISTRICT COURT SITTING IN DELAWARE, AND ANY APPELLATE COURT THEREOF, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS RESTRICTED STOCK CANCELLATION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 12 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO

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THE JURISDICTION OF SAID COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE.  Service of process delivered to the address of Holder as set forth in the books and records of the Company and in this Restricted Stock Cancellation Agreement shall have the same effect as if Holder were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction.  Holder hereby waives all claims of error by reason of such service.  Nothing herein shall affect the right of any individual or entity to service of process in any other manner permitted by applicable law or to commence proceedings or otherwise proceed against another party in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

13.Waiver of Jury Trial.  HOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE OUT OF OR RELATE TO THIS RESTRICTED STOCK CANCELLATION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT HOLDER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS RESTRICTED STOCK CANCELLATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.Invalid Provisions.  Any provision of this Restricted Stock Cancellation Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Restricted Stock Cancellation Agreement invalid, illegal or unenforceable in any other jurisdiction.  The language of all parts of this Restricted Stock Cancellation Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any individual or entity.  Any court of competent jurisdiction is authorized to adjust any such provision to make it valid, legal and enforceable and such provision as so adjusted shall bind Holder.

15.Specific Performance.  Holder agrees that immediate and irreparable harm and damage would occur for which monetary damages alone would not be an adequate remedy if any of the provisions of this Restricted Stock Cancellation Agreement were not performed in accordance with their specific terms or were otherwise breached.  In the event of such breach or non-performance, Holder (i) shall not interfere with, delay, obstruct, or prevent the Purchaser, or the Company from taking, or require the Purchaser or the Company to take, any steps prior to taking action to seek an interim and interlocutory equitable remedy (including an injunction or order for specific performance) on notice or ex parte to enforce its rights or to preserve the status quo or prevent irreparable harm, (ii) agrees not to contest, object to, or otherwise oppose an application for equitable relief by the Purchaser or the Company in such circumstances, and (iii) waives any and all immunities from any equitable relief to which it may be entitled.  Any such relief or remedy shall not be exclusive, but shall be in addition to all other available legal or equitable remedies and shall not require the posting of any bond.  Holder agrees that the provisions of this Section 15 are fair and reasonable in the commercial circumstances of this Restricted Stock Cancellation Agreement, and that the Purchaser would not have entered into the Purchase Agreement but for Holder’s agreement with the provisions of this Section 15.

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16.Effect of Termination of Purchase Agreement.  In the event of the termination of the Purchase Agreement in accordance with its terms, this Restricted Stock Cancellation Agreement shall terminate and be of no further force and effect, and Holder shall no longer be bound hereby.

17.Conflicts with Restricted Stock Agreement.  This Restricted Stock Cancellation Agreement controls in the case of any conflict with the Restricted Stock Agreement (the provisions of which will survive solely to give effect to the payment obligations of the Company as set forth in this Restricted Stock Cancellation Agreement).

* * * * *

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HOLDER:

Holder: Bradley H. Barbette

Holder’s Signature                  Witness

Social Security or Taxpayer ID No.:

Date:

Holder’s Spouse (if community property state):

Spouse’s Signature               Witness

Print Spouse’s Name:_Juli F. Barbette_______________

Date:

Holder Contact Instructions:

Address:

Phone:

Fax:

E-mail:

JM BULLION, INC.

By:
Name:
Title:

EXHIBIT F

Form of Redemption Agreement

(See attached)

FINAL FORM

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (this “Agreement”) is made and entered into as of [__] [__], 2021, by and among Andreas Emmanuel, Michael Wittmeyer, Kendall Saville, Jonathan Wanchalk, Bradley Berbette (each of the foregoing, a “Redeeming Holder” and collectively, the “Redeeming Holders”) and JM Bullion, Inc., a Delaware corporation (the “Company”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Purchase Agreement (as hereafter defined).

RECITALS

WHEREAS, A-Mark Precious Metals, Inc., a Delaware corporation (the “Purchaser”), the other individual shareholders of the Company listed under the heading “Sellers” on the signature pages thereto (each, a “Seller” and, collectively, the “Sellers”) and Michael R. Wittmeyer, an individual, in his capacity as Representative have entered into that certain Stock Purchase Agreement, dated as of February 8, 2021 (the “Purchase Agreement”), pursuant to which the Purchaser is purchasing from the Sellers, and each Seller is selling to Purchaser, all of the Shares of the Company owned by the Sellers; and

WHEREAS, immediately prior to the consummation of the Closing, subject to the terms and conditions set forth herein, the Company desires to redeem and cancel from the Redeeming Holders, and the Redeeming Holders desire to transfer to the Company, an aggregate of [____] shares of the Company’s common stock, par value $0.01 per share (the “Redeemed Shares”), in exchange for the payment by the Company to the Redeeming Holders of an aggregate amount of $[____] (the “Purchase Price”).

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Redemption of the Redeemed Shares.  Each Redeeming Holder hereby sells, assigns, conveys, transfers and delivers to the Company all of its rights, obligations, title and interest in and to such Redeeming Holder’s portion of the Redeemed Shares, and the Company hereby accepts such Redeeming Holder’s portion of the Redeemed Shares from such Redeeming Holder and cancels such Redeemed Shares.  In exchange for the Redeemed Shares, the Company will deliver the Purchase Price to the Redeeming Holders by wire transfer of immediately available funds.  The allocation of the Redeemed Shares and the Purchase Price among the Redeeming Holders shall be as set forth on Exhibit A attached hereto.

2.Representations and Warranties of the Company.  The Company hereby represents and warrants to the Redeeming Holders as of the date hereof as follows:

(a)Organization and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  The Company possesses all requisite corporate power and authority to carry out the transactions contemplated by this Agreement.

(b)Authorization.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Company.

(c)Conflicts.  The execution, delivery and performance of this Agreement by the Company does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, or (iii) other than has previously been received, require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, its organizational documents, or any law, statute, rule, regulation, instrument, order, judgment or decree to which it is subject or any agreement or instrument to which it is a party, except, in each case, as would not have a material adverse effect on the Company’s ability consummate the transactions contemplated hereby.

(d)Enforceability.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and similar laws now or hereafter affecting creditors’ rights and remedies generally, or (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.Representations and Warranties of the Redeeming Holders.  Each Redeeming Holder hereby represents and warrants, severally and not jointly, to the Company as of the date hereof as follows:

(a)Authorization.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Redeeming Holder.

(b)Conflicts.  The execution, delivery and performance of this Agreement by such Redeeming Holder does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, or (iii) other than has previously been received, require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to any law, statute, rule, regulation, instrument, order, judgment or decree to which such Redeeming Holder is subject or any agreement or instrument to which such Redeeming Holder is a party, except, in each case, as would not have a material adverse effect on such Redeeming Holder’s ability to consummate the transactions contemplated hereby.

(c)Enforceability.  This Agreement constitutes the legal, valid and binding obligation of such Redeeming Holder, enforceable against such Redeeming Holder in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and similar laws now or hereafter affecting creditors’ rights and remedies generally, or (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)Title to Redeemed Shares; No Encumbrances.  Such Redeeming Holder owns and has good and valid title to such Redeeming Holder’s portion of the Redeemed Shares, free and clear of any and all liens, licenses, pledges, charges, claims, agreements, options, rights of first refusal, co-sale rights, security interests and other encumbrances, except for liens arising pursuant to the organizational documents of the Company or applicable securities laws.  Upon the consummation of the transactions contemplated by this Agreement, the Company will acquire good and valid title to such Redeeming Holder’s portion of the Redeemed Shares, free and clear of any and all liens, licenses, pledges, charges, claims, agreements, options, rights of first

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refusal, co-sale rights, security interests and other encumbrances, except for liens arising pursuant to the organizational documents of the Company or applicable securities laws.  Such Redeeming Holder is not a party to any contract or arrangement restricting the transfer or otherwise relating to or affecting the portion of the Redeemed Shares held by such Redeeming Holder.

4.Release.  Except as to claims and obligations that are created by this Agreement, provided that such claims or obligations arise on or after the Closing, each Redeeming Holder irrevocably releases the Company, each of the Company’s equityholders, directors, officers, agents or representatives and their respective equityholders, directors, officers, members, managers, partners, agents, employees, representatives, successors and assigns, and the respective representatives, heirs, executors, devisees, personal representatives, administrators, successors and assigns of any of the foregoing parties (collectively, the “Released Parties”), to the maximum extent permitted by law, from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities whatsoever of every kind and nature, at law or in equity, known or unknown, and whether or not discoverable, which the Redeeming Holder has or may have for any period prior to and including the Closing Date solely in relation to the Redeeming Holder’s ownership interest in the Company with respect to the Redeemed Shares, including claims existing under the Company’s Organizational Documents.  The foregoing release and waiver shall apply to each of the Released Parties in all capacities, including but not limited to in a personal capacity and in a capacity as a present or former director, officer, agent, employee, stockholder or representative of the Company, including but not limited to individuals serving as directors of the Company or its Affiliates immediately prior to the Closing.

5.Miscellaneous.

(a)Stock Powers. At the Closing, each Redeeming Holder shall deliver to the Company duly executed stock powers, executed in blank, together with original stock certificates representing each such Redeeming Holder’s Redeemed Shares, duly assigning, transferring, conveying, and delivering such Redeemed Shares to the Company.

(b)Further Assurances.  Each party hereto shall, at the reasonable request of any other party hereto, execute and deliver such other instruments of conveyance and transfer and take such other actions as may be reasonably requested to effectively carry out the terms and provisions of this Agreement.

(c)Successors and Assigns.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  None of the parties hereto shall have the right to assign any of its rights and obligations under this Agreement without the prior written consent of the other parties hereto.

(d)Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto as to the subject matter hereof and supersedes any and all

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prior discussions, agreements or other communications or understandings, whether written or oral, of any and every nature among them with respect to the subject matter hereof.

(e)Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

(f)Counterparts.  This Agreement may be executed in separate counterparts (including by means of facsimile and PDF signature pages), each of which is deemed to be an original and all of which taken together shall constitute one and the same agreement.

(g)Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(h)Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties hereto.

*     *     *     *     *

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FINAL FORM

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

THE COMPANY:

JM BULLION, INC.

By:
Name:
Title:

REDEEMED HOLDER:

Andreas Emmanuel

Michael Wittmeyer

Kendall Saville

Jonathan Wanchalk

Bradley Berbette

[Signature Page to Redemption Agreement]

Exhibit A

Redeeming Holder	Redeemed Shares Being Redeemed by the Company	Purchase Price Payable by the Company
Andreas Emmanuel
Michael Wittmeyer
Kendall Saville
Jonathan Wanchalk
Bradley Berbette
Total:		$[______]